UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant   ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

NET 1 UEPS TECHNOLOGIES, INC.
  (Name of Registrant as Specified In Its Charter)

_______________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

	(1)	Title of each class of securities to which transaction applies:
Common Stock, par value $0.001 per share (“Net 1 Common Stock”) and special convertible preferred stock, par value $0.001 per share (“Net 1 Preferred Stock”)

	(2)	Aggregate number of securities to which transaction applies:
192,967,138 shares of Net 1 Common Stock and 192,967,138 shares of Net 1 Preferred Stock.

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The per unit price is $5.50 per share of Net 1 Common Stock, based on the last sale reported on the OTC Bulletin Board on November 25, 2003.

	(4)	Proposed maximum aggregate value of transaction:
$1,061,319,259

	(5)	Total fee paid:
$212,264. Note that the registrant is registering the Net 1 Preferred Stock without payment of a fee because the Net 1 Common Stock is convertible into shares of Net 1 Common Stock on a one-for-one basis.

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

[NET 1 LETTERHEAD/LOGO]

, 2004

To the Shareholders of Net 1 UEPS Technologies, Inc.:

                    The board of directors of Net 1 UEPS Technologies, Inc., or “Net 1”, has approved the acquisition by Net 1 of substantially all of the assets and the assumption of all of the liabilities of Net 1 Applied Technology Holdings Limited, or “Aplitec”, a public company incorporated in South Africa and listed on the JSE Securities Exchange South Africa, or the “JSE”, through a newly incorporated South African company, Newshelf 713 (Proprietary) Limited, which Net 1 shall rename after closing and which shall be referred to as “New Aplitec”. New Aplitec will become a subsidiary of Net 1. We refer to the transactions relating to Aplitec and New Aplitec as the “Aplitec acquisition”.

                    In the Aplitec acquisition, which will be consummated in South Africa and not be extended to shareholders of Net 1, for each ordinary Aplitec share held, Aplitec’s current shareholders will have the option to receive either (i) a cash payment of ZAR 5.00 ($0.71) or (ii) a cash payment of ZAR 1.90 ($0.27) and a participation interest in the New Aplitec Participation Trust, or the “South African Trust”, which will hold in trust for the benefit of Aplitec’s reinvesting shareholders, B class preference shares and B class loan accounts of New Aplitec. In addition, the South African Trust will receive a right to receive special convertible preferred stock of Net 1 that will be issued by Net 1 to the Aplitec Holdings Participation Trust, or the “Cayman Trust”. After consummation of the transactions, Aplitec’s reinvesting shareholders will have the right to convert their interests in New Aplitec via the South African Trust for common stock of Net 1 upon the occurrence of a trigger event.

                    After consummation of the transactions, the ordinary shares of Aplitec will be de-listed from the JSE. Neither the shares of special convertible preferred stock issued by Net 1 nor the B class preference shares and B class loan accounts issued by New Aplitec will trade or be listed on a securities exchange market but the holders of those securities will be permitted to convert them together as a unit into shares of Net 1 common stock. Shares of Net 1 common stock are and will continue to be quoted on the OTC Bulletin Board.

                    In addition, the board of directors of Net 1 has approved the acquisition by Net 1 of certain assets of Net 1 Holdings S.a.r.l., or “Net 1 Holdings”, a company incorporated in Luxembourg that currently holds the U.S. patent for the Funds Transfer System, or “FTS”. Finally, in connection with the recapitalization of Net 1 and to provide the necessary liquidity to consummate the Aplitec acquisition, the board of directors of Net 1 has approved the issuance of 105,661,428 newly issued common shares of Net 1 to SAPEF III International G.P. Limited or its nominees, which shall include funds under the management of FF&P Asset Management Limited and Southern Cross Capital Limited, and which we refer to as the “Brait Consortium”, in consideration for a capital contribution by the Brait Consortium of $52.8 million.

                    I cordially invite you to attend our special meeting of shareholders to vote on proposals to:

                    (i) amend Net 1’s articles of incorporation to (a) increase the number of authorized shares of common stock from 100,000,000 to 500,000,000, (b) increase the number of authorized shares of preferred stock from 3,000,000 to 300,000,000, (c) modify the par value of the shares of preferred stock that may be issued by Net 1 from $0.10 per share to $0.001 per share, and (d) authorize the terms of the special convertible preferred stock;

                    (ii) approve the Aplitec acquisition and the issuance of 192,967,138 shares of special convertible preferred stock in connection with such acquisition;

                    (iii) approve the issuance of shares of Net 1 common stock to the Brait Consortium in exchange for a $52.8 million capital contribution; and

                    (iv) approve the 2004 Stock Incentive Plan.

                    Collectively, these proposals are referred to as the “proposed transactions” or the “transactions”.

                    The special shareholders meeting will be held on                      , 2004 at 9 a.m. at the offices of Schneider Weinberger LLP, 4499 Glades Road, Suite 108, Boca Raton, Florida 33431. We cannot complete the transactions unless, among other things, the disinterested holders of a majority of the outstanding shares of Net 1 common stock that cast votes at the special shareholders meeting approve the proposed amendment to the articles of incorporation.

                    Your board of directors has determined that the Aplitec acquisition, the proposed issuance of common stock to the Brait Consortium and the other proposed transactions are fair to, advisable and in the best interests of Net 1 and its shareholders. The board recommends that at the special meeting you vote “FOR” the proposed transactions.

                    The board of directors has received a written opinion dated November 10, 2003 of its financial advisor, Stenton Leigh Capital Corp., to the effect that, as of such date and based upon and subject to the matters stated in the opinion, the issuance of shares of common stock of Net 1 to the Brait Consortium at a price of $0.50 per share was fair, from a financial point of view, to the holders of Net 1 common stock.

                    YOUR VOTE IS IMPORTANT. To assure your representation at the special meeting, please complete, sign and date the enclosed proxy card and return it in the enclosed prepaid envelope according to the instructions set forth on the enclosed proxy card. This will allow your shares to be voted whether or not you attend the meeting.

                    Detailed information concerning the proposed transactions is set forth in the accompanying proxy statement/prospectus. I urge you to read the enclosed material carefully and request that you promptly complete and return the enclosed proxy in the enclosed return envelope, which requires no postage if mailed in the United States. You should, in particular, consider the matters discussed under “Risk Factors” beginning on page 17. If you attend the special meeting, you may vote in person even if you have previously returned your proxy. Your vote is important regardless of the number of shares of common stock you own.

                    We support the proposed transactions and urge you to vote “FOR” the proposed transactions.

Sincerely,

_________________________
Serge Belamant
Chairman of the Board

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved the shares of common stock or the shares of special convertible preferred stock to be issued by Net 1 under this proxy statement/prospectus or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated                       , 2004, and is being first mailed to shareholders on or about                      , 2004.

NET 1 UEPS TECHNOLOGIES, INC.
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON                   , 2004

Dear Net 1 Shareholder:

                    A special meeting of shareholders of Net 1, a Florida corporation, will be held on                      , 2004 at 9 a.m., local time, at the offices of Schneider Weinberger LLP, 4499 Glades Road, Suite 108, Boca Raton, Florida 33431, and any adjournments or postponements thereof.

                    At the meeting, you will be asked to:

1.	consider and vote on a proposal to amend Net 1’s articles of incorporation to (a) increase Net 1’s authorized shares of common stock, par value $0.001 per share, from 100,000,000 to 500,000,000 shares, par value $0.001 per share, to allow for additional shares of common stock of Net 1 to be issued in connection with the proposed transactions, (b) increase Net 1’s authorized shares of preferred stock, par value $0.10 per share, from 3,000,000 to 300,000,000 shares of preferred stock, par value $0.10 per share, to allow for a sufficient number of shares of preferred stock to be issued in connection with the Aplitec acquisition, and (c) modify the par value of the shares of preferred stock that may be issued by Net 1 from $0.10 per share to $0.001 per share;

2.	authorize the issuance and terms of 192,967,138 shares of special convertible preferred stock of Net 1 in connection with the Aplitec acquisition;

3.	authorize the issuance of 105,661,428 shares of common stock of Net 1 to the Brait Consortium in exchange for a capital contribution of $52.8 million;

4.	consider and vote upon a proposal to approve the 2004 Stock Incentive Plan; and

5.	act upon such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

                    The accompanying proxy statement/prospectus describes the proposed transactions in detail.

                    The board of directors has set the close of business on                      , 2004, as the record date for determining shareholders entitled to receive notice of the meeting and to vote at the meeting, and any adjournments or postponements thereof.

                    The proposed transactions cannot be completed unless they are approved by a majority of Net 1’s shareholders that cast votes at the special meeting of shareholders. Net 1 Holdings, a Luxembourg company, beneficially owns 53.75% of the outstanding shares of Net 1. Net 1 Holdings is controlled by Dr. Serge Belamant, the current chairman of Net 1’s board of directors and the chief executive officer of Aplitec, by virtue of a contractual right to vote those shares on behalf of Cornet Ltd. and the trusts that own Net 1 Holdings. Because of Dr. Belamant’s interest in the proposed transactions to be voted upon, the shares owned by Net 1 Holdings will be counted for purposes of establishing a quorum at the special meeting, but those shares will be voted in proportion to the votes cast (FOR and AGAINST) by our disinterested shareholders. Thus, the vote of a majority of Net 1’s shareholders other than Net 1 Holdings will be determinative of the outcome of the proposed transactions.

                    We will admit to the special meeting (1) all shareholders of record at the close of business on , 2003, (2) persons holding proof of beneficial ownership as of such date, such as a letter or account statement from the person’s broker, (3) persons who have been granted proxies, and (4) such other persons that we, in our sole discretion, may elect to admit. All persons wishing to be admitted must present photo identification. If you plan to attend the special meeting, please check the appropriate box on your proxy card.

By order of the board of directors,

________________________________
David Anthony
Secretary

_______ __, 2004

                    Your vote is important. Please return your proxy as soon as possible, whether or not you expect to attend the special meeting in person.

                    You may submit your proxy by completing, dating and signing the enclosed proxy card and returning it in the enclosed postage prepaid envelope.

                    You may revoke your proxy at any time before the special meeting. If you attend the special meeting and vote in person, your proxy vote will not be used.

i

QUESTIONS AND ANSWERS ABOUT THE PROPOSED TRANSACTIONS

Q1:	What are the proposed transactions for
which I am being asked to vote?

A1:	You are being asked to approve and adopt:

(i) an amendment to Net 1’s articles of incorporation to (a) increase the number of authorized shares of common stock from the current 100,000,000 shares to 500,000,000, (b) increase the number of authorized shares of preferred stock from the current 3,000,000 to 300,000,000, (c) modify the par value of the shares of preferred stock that may be issued by Net 1 from $0.10 pershare to $0.001 per share, and (d) authorizethe terms of the special convertible preferredstock;

(ii) the Aplitec acquisition and the issuance of 192,967,138 shares of special convertible preferred stock in connection with such acquisition;

(iii) the issuance of 105,661,428 shares of common stock to the Brait Consortium in exchange for a $52.8 million capital contribution; and

(iv) the 2004 Stock Incentive Plan.

Without the above-referenced amendment to our articles of incorporation, we will not be able to consummate any of the proposed transactions.

Q2:	Why is Net 1 issuing new shares of common stock to the Brait Consortium?

A2:	Since our incorporation, we have been unable to properly finance our business plan. Approval of the amendment to our articles of incorporation will make available a sufficient number of shares of common stock for issuance to the Brait Consortium in consideration for a $52.8 million capital contribution. Net 1 will use a portion of this capital contribution to complete the Aplitec acquisition and the balance to cover ongoing operational expenses and finance its business plan.

Q3:	What consideration is Net 1 paying to consummate the Aplitec acquisition?

A3:	In addition to the ZAR 229.8 million ($32.8 million) that Net 1 will pay in connection with the Aplitec acquisition, Net 1 will issue special convertible preferred stock to the Cayman Trust for the benefit of Aplitec’s reinvesting shareholders. In addition, Net 1 will cause New Aplitec to issue B class preference shares and to extend B class loan accounts to the South African Trust for the benefit of Aplitec’s reinvesting shareholders.

Q4:	Is Net 1 permitted to issue special convertible preferred stock?

A4:	Yes. Net 1’s articles of incorporation permit the issuance of up to 3,000,000 shares of preferred stock with conversion rights and other characteristics as the board of directors of Net 1 may determine. Nevertheless, Net 1 is seeking the specific approval by its shareholders of the authorization and issuance of the special convertible preferred stock to be issued by Net 1 in connection with the Aplitec acquisition.

Q5:	What are the key features of the special convertible preferred stock that Net 1 will issue to the Cayman Trust for the benefit of Aplitec’s reinvesting shareholders?

A5:	Each share of special convertible preferred stock, together with a proportionate number of B class preference shares and B class loan accounts issued by New Aplitec to the South African Trust, will be convertible into shares of Net 1 common stock on the occurrence of a trigger event. Prior to their conversion into shares of common stock, the special convertible preferred stock will have voting rights in Net 1 that correspond to Net 1 common stock and will entitle the holders to receive dividends payable from all of Net 1’s business operations outside of South Africa and on the liquidation of New Aplitec.

Q6:	How many shares of special convertible preferred stock will Net 1 issue?

A6:	192,967,138.

Q7:	How many shares of Net 1 common stock will the special convertible preferred stock represent?

A7:	192,967,138 (convertible on a one-for-one basis).

Q8:	What consideration will Net 1 pay to acquire selected assets of Net 1 Holdings?

A8:	$1.00.

Q9:	Can the price at which shares of common stock of Net 1 are issued to the Brait Consortium change between now and the time the transactions are completed?

A9:	No.

Q10:	Can the number of shares of special convertible preferred stock that is issuable in the Aplitec acquisition change between now and when the transactions are completed?

A10:	No.

Q11:	Can the consideration that Net 1 will pay to acquire Net 1 Holdings change between now and when the transactions are completed?

A11:	No.

Q12:	What are the U.S. federal income tax consequences of the transactions to Net 1?

A12:	Net 1 will not recognize any income or gain as a result of the issuance of its shares of common stock and special convertible preferred stock in the proposed transactions.

Q13:	When and where is the Net 1 special shareholders meeting?

A13:	The meeting is scheduled to take place on , 2004 at 9 a.m., local time, at the offices of Schneider Weinberger LLP, 4499 Glades Road, Suite 108, Boca Raton, Florida 33431.

Q14:	What vote is required for approval?

A14:	The proposed transactions contemplated herein must be approved by holders of a majority of the shares of Net 1 common stock voting at the special shareholders meeting, provided that a quorum has been established. You are entitled to vote at the meeting if you held Net 1 common stock at the close of business on the record date, which is , 2004. On that date, 15,852,856 shares of Net 1 common stock were outstanding and entitled to vote.

Q15:	Will Net 1 shareholders have dissenters’ or similar rights?

A15:	Shareholders who vote against the proposed transactions are not entitled to dissenters’ or similar rights under Florida law and Net 1’s articles of incorporation.

Q16:	What regulatory approvals are required in order to close the proposed transactions?

A16:	As a condition precedent to the closing of the Aplitec acquisition, certain approvals from South African regulatory authorities are required.

Q17:	Are there any third party consents required as a condition to closing the proposed transactions?

A17:	The Aplitec acquisition is subject to approval by the holders of a majority of the issued ordinary shares of Aplitec.

Q18:	When do you expect the proposed transactions to be completed?

A18:	We expect to complete the proposed transactions in the first quarter of 2004.

Q19:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A19:	You should instruct your broker to vote your shares, following the directions your broker provides. If you do not instruct your broker, your broker will generally not have the discretion to vote your shares.

Q20:	What do I need to do now?

A20:	After carefully reading and considering the information contained in this proxy statement/prospectus, please fill out and sign the proxy card, and then mail your signed proxy card in the enclosed prepaid envelope as soon as possible so that your shares may be voted at the special meeting. Your proxy card will instruct the persons named on the card to vote your shares at the stockholders meeting as you direct on the card. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be voted FOR the proposed transactions. YOUR VOTE IS VERY IMPORTANT.

Q21:	May I change my vote after I have mailed my signed proxy card?

A21

Yes. You may change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you want to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to:

               ADP Investor Communications
               5970 Chedworth Way
               Mississauga, Ontario L5R 4G5
               Canada

Third, you can attend the Net 1 special shareholder meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy; you must vote at the meeting.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q22:	What does the board of directors of Net 1 recommend?

A22:	Net 1’s board of directors has determined that the proposed transactions are fair to, advisable and in the best interests of Net 1 and its shareholders and recommends that you vote FOR the proposed transactions.

Q23:	Will Net 1 continue as a public company?

A23:	Yes. Net 1 will continue to be a public reporting company under the Securities Exchange Act of 1934 and its shares of common stock will continue to be publicly traded.

Q24:	Will I have the same ownership and voting percentages in Net 1 after the transactions are completed as I do now?

A24:	No, your percentage equity ownership and voting interest in Net 1 will decrease significantly. After completion of the proposed transactions, the reinvesting Aplitec shareholders, the Brait Consortium and the current Net 1 shareholders will own on a fully diluted basis 58.14%, 31.83% and 4.78%, respectively, of Net 1. The remaining 5.25% will be reserved for issuance to Net 1’s management and employees pursuant to the terms of the 2004 Stock Incentive Plan. These percentages assume that 100% of Aplitec’s current shareholders elect the reinvestment option, which is described further herein.

Q25:	What is the 2004 Stock Incentive Plan?

A25:	The 2004 Stock Incentive Plan is designed to attract, retain and motivate officers and employees of Net 1 and its subsidiaries and to link those incentives to the financial performance of Net 1. The plan authorizes Net 1’s board of directors or its delegate to grant a variety of stock-based incentive awards; provided, that (i) no more than 8,720,936 shares of Net 1 common stock may be granted in respect of stock options, and (ii) no more than 8,720,936 shares of Net 1 common stock may be granted in the form of other stock-based awards, including grants of restricted shares.

Q27:	Who can help answer my questions?

A26:	If you have any questions about the proposed transactions or if you need additional copies of this proxy statement/prospectus you should contact:

ADP Investor Communications
In the U.S.: (800) 454-8683
In Canada: (800) 474-7493

SUMMARY

                    This summary highlights selected information in this proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read the entire proxy statement/prospectus, including the annexes, for a more complete understanding of the proposed transactions. The rate of exchange used in determining the value of the Aplitec acquisition was ZAR 7.00 = $1.00, which has been used throughout this proxy statement/prospectus, except where stated otherwise. This compares with the rate of exchange of ZAR 6.5250 = $1.00, the noon buying rate for customs purposes of the Rand as reported by the Federal Reserve Bank of New York on November 21, 2003.

The Companies

                    Net 1 UEPS Technologies, Inc.

                    Net 1 was incorporated in the State of Florida on May 8, 1997. Net 1 is a development stage company engaged in the business of commercializing the smart card technology-based Universal Electronic Payment System (version 10 and any further releases), or “UEPS”, and FTS, through the development of strategic alliances with national and international bank and card service organizations. The patent rights for the FTS technology in the U.S. is held by Net 1 Holdings. The FTS patents in South Africa and its surrounding territories (Namibia, Botswana and Swaziland) are held by Net 1 Investment Holdings (Pty) Ltd., or “Net 1 (Pty)”, which was acquired by Aplitec in July 2000. Net 1 has a license in respect of the U.S. FTS patent and owns the exclusive marketing right for the UEPS technology for the world excluding South Africa and its surrounding territories.

                    As a development stage company, Net 1’s management devotes most of its activities to raising the funds required to implement its business plan. Planned principal activities have not produced significant revenues, Net 1 has suffered recurring operating losses since its incorporation and it has so far been unsuccessful at raising funds. These factors raise substantial doubt about Net 1’s ability to continue as a going concern beyond 2004 if the proposed transactions are not completed.

                    It is in this context that Net 1 is engaging in the proposed transactions. The $52.8 million in additional equity from the Brait Consortium will not only enable Net 1 to complete the Aplitec acquisition and the other proposed transactions, but also allow Net 1 to cover operating expenses and finance its business plan.

                    Net 1’s principal executive offices are located at Suite 325-744 West Hastings Street, Vancouver, British Columbia, Canada V6C 1A5, and its telephone number is (604) 669-4561.

                    Net 1 Applied Technology Holdings Limited

                    Aplitec is an investment holding company established and existing under the laws of South Africa. Aplitec’s subsidiaries employ specialized smart card technologies to add efficiency to commercial activities requiring money transfers, payment systems and other electronic data applications.

                    Through its subsidiaries, Aplitec is involved in the administration, management and payment of social welfare grants and handles the payment of pensions on behalf of the government in five of the nine provinces of South Africa. Aplitec also operates micro-lending businesses, operating more than 100 branches throughout South Africa and develops, markets and licenses administrative and payment solutions for the micro-finance industry. Aplitec also provides financial services to pensioners through its proprietary smart card platform and provides technical, operational and outsourcing services to companies.

                    Aplitec owns the FTS patents for South Africa and its surrounding territories and, pursuant to a Distribution Agreement with Net 1, provides integrated software and hardware services to customers outside its designated territories.

                    Aplitec’s principal executive offices are located at 4th Floor, President Place, 148 Jan Smuts Avenue, Rosebank 2128 South Africa, and its telephone number is +27 11 343-2000.

                    Net 1 Holdings S.a.r.l.

                    Net 1 Holdings, a Luxembourg company, owns the U.S. FTS patent and marketing rights to the UEPS technology for all regions other than South Africa and its surrounding territories. On May 3, 2000, Net 1 Holdings granted to Net 1 a license to use the U.S. patent and an exclusive marketing right to the UEPS technology worldwide, except for South Africa and its surrounding territories, in exchange for 4,729,612 shares of Net 1 common stock. At December 31, 2002, Net 1 Holdings owned 8,520,578 shares of Net 1 common stock, or 53.75% of the issued and outstanding shares of Net 1 common stock.

                    Net 1 Holdings’ principal executive offices are located at No. 6, Rue Jean Monnet, L-2180 Luxembourg, and its telephone number is +352 466-1111.

                    Newshelf 713 (Proprietary) Limited

                    New Aplitec is a private company incorporated in South Africa that will become a wholly-owned subsidiary of Net 1 upon the completion of the Aplitec acquisition. New Aplitec was formed solely for the purpose of effecting the Aplitec acquisition, and it has not carried on any activities other than in connection with the Aplitec acquisition.

Structure of the Proposed Transactions (page 30)

           The Aplitec Acquisition

                    Pursuant to the terms of a Sale Agreement between Aplitec and New Aplitec, a copy of which has been filed as an exhibit to this proxy statement/prospectus, New Aplitec will acquire substantially all of the assets, and assume all of the liabilities, of Aplitec. As part of this transaction, Aplitec’s current shareholders will have the option of selecting one of the following two forms of consideration for each Aplitec ordinary share:

ZAR 5.00 in cash ($0.71) (the “cash option”), or

ZAR 1.90 in cash ($0.27), plus an investment with a value of ZAR 2.85 ($0.41) in New Aplitec, through a participation interest in the South African Trust that will hold:

››	B class preference shares of New Aplitec with a value of ZAR 1.84 ($0.26);

››	B class loan accounts of New Aplitec with a value of ZAR 1.01 ($0.14); and

››	a right to shares of Net 1 special convertible preferred stock issued, for no additional consideration, by Net 1 to the Cayman Trust, and which are convertible into shares of Net 1 common stock upon the occurrence of a trigger event (together, the “reinvestment option”).

The total amount of the reinvestment option that will be convertible into shares of common stock of Net 1 will represent 58.14% of the aggregate shares of common stock of Net 1. Brait S.A. and several of its affiliates, or the “Brait Group”, has committed to acquire all of the rights of the reinvestment option not taken up by Aplitec’s current shareholders. The Brait Group is a member of the Brait Consortium.

                    In addition, as consideration for a capital contribution from Net 1 to New Aplitec, Net 1 will receive 100% of the A class shares and 100% of the A class loan accounts of New Aplitec.

           Contribution by the Brait Consortium

                    Pursuant to the terms of a Common Stock Purchase Agreement between Net 1 and the Brait Consortium, a copy of which has been filed as an exhibit to this proxy statement/prospectus, the Brait Consortium will purchase from Net 1 105,661,428 shares of newly issued Net 1 common stock for $52.8 million. Following this transaction, and assuming that 100% of Aplitec’s shareholders elect the reinvestment option, the Brait Consortium will own approximately 31.83% of Net 1’s outstanding shares of common stock.

           Net 1 Holdings Acquisition

                    Pursuant to the terms of an Asset Purchase Agreement between Net 1 and Net 1 Holdings, a copy of which has been filed as an exhibit to this proxy statement/prospectus, Net 1 will acquire, on behalf of a wholly-owned subsidiary to be formed in Luxembourg , selected assets of Net 1 Holdings (including the U.S. patent for the FTS and rights to the UEPS technology) for $1.00.

           Post-Transaction Structure

                    The following chart presents the structure of Net 1 and its constituent companies after consummation of the proposed transactions. The share ownership of Net 1 is presented on a fully diluted basis and assumes that 100% of Aplitec’s current shareholders elect the reinvestment option.

The Special Meeting (page 27)

                    When and Where. The special meeting of Net 1’s shareholders will be held at 9 a.m., local time on                      , 2004, at the offices of Schneider Weinberger LLP, 4499 Glades Road, Suite 108, Boca Raton, Florida 33431.

                    Purposes of the Special Meeting. At the special meeting, you will be asked to approve (i) an amendment to the Net 1 articles of incorporation to (a) increase the number of authorized shares of common stock from 100,000,000 to 500,000,000, (b) increase the number of authorized shares of preferred stock from 3,000,000 to 300,000,000, (c) modify the par value of the shares of preferred stock that may be issued by Net 1 from $0.10 per share to $0.001 per share, and (d) authorize the terms of the special convertible preferred stock, (ii) the Aplitec acquisition and the issuance of 192,967,138 shares of special convertible preferred stock in connection with such acquisition, (iii) the issuance of shares of common stock to the Brait Consortium in exchange for a $52.8 million capital contribution, and (iv) the 2004 Stock Incentive Plan.

                    Record Date; Voting Power. Holders of Net 1 common stock as of the close of business on                      , 2004, the record date, are entitled to vote at the special meeting or any adjournment or postponement thereof. Each share of Net 1 common stock is entitled to one vote.

                    Vote Required. The affirmative vote of a majority of the outstanding shares of Net 1 common stock that cast votes at the special shareholders meeting is required to approve (i) the amendment to Net 1’s articles of incorporation, (ii) the Aplitec acquisition and the issuance of 192,967,138 shares of special convertible preferred stock in connection with such acquisition, (iii) the issuance of shares of common stock to the Brait Consortium in exchange for a $52.8 million capital contribution, and (iv) the 2004 Stock Incentive Plan. As of the record date, 15,852,856 shares of Net 1 common stock were outstanding.

                    Quorum; Abstentions and Broker Non-Votes. The required quorum for the special meeting is a majority of the issued and outstanding shares of Net 1 common stock as of the record date. Both abstentions and broker non-votes will be included in determining the number of votes present at the special meeting for the purpose of determining the presence of a quorum. The actions proposed in this proxy statement/prospectus are not matters that can be voted on by brokers holding shares for beneficial owners without the owners’ specific instructions. Brokers who hold your shares of Net 1 common stock as nominees cannot vote those shares unless you instruct them to, following the procedures they give you.

                    How to Vote. A shareholder may vote in person at the special meeting or by proxy without attending the special meeting. To vote by proxy, a shareholder must compete the enclosed proxy card, sign and date it and then return it in the enclosed prepaid postage envelope.

                    Revocation of Proxy. A shareholder may revoke a proxy at any time prior to its exercise by (a) delivering to Net 1’s secretary a written notice of revocation of proxy prior to the special meeting, (b) delivering prior to the special meeting a duly executed proxy bearing a later date than the initial proxy (using a new proxy card) or (c) attending the special meeting and voting in person. The presence of a shareholder at the special meeting will not in itself automatically revoke such shareholder’s proxy. If not revoked, the proxy will be voted in accordance with the instructions indicated on the proxy.

Recommendation of the Net 1 Board of Directors (page 31)

                    On                 , 2004, the Net 1 board of directors determined that the proposed transactions are fair, advisable and in the best interests of Net 1 and its shareholders, and it voted to approve the proposed transactions and related agreements. Net 1’s board recommends a vote “FOR” approval of the proposed transactions.

Opinion of Stenton Leigh Capital Corp. (page 33)

                    On November 10, 2003, the Net 1 board of directors received a fairness opinion from Stenton Leigh Capital Corp. with regard to the proposed issuance of shares of Net 1 common stock to the Brait Consortium. A copy of this opinion is attached as Annex C to this proxy statement/prospectus.

Interests of Certain Persons in the Proposed Transactions (page 37)

                    When considering the recommendation by the Net 1 board of directors to vote “FOR” the proposed transactions, you should be aware that certain persons have interests in the transactions that are different from, and may conflict with, your interests:

Dr. Serge Belamant, a director and the chairman of Net 1’s board of directors and the chief executive officer of Aplitec, controls 53.75% of Net 1’s outstanding shares by virtue of a contractual right to vote those shares on behalf of Cornet Ltd. and the trusts that own Net 1 Holdings.

Dr. Belamant, along with Herman Kotze, Brenda Stewart and Nitin Soma, will enter into employment agreements after completion of the transactions.

The Brait Group, which is a member of the Brait Consortium, will have the right to designate three nominees to the slate of directors that Net 1’s management recommends to shareholders in Net 1’s annual proxy statement. These designees have not yet been selected. Additionally, affiliates of the Brait Group are providing advisory services to Net 1 in connection with the proposed transactions and will receive a “capital raising fee” of ZAR 26.13 million ($3.7 million) and a further corporate finance fee of ZAR 850,000 ($121,000). Finally, to the extent that any Aplitec shareholders elect the cash option, the Brait Group will acquire those interests in New Aplitec via the South African Trust, thereby increasing its ownership interest in Net 1.

                    The Net 1 board of directors was aware of these interests and considered them in approving the transactions.

Conditions to the Transactions (page 38)

                    Net 1’s obligation to issue shares of common stock to the Brait Consortium and New Aplitec’s obligation to complete the Aplitec acquisition are conditioned upon each other and neither will close unless the other transaction is approved pursuant to the terms set forth in their respective transaction documents. In addition, the closing of the Aplitec acquisition is conditioned upon the following:

the approval of the Aplitec acquisition by Aplitec’s shareholders;

the registration statement, of which this proxy statement/prospectus forms a part, being declared effective and no stop order having been issued by the SEC; and

the shareholders of Net 1 approving:

›› the amendment to the Net 1 articles of incorporation to:

increase the number of authorized shares of common stock to 500,000,000 from the current 100,000,000 shares authorized;

increase the number of authorized shares of preferred stock to 300,000,000 from the current 3,000,000 shares authorized;

modify the par value of the shares of preferred stock that Net 1 is authorized to issue from $0.10 per share to $0.001 per share; and

authorize the terms of the special convertible preferred stock,

›› the Aplitec acquisition and the issuance of 192,967,138 shares of special convertible preferred stock in connection with such acquisition;

›› the issuance of shares 105,661,428 of common stock to the Brait Consortium in exchange for a $52.8 million capital contribution; and

›› the 2004 Stock Incentive Plan.

The Transaction Agreements

                    The principal agreements that have been entered into in connection with the proposed transactions are (i) the Sale Agreement between Aplitec and New Aplitec, (ii) the Common Stock Purchase Agreement between Net 1 and the Brait Consortium, and (iii) the Asset Purchase Agreement between Net 1 and Net 1 Holdings.

Sale Agreement (page 37)

                    The Sale Agreement provides that New Aplitec, which is to become a wholly-owned subsidiary of Net 1, will acquire substantially all of the assets, and assume all of the liabilities, of Aplitec. Each party’s obligation to complete the transaction is subject to satisfaction or waiver of certain conditions by May 31, 2004, including the following:

receipt of approvals required under the Competition Act of South Africa;

receipt of approvals of the Exchange Control Department of the South African Reserve Bank;

approval of the transaction by Aplitec’s current shareholders;

receipt of all required third party consents;

entering into of employment agreements between New Aplitec and senior executives and employees of Aplitec;

absence of material adverse changes with respect to Aplitec from the date of execution through to the closing date set with respect to the proposed transactions; and

approval by Net 1’s shareholders of the amendment to Net 1’s articles of incorporation.

Common Stock Purchase Agreement (page 39)

                    The Common Stock Purchase Agreement provides that the Brait Consortium will purchase 105,661,428 newly issued shares of Net 1 common stock for $52.8 million. The closing of this transaction will occur on the twelfth business day after the last of the conditions to the agreement have been satisfied or waived, or at another time as Net 1 and the Brait Consortium will agree.

                    Representations and Warranties

                    The Common Stock Purchase Agreement contains customary representations and warranties of Net 1 and the Brait Consortium relating to, among other things:

capital structure of Net 1 currently and upon completion of the issuance of shares to the Brait Consortium;

documents filed with the SEC, the accuracy of information contained in those documents and the absence of undisclosed liabilities;

absence of material changes or events;

compliance with applicable law;

disclosure of affiliate transactions; and

the receipt of fairness opinions from Net 1’s financial advisors.

                    Conditions to Closing

                    Each party’s obligation to effect the transactions contemplated by the Common Stock Purchase Agreement is subject to the satisfaction or waiver of various conditions, including the approval by Net 1’s shareholders of the amendment to Net 1’s articles of incorporation and the completion of the Aplitec acquisition. Net 1 will also take all actions necessary prior to closing to increase the size of its board of directors to up to ten directors and to elect three nominees of the Brait Consortium.

           Asset Purchase Agreement (page 44)

                    The Asset Purchase Agreement provides that Net 1 will acquire selected assets of Net 1 Holdings on behalf of a wholly-owned subsidiary to be formed in Luxembourg, including (i) the rights to the U.S. FTS patent and UEPS technology currently held by Net 1 Holdings and (ii) the assignment of Net 1 Holdings’ rights and obligations under certain agreements, including the Patent and Technology agreement with Net 1, for $1.00. This transaction is a condition to the completion of the Aplitec acquisition.

           Related Agreements

                    In connection with the above-referenced transactions, certain parties have entered into the following agreements: (i) the Subscription Agreement between Net 1 and New Aplitec; (ii) the Subscription Agreement between the South African Trust and New Aplitec; (iii) the Umbrella Agreement among various parties, (iv) the Trust Deed for the South African Trust and (v) the Trust Deed for the Cayman Trust. The material terms of these agreements are described under the section of this prospectus titled “The Proposed Transactions”.

           Trading of Net 1 Common Stock

                    Shares of Net 1 common stock are quoted on the OTC Bulletin Board. After completion of the proposed transactions, shares of Net 1 common stock will continue to be quoted on the OTC Bulletin Board.

           2004 Stock Incentive Plan (page 98)

                    You are being asked to approve the 2004 Stock Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex B. The plan authorizes the grant of a variety of stock-based incentive awards; provided, however, that (i) no more than 8,720,936 shares of Net 1 common stock may be granted in respect of stock options, and (ii) no more than 8,720,936 shares of Net 1 common stock may be granted in the form of other stock-based awards, including grants of restricted shares.

Share Ownership After the Proposed Transactions (page 102)

                    The following table presents the fully diluted ownership interests of Net 1 shares of common stock and special convertible preferred stock immediately after the completion of the proposed transactions. This table assumes that 100% of Aplitec’s current shareholders elect the reinvestment option. To the extent that any Aplitec shareholders elect the cash option, the Brait Group will acquire those interests in New Aplitec via the South African Trust, thereby increasing its ownership interest in Net 1.

		Percentage of			Percentage
	Number of	Shares of	Number of shares	Percentage of	ownership of
	Shares of	Common	of special	shares of special	Net 1 on fully
	Common	Stock	convertible	convertible	diluted basis
Beneficial Owner	Stock	(%)	preferred stock	preferred stock (%)	(%)

Net 1 Holdings	8,520,578	6.13	—	—	2.57
Gemplus	1,521,278	1.09	—	—	0.46
Other Net 1
shareholders	5,811,000	4.18	—	—	1.75
Total - Net 1
shareholders	15,852,856	11.41	—	—	4.78

Nedcor Ltd	—	—	56,542,278	29.29	17.03
Allan Gray Inv.
Mgmt	—	—	42,914,210	22.24	12.93
Serge Belamant
(direct)	—	—	11,593,671	6.01	3.49
Other Aplitec
shareholders	—	—	81,934,979	42.46	24.68
Total – Aplitec
shareholders			192,967,138	100.00	58.14

Brait Consortium	105,661,428	76.04	—	—	31.83
2004 Stock
Incentive Plan
-- Stock options	8,720,936	6.28	—	—	2.63
-- Other share-based
awards	8,720,936	6.28	—	—	2.63
Total – All
shareholders	138,956,156	100.00	192,967,138	100.00	100.00

                    Following completion of the transactions, the shares of Net 1 special convertible preferred stock will have voting rights on a one-to-one basis with the shares of Net 1 common stock.

SELECTED HISTORICAL FINANCIAL DATA OF NET 1 AND APLITEC

                    The following tables present selected financial data of Net 1 and Aplitec, which have been derived from the audited financial statements of Net 1 and Aplitec. The selected historical financial data should be read in conjunction with “Business”, “Operating and Financial Review and Prospects” and the historical and pro forma financial statements included in this proxy statement/prospectus.

Selected Historical Financial Data of Net 1

	Year Ended December 31,
	1998	1999	2000	2001	2002
			(in US$)
Income Statement
Revenue	—	—	—	—	157,565
Administrative expenses	659,002	267,161	336,685	677,879	324,615
Financing costs	—	—	(475)	(284)	(108)
(Loss)/Profit from operations	(659,002)	(267,161)	(336,210)	(677,595)	(166,942)
Basic EPS	(0.08)	(0.02)	(0.03)	(0.04)	(0.01)
Diluted EPS	(0.08)	(0.02)	(0.03)	(0.04)	(0.01)
Cash dividends paid	—	—	—	—	—

Balance Sheet
Total assets	446,756	87,470	795,623	90,902	114,039
Total liabilities	237,845	145,720	185,353	158,227	348,306
Shareholders’ equity	208,911	(58,250)	610,270	(67,325)	(234,267)
Shares in issue at year-end	10,873,244	10,873,244	15,852,856	15,852,856	15,852,856

Selected Historical Financial Data of Aplitec

	Year Ended June 30,
	1999	2000	2001	2002	2003
	(in ZAR thousands except for per share data)
Income Statement
Amounts in accordance with
South African GAAP
Revenue	ZAR241,665	ZAR436,860	ZAR557,445	ZAR525,585	ZAR691,484
Profit from operations	32,703	79,243	125,756	135,000	175,868
Net profit for the year	29,774	59,558	93,187	104,033	126,187
Basic earnings per share	0.16	0.30	0.41	0.45	0.53
Diluted earnings per share	0.16	0.30	0.41	0.45	0.53
Cash dividend per common share	0.02	—	—	—	0.11

Amounts in accordance with
United States GAAP
Net income			ZAR 61,404	ZAR 86,444	ZAR 118,803
Basic earnings per share before
extraordinary item and cumulative effect of
a change in accounting principle (ZAR)			0.27	0.38	0.46
Diluted earnings per share before
extraordinary item and cumulative effect of
a change in accounting principle (ZAR)			0.27	0.37	0.46
Basic earnings per share after
extraordinary item and cumulative effect of
a change in accounting principle (ZAR)			0.27	0.38	0.50
Diluted earnings per share after
extraordinary item and cumulative effect of
a change in accounting principle (ZAR)			0.27	0.37	0.50

Balance Sheet
Amounts in accordance with
South African GAAP
Total assets	224,476	266,453	392,255	510,717	682,528
Total liabilities	110,754	110,910	83,180	92,262	158,408
Capital and reserves	113,722	155,543	309,075	418,455	524,120
Shares in issue (‘000s)	178,565	198,599	229,814	233,464	236,977

Amounts in accordance with
United States GAAP
Total assets			ZAR479,790	ZAR587,853	ZAR767,473
Total liabilities			117,111	155,161	215,132
Shareholders’ equity			362,679	432,692	552,341

COMPARATIVE STOCK PRICES AND DIVIDENDS

Comparison

                    Net 1’s common stock is quoted on the OTC Bulletin Board under the symbol “NUEP” and ordinary shares of Aplitec are listed and traded on the JSE under the share code “APL”. The following table sets forth, for the respective fiscal periods of Net 1 and Aplitec indicated, the high and low bid information per share of Net 1 common stock, and the high and low sales prices per share of Aplitec ordinary shares, as reported on Bloomberg Financial Markets. Note that the quotations for Net 1’s common stock reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

	Net 1
	Common Stock		Aplitec Ordinary Shares
	High	Low	High		Low		Dividends
	US$	US$	ZAR	US$ (1)	ZAR	US$(1)	ZAR
2000
First Quarter	8.25	0.25	3.40	0.49	1.80	0.26	—
Second Quarter	6.58	3.00	2.45	0.35	1.40	0.20	—
Third Quarter	5.50	3.50	3.70	0.53	2.23	0.32	—
Fourth Quarter	4.88	2.00	3.25	0.46	2.30	0.33	—

2001
First Quarter	3.50	1.50	3.40	0.49	2.51	0.36	—
Second Quarter	1.69	1.15	3.30	0.47	2.70	0.39	—
Third Quarter	2.00	0.90	4.00	0.57	3.10	0.44	—
Fourth Quarter	1.10	0.70	3.70	0.53	3.25	0.46	—

2002
First Quarter	1.45	0.75	3.90	0.56	2.80	0.40	—
Second Quarter	1.35	0.95	3.50	0.50	2.90	0.41	—
Third Quarter	1.20	0.90	3.20	0.46	2.60	0.37	0.11(2)
Fourth Quarter	1.30	0.90	3.60	0.51	2.75	0.39	—

2003
First Quarter	1.30	0.95	3.60	0.51	3.00	0.43	—
Second Quarter	2.12	1.06	4.15	0.59	3.50	0.50	—
Third Quarter	2.40	1.90	6.00	0.86	4.00	0.57	0.15(3)
Fourth Quarter (through
November 21, 2003)	6.55	2.22	7.00	1.00	4.90	0.70	—
_______________________________
(1)	Converted at the rate of ZAR 7.00 = $1.00.
(2)	$0.02.
(3)	$0.02.

                    On October 23, 2003, the last trading day prior to public reports regarding a possible transaction, the last sales price of Net 1 common stock was $3.53 per share and the last sales price of Aplitec ordinary shares was ZAR 4.20 per share, each as reported on Bloomberg Financial Markets. On November 21, 2003, the most recent practicable trading day prior to the printing of this proxy statement/prospectus, the last sales price of Net 1 common stock was $5.55 per share and the last sales price of Aplitec ordinary shares was ZAR 5.00 per share. The market prices of shares of Net 1 common stock and Aplitec ordinary shares are subject to fluctuation. As a result, Net 1 and Aplitec shareholders are urged to obtain current market quotations. On , 2003 there were approximately 15,852,856 shares of Net 1 common stock outstanding and approximately 236,977,187 shares of Aplitec ordinary shares outstanding.

Net 1 Dividend History

                    Net 1 has not paid any dividends on its shares of common stock since its incorporation.

EXCHANGE CONTROLS

                    The following is a summary of the material South African exchange control measures, which has been derived from publicly available documents. South African exchange controls may be of material relevance to Net 1 as New Aplitec will be a significant subsidiary of Net 1 after the transactions described in this proxy statement/prospectus are consummated. The following summary is not a comprehensive description of all of the exchange control regulations and does not cover exchange control consequences that depend upon your particular circumstances. We recommend that you consult your own advisor about the exchange control consequences in your particular situation. The discussion in this section is based on current South African law and regulations. Changes in the law may alter the exchange control provisions that apply to a non-South African company that has investments in South Africa or in South African companies.

Introduction

                    Dealing in foreign currency, the export of capital and/or revenue, incurring of liabilities by residents to non-residents and various other exchange control matters in South Africa are regulated by the South African exchange control regulations. The South African exchange control regulations form part of the general monetary policy of South Africa. The regulations are issued pursuant to section 9 of the South African Currency and Exchanges Act, 9 of 1933. Pursuant to the regulations, the control over South African capital and/or revenue reserves, as well as their accruals and spending, is vested in the Minister of Finance. The Minister of Finance has delegated the administration of exchange controls to the Exchange Control Department of the South African Reserve Bank, or “Excon”, which is responsible for the day to day administration and functioning of exchange controls. Excon has wide discretion but exercises its powers within certain policy guidelines. Within prescribed limits, authorized dealers in foreign exchange are permitted to deal in foreign exchange. Such dealings in foreign exchange by authorized dealers are undertaken in accordance with the provisions and requirements of the exchange control rulings, which rulings are issued by Excon, as the delegate of the Minister of Finance, and contain certain administrative measures, as well as conditions and limits applicable to transactions in foreign exchange, which may be undertaken by authorized dealers. Non-residents have been granted general approval, pursuant to the rulings, to deal in South African assets and to invest and disinvest in South Africa.

                    South Africa’s exchange control regulations provide for restrictions on exporting capital from the Common Monetary Area, consisting of the Republic of South Africa, the Republic of Namibia, and the Kingdoms of Lesotho and Swaziland. Transactions between residents of the Common Monetary Area, on the one hand, including companies, and non-residents of the Common Monetary Area, on the other hand, are subject to these exchange control regulations.

                    There are many inherent disadvantages of exchange controls including the distortion of the price mechanism, the problems encountered in the application of monetary policy, the detrimental effects on inward foreign investment and the administrative costs associated therewith. The South African Minister of Finance has indicated that all remaining exchange controls are likely to be dismantled as soon as circumstances permit. There has, since 1996, been a gradual relaxation of exchange controls. The gradual approach to the abolition of exchange controls adopted by the Government of South Africa is designed to allow the economy to adjust more smoothly to the removal of controls that have been in place for a considerable period of time. The stated objective of the authorities is equality of treatment between residents and nonresidents with respect to inflows and outflows of capital. The focus of regulation, subsequent to the abolition of exchange controls, is expected to favor the positive aspects of prudential financial supervision. The present exchange control system in South Africa is used principally to control capital movements. South African companies are not permitted to maintain foreign bank accounts and, without the approval of Excon, are generally not permitted to export capital from South Africa or hold foreign currency. In addition, South African companies are required to obtain the approval of Excon prior to raising foreign funding on the strength of their South African balance sheets, which would permit recourse to South Africa in the event of defaults. Repayment of principal and interest on funding is usually approved where the repayment is limited to the amount borrowed and a market-related role of interest subject to a maximum of South African prime plus two percent. New Aplitec has obtained Excon’s approval for the loan funding from Net 1 for the Aplitec acquisition. Where 75% or more of a South African company’s capital, voting power, power of control or earnings is directly or indirectly controlled by non-residents, such a company is designated an affected person by the South African Reserve Bank, and certain restrictions are placed on its ability to obtain local financial assistance. Upon completion of the Aplitec acquisition, New Aplitec will be designated as an affected person by the South African Reserve Bank.

                    Foreign investment and loans by South African companies to companies outside South Africa are also restricted. In addition, without the approval of Excon, South African companies are generally required to repatriate to South Africa profits of foreign operations and are limited in their ability to utilize profits of one foreign business to finance operations of a different foreign business. South African companies establishing subsidiaries, branches, offices or joint ventures abroad are generally required to submit financial statements on these operations to Excon on an annual basis. As a result, a South African company’s ability to raise and deploy capital outside the Common Monetary Area is restricted.

                    Although exchange controls have been gradually relaxed since 1996, unlimited outward transfers of capital currently are not permitted.

Investment in South African Companies

                    A foreign investor may invest freely in shares in a South African company. Foreign investors may also sell shares in a South African company and transfer the proceeds out of South Africa without restrictions upon production of a certificate from an auditor in South Africa confirming that the purchase price paid was fair. Acquisitions of shares or assets of South African companies by non-South African purchasers are not generally subject to review by the South African Reserve Bank when the consideration is in cash, but will require a review by the South African Reserve Bank in certain circumstances, including when the consideration is equity in a non-South African company or when the acquisition is financed by a loan from a South African lender.

Dividends

                    There are no Excon restrictions on the remittance in full of dividends declared out of trading profits to non-residents of the Common Monetary Area upon production of a certificate from a South African auditor confirming that the dividends are payable out of the profits of the company.

                    Cash dividends paid to us by New Aplitec are expected to be paid in Rand. Holders of shares of Net 1 common stock will be entitled to receive any dividends payable with respect to cash dividends from New Aplitec to Net 1, subject to the terms of the proposed amendment to Net 1’s articles of incorporation. Cash dividends paid in Rand from New Aplitec to Net 1 will be converted to U.S. dollars and paid by Net 1 to holders of shares of common stock, net of conversion expenses and taxes.

RISK FACTORS

                    In addition to the other information in this proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to vote to approve the proposed transactions.

RISKS RELATING TO THE PROPOSED TRANSACTIONS

Investors and financial analysts may have difficulty in evaluating Net 1, which may adversely affect the market price of the Net 1 shares of common stock.

                    If the proposed transactions are completed, Net 1 believes that it will be the only company with a principal focus on branded UEPS technology globally. Net 1 will have four principal sources of revenue: manufacture licensing, usage licensing, joint ventures and hardware sales. Analysts may apply different valuation methodologies to these revenue streams and to Net 1. Investors and analysts may also have difficulty in evaluating the transaction structure, which may impact on their valuation of Net 1. Net 1’s business does not have an operating history and is not proven, and investors and analysts may need an extended period of time to fully understand this business. Although Net 1 expects to devote time and effort in explaining its business to investors, analysts and other market participants, it is possible that they will have difficulty evaluating Net 1, which may have an adverse effect on the market price of Net 1’s shares of common stock.

Net 1 may fail to realize the anticipated benefits of the proposed transactions, which may negatively affect Net 1’s ability to develop its business plan.

                    Net 1 will need to implement promptly and effectively a post-transaction action plan in order to realize the benefits or synergies from the proposed transactions, including:

  increasing revenues from licensing and other sources; and

  developing new businesses and providing additional services that benefit from the combined assets and resources of Net 1’s constituent companies.

                    Net 1’s management has been involved for some time in attempting to develop Net 1’s business plan with only limited success. If Net 1’s management team fails to execute this action plan, Net 1 may not realize anticipated growth in revenue, cash flow and earnings, which would have an adverse effect on the market price of Net 1’s shares of common stock.

The proposed transactions may not be completed.

                    The proposed transactions are subject to a number of conditions, the outcome of which cannot be influenced by Net 1, including the approval by Aplitec’s shareholders of the Aplitec acquisition and the approval of regulatory bodies in South Africa. If these conditions are not fulfilled or waived before May 31, 2004, the proposed transactions will not be completed.

Any failure to complete the proposed transactions or delay in the completion of the proposed transactions could cause Net 1 to incur substantial costs and negatively affect Net 1’s results of operations.

                    If the transactions are not completed on a timely basis or at all, Net 1 may suffer negative consequences to its business, results of operations, financial condition and prospects, including, among others, the following:

  substantial fees and expenses related to the transactions, such as legal and accounting fees and disbursements, which must be paid even if the transactions are not completed; and

  if the transactions are terminated and Net 1’s board of directors determines to pursue another transaction, it may not be able to find a partner at all or on terms as attractive as those provided for by the transactions described herein.

                    In addition, as a development stage company that has not been able to raise adequate financing to fund its business plan and operations since its incorporation in 1997, the failure to consummate the transactions and obtain the proposed financing from the Brait Consortium raises concerns about Net 1’s ability to continue as a going concern beyond 2004.

                    Any of these effects or the failure to complete the transactions on a timely basis or at all could adversely affect the market price of Net 1’s shares of common stock.

                    If a sufficient number of Aplitec’s current shareholders do not elect the reinvestment option, the Brait Group may control Net 1, which could inhibit or cause potential changes of control of Net 1 and may give rise to conflicts of interest with Net 1’s other shareholders.

                    To the extent Aplitec shareholders decline the reinvestment option, the Brait Group, an affiliate of which is a member of the Brait Consortium, will acquire those interests via the South African Trust. The Brait Group would therefore participate in the ownership of New Aplitec in lieu of the non-participating Aplitec shareholders and exercise voting and other rights in Net 1 indirectly through the South African Trust. The effect of this scenario would be to increase the Brait Group’s ownership of Net 1’s voting shares. If a sufficient number of Aplitec’s shareholders decline the reinvestment option, the Brait Group may effectively control a majority of the voting interest of Net 1 when added to the shares of common stock that will be issued directly to the Brait Consortium (of which the Brait Group is a member) in connection with its capital contribution. This would enable the Brait Group to determine all matters requiring shareholder approval, including a sale of Net 1 or of substantially all of its assets, or a material acquisition by Net 1. The Brait Group also has the right to designate three nominees to the slate of directors that Net 1’s management recommends to shareholders in its annual proxy statement. This control could discourage other parties from initiating potential merger or other change of control transactions that might otherwise be beneficial to Net 1’s shareholders. In addition, conflicts may arise between the interests of the Brait Group, on the one hand, and Net 1’s other shareholders, on the other hand.

RISKS RELATING TO NET 1

Net 1’s business has incurred losses and might not attain profitability in the future.

                    Net 1’s business has a history of losses and is expected to continue to incur losses as Net 1 has to fund operating and capital expenditures in the future including marketing, personnel and integration costs. Net 1 incurred total net losses of $166,942 for the year ended December 31, 2002 and $129,802 for the nine months ended September 30, 2003.

                    Net 1 anticipates that its financial performance in 2003, on a stand-alone basis without giving effect to the transactions, will be negatively affected by historical trends affecting its business, including lack of liquidity and lack of access to capital. The extent of future losses will depend, in part, on the magnitude of growth in Net 1’s revenues. Net 1’s business plan contemplates achieving profitability through revenue growth, operating efficiencies and the reduction of corporate expenses as a result of the integration of its business with the business of Aplitec. Failure to significantly increase revenues or decrease expenses will have a material adverse effect on Net 1’s ability to achieve profitability.

Net 1 may fail to retain or recruit qualified managers with the requisite multi-national and industry expertise, which could impede the implementation of Net 1’s business strategy.

                    Net 1’s future financial and operational performance depends, in large part, on the continued service of its senior management. Net 1 will rely, in particular, on the strategic guidance of Dr. Belamant, the chairman of its board of directors. The loss of the services of senior management, and Dr. Belamant in particular, could have a material adverse effect on Net 1’s businesses and financial performance.

                    Net 1’s multi-country strategy also requires the hiring and retention of highly qualified personnel in each market. Although Net 1 expects to enter into share option and non-competition agreements with key personnel, Net 1 may not be able to retain key personnel or attract and retain additional highly qualified technical and managerial personnel in the future. Any failure to attract and retain the necessary personnel could result in Net 1 failing to successfully implement its business plan and prevent Net 1 from attaining profitability.

Net 1 may be required to raise additional financing by issuing new securities with terms or rights superior to those of the shares of common stock, which could adversely affect the market price of the shares of common stock.

                    Net 1 may require additional financing to fund future operations, including expansion in current and new markets, the granting of new licenses, programming development and acquisition, capital costs and the costs of any necessary implementation of technological innovations or alternative technologies. Because of the early stage of development of Net 1’s operations, its negative earnings and exposure to market risks associated with economies in emerging markets, Net 1 may not be able to obtain financing on favorable terms or at all. If Net 1 raises additional funds by issuing equity securities, the percentage ownership of its then current shareholders will be reduced, and the holders of the new equity securities may have rights superior to those of the holders of its shares of common stock, which could adversely affect the market price and voting power of shares of common stock. If Net 1 raises additional funds by issuing debt securities, the holders of these debt securities would similarly have some rights senior to those of the holders of its shares of common stock, and the terms of these debt securities could impose restrictions on its operations and create a significant interest expense for Net 1.

Net 1 may have difficulty raising necessary capital to fund operations as a result of market price volatility for its shares of common stock.

                    In recent years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies, particularly small-capitalization companies such as Net 1, have experienced wide fluctuations that have not necessarily been related to the operations, performances, underlying asset values, or prospects of such companies. For these reasons, Net 1’s shares of common stock can also be expected to be subject to volatility resulting from purely market forces over which Net 1 will have no control. Net 1 believes it has sufficient funds to undertake its planned operations during fiscal 2004, especially after incorporating the capital contribution received from the Brait Consortium. If its business development plans are successful, additional financing may be required to continue to develop and exploit existing and new technologies and to expand into new markets. The exploitation of Net 1’s technologies may, therefore, be dependent upon Net 1’s ability to obtain financing through debt and equity or other means.

Patent competition may adversely affect our products or processes.

                    Our various products and technology have unique characteristics and structures and, as a result, are subject to patent protection, the extent of which varies from country to country. During the life of its patent, a product is only subject to competition by alternative products. However, aggressive patenting by our competitors and patent piracy may threaten protected products and processes and may result in an increased patent infringement risk. The expiration of a patent also results in increased competition in the market for the previously patented products and processes. In addition, Net 1’s patent filings in Europe have been revoked and consequently it does not have any patent protections in the member countries of the European Union.

We may not be able to exploit technological advances quickly and successfully.

                    Most of our operations depend on the use of advanced technological methods. The use of the appropriate advanced technological procedures can affect, among other things, the competitiveness of our products, the safety of transactions performed using our products, the continuity of our operations and the capacity and efficiency of our production.

                    We believe that new technologies may emerge and that existing technologies may be further developed in the fields in which we operate. Unexpected rapid changes in employed technologies that affect our operations and product range could render the technologies we utilize obsolete or less competitive in the future. Difficulties in accessing new technologies may impede us from implementing them and competitive pressures may force us to implement these new technologies at a substantial cost. In addition, limited access to sources of new capital to acquire new technologies may adversely affect our results of operations and financial condition.

                    We cannot predict the effect of technological changes on our business or on our ability to provide competitive products. Our ability to meet the competition will depend on our timely and cost-effective implementation of new technological advances. It will also depend on our success in commercializing these advances in spite of competition we face by patents registered by our competitors. If we are unable to implement new technologies in a timely or cost-efficient basis or penetrate new markets in a timely manner in response to changing market conditions or customer requirements, we could experience a material adverse effect on our business, operating results, cash flows and financial condition.

Volatility in the South African Rand to U.S. dollar exchange rate may adversely affect our business, operating results, cash flows and financial condition.

                    The Rand is a substantial operating currency for Aplitec and will be a substantial operating currency for Net 1 upon completion of the Aplitec acquisition. Because a large part of Net 1’s sales will be denominated in Rand, a decline in the value of the Rand against the U.S. dollar may have a significant adverse effect on the results of operations of Net1. In recent years, the Rand has steadily depreciated against the U.S. dollar, moving at an average rate per U.S. dollar from ZAR 6.33 in 2000 to ZAR 7.64 in 2001 to ZAR 10.20 in 2002. However, since June 2002, the Rand has appreciated against the U.S. dollar, mainly due to a general depreciation of the U.S. dollar, reaching ZAR 6.54 on November 20, 2003. Over this period, the exchange rate has been particularly volatile and we expect this volatility to continue in the foreseeable future.

                    In addition, although the exchange rate of the Rand is primarily market-determined, its value at any time may not be an accurate reflection of the underlying value of the Rand, due to the potential effect of exchange controls. Trends in sales and profits may experience significant fluctuations as the rate of exchange between the Rand and the U.S. dollar fluctuates. We cannot assure you what effect, if any, a decline in the exchange rate of the Rand against the U.S. dollar will have on our results of operations and financial condition after consummation of the transactions.

Our ability to engage in a reorganization subsequent to the proposed transactions may be limited.

                    Immediately following the proposed transactions, substantially all of our business activities will be conducted outside of the United States. We intend to analyze the possibility of engaging in a subsequent reorganization in which Net 1 would become organized outside of the United States. If such a reorganization were undertaken, it could improve our global tax position, and increase our attractiveness to investors outside the U.S. and result in a more favorable corporate structure for expansion of our current business. However, legislation recently proposed by the United States Congress could affect the economic feasibility of such a reorganization.

There are risks relating to other countries in which we intend to operate that could adversely affect our business, operating results, cash flows and financial condition.

                    In the future, we intend to expand operations into countries and regions (such as Africa, South America, Southeast Asia and Central Europe) that are subject to significantly differing political, economic and market conditions. Specific country risks that may have a material impact on our business, operating results, cash flows and financial condition, include:

          political and economic instability;
          external acts of warfare and civil clashes;

          government interventions, including protectionism and subsidies;

          regulatory, taxation and legal structure changes;

          cancellation of contractual rights; and

          expropriation of assets.

                    Many of these countries are in various stages of developing institutions and legal and regulatory systems that are characteristic of parliamentary democracies. However, institutions in these countries may not yet be as firmly established as they are in parliamentary democracies in the developed world. Many of these countries are also in the process of transitioning to a market economy and, as a result, experience changes in their economies and their government policies that can affect our investments in these countries. Moreover, the procedural safeguards of the new legal and regulatory regimes in these countries are still being developed and, therefore, existing laws and regulations may be applied inconsistently. In some circumstances, it may not be possible to obtain the legal remedies provided under those laws and regulations in a timely manner.

                    As the political, economic and legal environments remain subject to continuous development, investors in these countries face uncertainty as to the security of their investments. Any unexpected changes in the political or economic conditions in these or neighboring countries may have a material adverse effect on the international investments that Net 1 has made or may make in the future, which may in turn have a material adverse effect on its business, operating results, cash flows and financial condition.

Net 1 may incur significant costs to ensure compliance with United States corporate governance and accounting requirements subsequent to the proposed transactions.

                    Aplitec is currently complies with all material aspects of the Code of Corporate Practices and Conduct as set out in the King Report on Corporate Governance, in addition to the listing requirements of the JSE. Following the completion of the proposed transactions, Net 1 may need to modify its corporate governance standards to comply with U.S. requirements, including the Sarbanes-Oxley Act. Additionally, the accounting standards currently used by Aplitec may require modifications to ensure compliance with U.S. GAAP. These adjustments may require Net 1 to incur significant third-party advisory costs.

RISKS RELATING TO APLITEC AND NEW APLITEC

There are risks relating to South Africa that could adversely affect New Aplitec’s business, operating results, cash flows and financial condition.

                    New Aplitec, which will be Net 1’s primary operating subsidiary after the proposed transactions, is a South African company. All of New Aplitec’s operations will be located and all of its sales will be generated in South Africa. As a result, New Aplitec will be subject to the uncertainties of the political, economic and regulatory environment of South Africa.

                    The changing political and social environment. South Africa has faced a rapidly changing political environment since the democratic elections of 1994, when over forty years of National Party rule came to an end. South Africa now faces social, political and economic challenges, which may adversely affect New Aplitec’s business, operating results, cash flows and financial condition. The country is experiencing high levels of unemployment and crime. There are significant differences in the level of economic and social development among its people, with large parts of the population not having access to education, healthcare, housing and other basic services. Furthermore, South Africa faces challenges related to lack of adequate infrastructure. These problems have hampered foreign direct investment into South Africa, prompted emigration of skilled workers and may in the future have an adverse impact on productivity.

                    High inflation and interest rates. The economy of South Africa has been, and may in the future be, characterized by high rates of inflation and high interest rates. High rates of inflation could increase Net 1’s South African-based costs and decrease its operating margins. High interest rates could adversely affect Net 1’s ability to obtain cost-effective debt financing in South Africa.

                    Black economic empowerment. The South African government has recently taken a number of steps to increase ownership of South African business assets by Black Empowerment Entities, or “BBEs”. The government and the information technology industry in South Africa are currently drafting an “Information Technology charter”, which is expected to result in a requirement that South African information technology companies accommodate a BEE ownership component, which will probably be a set percentage ownership that has to be achieved over a predetermined period. While the dilatory effect and the cost of accommodating BEE shareholders is a risk to the shareholders of New Aplitec, the inclusion of the appropriate BEE shareholders could present significant opportunities for New Aplitec, specifically in obtaining new government business.

                    Exchange control regulation. South Africa’s exchange control regulations restricts the export of capital from South Africa, the Republic of Namibia, and the Kingdoms of Lesotho and Swaziland, known collectively as the Common Monetary Area. Transactions between South African residents (including companies) and non-residents of the Common Monetary Area are subject to exchange controls enforced by the South African Reserve Bank. As a result, Net 1’s ability to raise and deploy capital outside the Common Monetary Area is restricted. In particular, New Aplitec will:

  generally not be permitted to export capital from South Africa or to hold foreign currency without the approval of the South African Reserve Bank; and

  generally be required to repatriate to South Africa profits of its foreign operations.

                    These restrictions could prevent New Aplitec and ultimately Net 1 from obtaining adequate funding on acceptable terms for its acquisitions and other business opportunities outside South Africa.

                    In addition, potential acquisitions of non-South African shares or assets, or South African shares or assets, from a non-South African by South African residents, are subject to prior approval by the South African Reserve Bank, pursuant to South African exchange control regulations. The South African Reserve Bank may refuse to approve such proposed acquisitions in its discretion. As a result, New Aplitec’s management may be limited in its ability to consider strategic options and Net 1’s shareholders may not be able to realize the premium over the current trading price of Net 1’s shares that they might otherwise receive upon an acquisition of New Aplitec’s ordinary shares if Net 1 sought to dispose of New Aplitec.

                   Unionized labor force. Most of South Africa’s major industries are unionized, and the majority of employees belong to trade unions. In the past, trade unions have had a significant impact on the collective bargaining process as well as on social and political reform in South Africa in general. Aplitec currently has 141 unionized employees. Although in recent years Aplitec has not experienced significant labor disruptions, we cannot assure you that such labor disruptions could not occur in the future.

                    Regional instability. Historically, there has been regional, political, and economic instability in the countries surrounding South Africa. Such political or economic instability in neighboring countries could affect the social, political and economic conditions in South Africa, and this could have a negative impact on Net 1’s ability to manage its operations in the country.

                    HIV/AIDS. HIV/AIDS and tuberculosis, which is exacerbated in the presence of HIV/AIDS, are major healthcare challenges in South Africa and other sub-Saharan countries. HIV infection among women in antenatal clinics around South Africa has risen from 1% in 1990 to nearly 25% in 2000. Under South African law, Aplitec cannot run tests to establish the number of its employees who are infected with, or die from, AIDS. Aplitec incurs costs relating to the loss of infected personnel and the related loss of productivity as well as the costs relating to the recruitment and training of new personnel. New Aplitec is not in a position to accurately quantify these costs and cannot assure you that the costs that will be incurred in connection with this epidemic will not have a material adverse effect on New Aplitec and its financial condition.

The provincial governments of South Africa will be New Aplitec’s largest customers.

                    Cash Paymaster Services (Proprietary) Limited, or “CPS”, Aplitec’s principal operating subsidiary, is responsible for the distribution of social welfare grants on behalf of five of the provincial governments of South Africa. CPS uses internal cash resources and facilities to fund the payment of these grants in the KwaZulu-Natal and Eastern Cape provinces of South Africa. These funds are subsequently recovered from the provincial government at the end of the payment cycle. New Aplitec’s ongoing revenues, operating results and cash flows will be dependent on this concentrated group of customers. Also, Aplitec’s pre-finding obligations with respect these grants expose it to the risk of default by the applicable provisional government. Although no provisional government has ever defaulted on a repayment of funds at the end of the payment cycle, we cannot guarantee that such a default will not occur in the future.

New Aplitec may not be successful in renewing its existing contracts to distribute social welfare payments through its CPS subsidiary.

                    CPS generates the majority of the revenue and profits of Aplitec. Most of the contracts are in extension periods and contracts in the five provinces will expire at different times between December 2004 and November 2006. New Aplitec’s failure to win tenders for the award of these contracts once they expire or to obtain further extensions will have a material adverse effect on New Aplitec and its financial position.

New Aplitec may not recover outstanding amounts owed to its micro-finance businesses.

                    Aplitec operates a traditional micro-finance business, with more than 100 branches throughout South Africa. These branches extend short-term loans for periods ranging from 30 days to 3 months. Despite credit granting procedures, the rate of default on loans has been high due to the high credit risk of these borrowers and the difficulty of collecting outstanding repayments. New Aplitec may therefore not recover the principal and interest amounts currently owed by its borrowers, which at June 30, 2003 totaled ZAR 81.9 million ($11.7 million).

New Aplitec may face competition from the incumbent retail banks in South Africa in the un-banked market segment.

                    The incumbent South African retail banks recently announced a joint initiative to create a common banking product to offer to the significant portion of South Africa’s population that does not have access to traditional banking services, or the “un-banked”. This national bank account is scheduled to be introduced in the middle of 2004 and will offer limited transactional capabilities with minimal charges. While the initiative is still under development, the use of these accounts to deliver social welfare grants will have a material adverse effect on New Aplitec and its financial position.

New Aplitec may fail to retain or recruit qualified managers with needed industry expertise, which could impede the implementation of New Aplitec’s business strategy.

                    New Aplitec’s future financial and operational performance depends, in large part, on the continued service of its senior management. New Aplitec will rely, in particular, on the strategic guidance of Dr. Belamant, the current chairman of Net 1’s board of directors and the chief executive officer of Aplitec, and on the services of Aplitec’s current executive managers including Herman Kotze, Brenda Stewart and Nitin Soma. The loss of the services of these individuals, and Dr. Belamant in particular, could have a material adverse effect on New Aplitec’s businesses and financial performance.

                    New Aplitec’s future growth also requires the hiring and retention of highly qualified personnel. Although New Aplitec and Net 1 expect to enter into share option and non-competition agreements with key personnel, they may not be able to retain key personnel or attract and retain additional highly qualified technical and managerial personnel in the future. Any failure to attract and retain the necessary personnel could impact the growth in revenue and profitability of New Aplitec.

New Aplitec may not be successful in attracting and retaining sufficient skilled employees in South Africa.

                    New Aplitec is highly dependent on the continuous development and successful application of new technologies. In order to achieve this, it needs to maintain a focus on recruiting and retaining qualified personnel. In the past, Aplitec has been successful in recruiting such personnel. However, demand for personnel with the range of capabilities and experience required in its industry in South Africa is high and success in attracting and retaining such employees is not guaranteed. The risk exists that its scientific skills base may be depleted over time because of natural attrition. Furthermore, social and economic factors in South Africa have led and continue to lead numerous qualified individuals to leave the country, thus depleting the availability of qualified personnel in South Africa. Failure to attract and retain people with the right capabilities and experience could negatively affect Net 1’s ability to introduce the appropriate technological improvements to New Aplitec’s business and may have a material adverse effect on operating results.

Patent competition may adversely affect New Aplitec’s products or processes.

                    New Aplitec’s various products and technology have unique characteristics and structures and, as a result, are subject to patent protection, the extent of which varies from country to country. During the life of its patent, a product is only subject to competition by alternative products. While Aplitec’s patents in South Africa, Botswana, Namibia and Swaziland remain in full force and effect, aggressive patenting by our competitors and patent piracy may threaten protected products and processes and may result in an increased patent infringement risk. In addition, the expiration of a patent results in increased competition in the market for the previously patented products and processes.

New Aplitec may not be able to exploit technological advances quickly and successfully.

                    Most of Aplitec’s operations are highly dependent on the use of advanced technological methods. The use of the appropriate advanced technological procedures can affect, among other things, the competitiveness of its products, the safety of transactions performed using these products and the continuity of operations.

                    New technologies may emerge and existing technologies may be further developed in the fields in which Aplitec currently operates. Unexpected rapid changes in employed technologies that affect these fields could render Aplitec’s current products obsolete or less competitive in the future. Difficulties in accessing new technologies may impede New Aplitec in the future from implementing them, and competitive pressures may force New Aplitec to implement these new technologies at a substantial cost.

The effect of technological changes on New Aplitec’s business or its ability to provide competitive products cannot be predicted. New Aplitec’s ability to meet the competition will depend on the timely and cost-effective implementation of new technological advances. It will also depend on their success in commercializing these advances in spite of competition faced by patents registered by its competitors. If New Aplitec is unable to implement new technologies in a timely or cost-efficient basis or penetrate new markets in a timely manner in response to changing market conditions or customer requirements, it could experience a material adverse effect on its business, operating results, cash flows and financial condition.

RISKS RELATING TO NET 1’S SHARES OF COMMON STOCK

The market for the shares of Net 1 common stock may be highly volatile.

                    The market for the shares of Net 1 common stock may be highly volatile for reasons both related to the performance of Net 1 or events pertaining to the industry as well as factors related to the regions where Net 1 and its subsidiaries conduct their business. Instability in the prices for the products and services that Net 1 and its subsidiaries will provide may adversely affect Net 1’s ability to raise capital. Net 1’s shares of common stock can be expected to be subject to volatility in both price and volume arising from market expectations. Shareholders of Net 1 may be unable to sell significant quantities of shares in the public trading markets without a significant reduction in the price of its common shares.

                    In addition, the trading prices of Net 1’s shares of common stock have been volatile and may continue to be volatile in the future. Factors including the depth and liquidity of the market for Net 1’s shares of common stock, investor perceptions of Net 1 and general economic conditions worldwide may cause the trading prices of Net 1’s shares of common stock to fluctuate significantly. Due to these factors, the shares of common stock obtained upon the conversion of special convertible preferred stock may not trade at a price higher than or equal to the price at which the shares of common stock were trading prior to conversion.

Broker-dealers may be discouraged from effecting transactions in Net 1 common stock because it is considered a penny stock and is subject to the penny stock rules.

                    Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended, impose sales practice and disclosure requirements on NASD broker-dealers who make a market in “a penny stock”. A penny stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share. Net 1 is a non-NASDAQ traded equity security and, while its stock price has recently traded above $5.00 per share, its historical trading prices are below $5.00. See “Comparative Stock Prices and Dividends”. During the period January 1, 2003 to October 21, 2003, Net 1’s price per share ranged from $0.90 (low) to $3.80 (high). The closing price per share on November 21, 2003 was $5.55 per share. The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in Net 1 shares, which could severely limit the market liquidity of the shares and impede the sale of its shares in the secondary market.

                    Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt.

                    In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer’s account and information with respect to the limited market in penny stocks.

SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

                    Some of the statements contained or incorporated by reference in this proxy statement/prospectus, including those relating to Net 1’s strategies and other statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates” and similar expressions, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Forward looking statements include the information concerning possible or assumed future results of operations of Net 1. These statements are not historical facts but instead represent only Net 1’s expectations, estimates and projections regarding future events. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, which may include the risk factors set forth above and other market, credit or counterparty, liquidity, legal and operational risks discussed elsewhere in this document and the documents which are incorporated herein by reference. Those risks and uncertainties include, but are not limited to:

  Market Fluctuations and Volatility. Changes in interest and foreign exchange rates, securities valuations and increases in volatility can increase risk, and may also impact customer flow related revenues in Net 1’s businesses, particularly those outside the U.S.

  Industry Competition and Changes in Competitive Environment. Increased competition from both banking institutions and non-traditional financial services providers, including issuers of credit cards, and from industry consolidation could impact fees earned from Net 1’s businesses.

  Investor Sentiment. Last year saw a record number of accounting and corporate governance scandals, which have had a significant impact on investor confidence in the marketplace. In addition, geopolitical concerns about possible military action and terrorist activities can have an effect on the global financial markets.

  Liquidity. Liquidity risk management is of critical importance to Net 1. Liquidity could be impacted by the inability to access the long-term or short-term debt markets or the repurchase and securities lending markets necessary to expand Net 1’s business.

                     Net 1’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any forward-looking statements, and, accordingly, readers are cautioned not to place undue reliance on such statements. In addition, there can be no assurance that (a) Net 1 has correctly identified and assessed all of the factors affecting its businesses; (b) the publicly available and other information with respect to these factors on which Net 1 has based its decisions is complete or correct; (c) Net 1’s analyses are correct; or (d) Net 1’s strategies, which are based in part on these analyses, will be successful. Net 1 undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

THE SPECIAL MEETING

General; Date; Time and Place

                    This proxy statement/prospectus is being provided by, and the enclosed proxy is solicited by and on behalf of, Net 1’s board of directors for use at a special meeting of Net 1 shareholders. This proxy statement/prospectus is also furnished by Net 1 to holders of Aplitec’s ordinary shares along with an election circular and a prospectus in connection with the election of the reinvestment option by Aplitec’s current shareholders.

                    The special meeting is scheduled to be held at on                      , 2004 at 9 a.m. at the offices of Schneider Weinberger LLP, 4499 Glades Road, Suite 108, Boca Raton, Florida 33431.

Purpose of the Special Meeting

                    The purpose of the special meeting of Net 1’s shareholders is to consider the approval and adoption of (i) an amendment to Net 1’s articles of incorporation to (a) increase the number of authorized shares of common stock from 100,000,000 to 500,000,000, (b) increase the number of authorized shares of preferred stock from 3,000,000 to 300,000,000, (c) modify the par value of the shares of preferred stock that may be issued by Net 1 from $0.10 per share to $0.001 per share, and (d) authorize the terms of the special convertible preferred stock, (ii) the Aplitec acquisition and the issuance of 192,967,138 shares of special convertible preferred stock in connection with such acquisition, (iii) the issuance of shares of common stock to the Brait Consortium in exchange for a $52.8 million capital contribution, (iv) the 2004 Stock Incentive Plan and (v) to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof, and to transact any other business that is properly brought before the special meeting.

Record Date; Voting Power

                    Only holders of shares of Net 1 common stock as of the close of business on                      , 2004, which is the record date for the special meeting, will be entitled to receive notice of and to vote at the special meeting and any adjournments or postponements thereof. Each share of Net 1 common stock is entitled to one vote at the special meeting.

Required Vote; Quorum

                    The affirmative vote of a majority of the outstanding shares of Net 1 common stock as of the record date that cast votes at the special shareholders meeting is required to approve the amendment to Net 1’s articles of incorporation and the other proposed transactions. As of the record date, 15,852,856 shares of Net 1 common stock were outstanding and held by approximately                      holders of record.

                    The proposed transactions cannot be completed unless they are approved by a majority of Net 1’s shareholders that cast votes at the special meeting of shareholders. Net 1 Holdings, which beneficially owns 53.75% of the outstanding shares of Net 1, is controlled by Dr. Serge Belamant, the current chairman of Net 1’s board of directors and the chief executive officer of Aplitec, by virtue of a contractual right to vote Net 1 Holdings’ shares on behalf of Cornet Ltd. and the trusts that own Net 1 Holdings. Because of Dr. Belamant’s interests in the proposed transactions to be voted upon, the shares owned by Net 1 Holdings will be counted for purposes of establishing a quorum at the special meeting, but those shares will be voted in proportion to the votes cast (FOR and AGAINST) by our disinterested shareholders. Thus, the vote of a majority of Net 1’s shareholders other than Net 1 Holdings will be determinative of the outcome of the proposed transactions.

                    Brokers holding shares of Net 1 common stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof.

                    The holders of a majority of the shares of the Net 1 common stock outstanding on the record date must be present, either in person or by proxy, at the special meeting to constitute a quorum. In general, abstentions and broker non-votes are counted as present or represented at the special meeting for the purpose of determining a quorum for the special meeting.

                    The obligation of Net 1 to consummate the proposed transactions is subject to, among other things, the condition that the shareholders of Aplitec approve the Aplitec acquisition. If Aplitec’s shareholders fail to approve the Aplitec acquisition, the Brait Consortium will have the right to terminate the Common Stock Purchase Agreement with Net 1.

                    How to Vote. A shareholder may vote in person at the special meeting or by proxy without attending the special meeting. To vote by proxy, a stockholder must complete the enclosed proxy card, sign and date it and return it in the enclosed prepaid postage envelope. The enclosed proxy card sets forth instructions for voting.

Revocation of Proxy

                    A proxy card is enclosed for use by Net 1’s shareholders. The board of directors of Net 1 requests that shareholders sign and return the proxy card in the accompanying envelope. No postage is required if mailed within the United States. If you have questions or requests for assistance in completing and submitting proxy cards, please contact ADP Investor Communications a firm that provides professional proxy soliciting services that Net 1 has retained, at (905) 507-5266.

                    All properly executed proxies that are not revoked will be voted at the special meeting as instructed on those proxies. Proxies containing no instructions will be voted in favor of the proposed transactions. A shareholder who executes and returns a proxy may revoke it at any time before it is voted, but only by executing and returning a proxy bearing a later date (using a new proxy card), by giving written notice of revocation to the secretary of Net 1, or by attending the special meeting and voting in person.

No Dissenters’ or Similar Rights

                    Net 1 shareholders who vote against the proposed transactions will not be entitled to dissenters’ or similar rights. Neither Florida law nor Net 1’s articles of incorporation and bylaws provide for dissenters’ rights or appraisal rights.

Expenses of Solicitation

                    Net 1 will bear the costs of soliciting proxies from its shareholders. Net 1 will also bear the costs of filing, printing and mailing the registration statement on Form S-4 and this proxy statements/prospectus. In addition to soliciting proxies by mail, directors, officers and employees of Net 1, without receiving additional compensation therefore, may solicit proxies by telephone, by facsimile or in person. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons, and Net 1 will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. In addition, ADP Investor Communications has been retained by Net 1 to assist in the solicitation of proxies. This firm may contact holders of shares of Net 1 common stock by mail, telephone, facsimile, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials to beneficial owners of shares of Net 1 common stock. ADP Investor Communications will receive reasonable and customary compensation for its services (estimated at $12,200) and will be reimbursed for certain reasonable out-of-pocket expenses.

Miscellaneous

                    It is not expected that any matter not referred to herein will be presented for action at the special meeting. If any other matters are properly brought before the special meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment. The grant of a proxy will also confer discretionary authority on the persons named in the proxy as proxy appointees to vote in accordance with their best judgment on matters incident to the conduct of the special meeting, including (except as stated in the following sentence) postponement or adjournment for the purpose of soliciting votes. However, shares represented by proxies that have been voted “AGAINST” the proposed transactions contemplated herein will not be used to vote “FOR” postponement or adjournment of the special meeting to allow additional time to solicit additional votes “FOR” the proposed transactions.

THE PROPOSED TRANSACTIONS

General

                    On October 31, 2003, New Aplitec’s board of directors and the representatives of the board of directors of Aplitec, each approved the sale agreement pursuant to which Net 1, through New Aplitec, would acquire substantially all of the assets and liabilities of Aplitec. After the Aplitec acquisition, New Aplitec will become a subsidiary of Net 1. On                              , 2004, the Brait Consortium executed the Common Stock Purchase Agreement with Net 1 providing for, among other things, a contribution of $52,830,714 to Net 1 in exchange for the issuance by Net 1 of 105,661,428 shares of its common stock. The proceeds of that issuance are to be used, in part, to enable New Aplitec to complete the Aplitec acquisition. The Net 1 board of directors approved the Common Stock Purchase Agreement on                         , 2004.

Background of the Proposed Transactions

                    Net 1 owns the exclusive rights to market and sell the UEPS technology throughout the world, excluding South Africa and its surrounding territories and to license the U.S. FTS patent. Aplitec holds similar rights in South Africa and its surrounding territories.

                    Over the last five years, Aplitec has successfully launched numerous UEPS systems in South Africa and its surrounding territories. This is attributable to Aplitec’s ability to develop business models that are responsive to its customers’ specific needs and then effectively implement the system. Aplitec continues to develop the UEPS technology and its derivative applications to meet the requirements of both its customers and its own business ventures. By contrast, Net 1 has not been able to successfully implement its business plan. This has resulted primarily from its inability to raise the necessary capital to develop and market the UEPS technology. Additionally, its lack of operating history makes it increasingly difficult to attract investors and potential customers. Most recently, Net 1 retained Investec Limited, an international merchant banking group, to provide corporate finance services and assistance in order to raise equity and/or debt funding. These efforts were unsuccessful and, in February 2003, the parties mutually agreed to terminate the relationship.

                    Throughout this process to secure funding, Net 1 has sought to generate revenue through license arrangements. In October 2002, Net 1 entered into a Distribution Agreement with Net 1 (Pty), a subsidiary of Aplitec, pursuant to which Net 1 appointed Net 1 (Pty) as its UEPS integrator for all territories excluding South Africa and its surrounding territories. These relationships allowed Aplitec to implement UEPS systems on behalf of Net 1, and generated license fees for Net 1. However, these arrangements have not provided Net 1 sufficient revenue to successfully develop and implement its own business plan.

                    On March 6, 2003, Dr. Serge Belamant, the chairman of Net 1’s board of directors and the chief executive officer of Aplitec, met with representatives of the Brait Group to discuss possible business transactions involving Net 1 and Aplitec. At this meeting, Dr. Belamant expressed an interest in possibly securing a capital contribution by the Brait Group, which would then finance Net 1’s acquisition of Aplitec. These transactions would further Net 1’s goals of:

  maturing from a development stage business into a profitable company with global reach;

  combining the rights to the UEPS and FTS technologies into a single group, which will unlock value for both companies and their shareholders; and

  giving Net 1 the required access to the international capital markets to raise further capital to implement its business plan.

                    On April 30, 2003, Net 1 formally retained the Brait Group as its financial advisor. Following this agreement, executives of the Brait Group met with members of Net 1’s management to further explore Net 1’s business and operations with the goal of developing the broad outlines of a potential transaction.

                    On July 21, 2003, the Brait Group submitted a letter on behalf of Net 1 to Aplitec’s board of directors expressing its interest in pursuing a business combination with Aplitec. In August 2003, Brait initiated a detailed due diligence review of Aplitec, and it commenced structuring a transaction that would allow the South African shareholders of Aplitec to participate in the combined entity. In September 2003, Brait received approval in principle from Excon to pursue the proposed transaction. Brait and Simpson Thacher & Bartlett LLP, Brait’s outside legal counsel, commenced a due diligence review of Net 1, and Simpson Thacher began discussions with Schneider Weinberger LLP, Net 1’s outside legal counsel, about the transaction structure and documentation. In October, Brait and Net 1 agreed in principle to an arrangement whereby a group of investors assembled by Brait would make a capital contribution to Net 1 of $150 million in exchange for shares of Net 1 common stock. On October 24, 2003, Net 1 filed a current report on Form 8-K disclosing the negotiations with Brait and the proposed Aplitec acquisition.

                    On October 28, 2003, a committee of Aplitec’s board of directors met to consider the proposed transactions with Net 1. At that meeting, the committee evaluated the terms and conditions of the proposed transaction and received the advice of the independent advisors to the minority shareholders of Aplitec. Following this evaluation, the committee approved the combination with Net 1 and it further delegated Dr. Belamant and Mr. Herman Kotze the authority to sign the agreements giving effect to the transactions. Certain agreements were executed on October 31, 2003.

                    On                      , 2004, after the close of the market, the Net 1 board of directors held a special meeting with Net 1’s legal and financial advisors to consider the Aplitec acquisition and the issuance of shares to the Brait Consortium. At that meeting, Stenton Leigh reviewed with the board its financial analyses of the transactions and delivered the fairness opinion described below under the section “Opinion of Stenton Leigh Capital Corporation.” Schneider Weinberger then reviewed with the board the final terms of the agreements governing the proposed transactions.

                    After hearing these presentations and further discussions, the Net 1 board of directors voted to approve the agreements and the proposed transactions contemplated by those agreements, including the amendment to Net 1’s articles of incorporation and the terms of the special convertible preferred stock to be issued in connection with the Aplitec acquisition. The Net 1 board of directors further voted to approve the 2004 Stock Incentive Plan. After the close of the markets on                      , 2004, the parties executed the Common Stock Purchase Agreement between Net 1 and the Brait Consortium, the Asset Purchase Agreement with Net 1 Holdings, the Trust Deed for the Cayman Trust, the Subscription Agreement between Net 1 and New Aplitec and the Umbrella Agreement among the various parties. The proposed transactions were publicly announced before the opening of trading on                      , 2004.

Recommendation of the Net 1 Board; Reasons for the Proposed Transactions

                    The Net 1 board of directors has approved the transactions, has determined that the proposed transactions are fair to, advisable and in the best interests of, Net 1 and the holders of Net 1 common stock, and recommends that Net 1 shareholders vote “FOR” approval and adoption of the amendment to Net 1’s articles of incorporation and the proposed transactions.

                    In reaching this determination, the Net 1 board of directors consulted with management, its outside legal counsel and its financial advisor, and considered various material factors, which are listed below. In view of the wide variety of factors considered in connection with the transactions, the board of directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific material factors it considered in reaching its decision.

Factors Considered by the Net 1 Board of Directors

                    Net 1’s board of directors believes that the Aplitec acquisition, combined with the capital contribution by the Brait Consortium, will help Net 1 to achieve its goal of becoming a global leader in the area of electronic payment systems with customers throughout the world. Taking advantage of the complementary nature and the geographic scope of the combined assets and the experience of the combined management team, Net 1’s board of directors believes that the proposed transactions will create revenue growth and product and market diversification for Net 1, which will result in stronger financial and operating performance than either Net 1 or Aplitec could achieve on its own.

As part of its review and determination that the proposed transactions are fair to and in the best interest of Net 1’s shareholders, Net 1’s board of directors consulted with its legal and financial advisors regarding the duties of the members of the board of directors. The Net 1 board of directors also considered the following factors and material information in reaching its determination that the proposed transactions are fair to, and in the best interests of, Net 1’s shareholders:

the strategic benefits of combining the businesses, including the following:

›› consolidating the global UEPS technology rights into a single group, creating a single access point through which value could be unlocked;

›› establishing first-mover advantage in developing economies for the commercialization of the UEPS technology;

›› exploiting market opportunities for growth through strategic alliances and acquisitions; and

›› improving the financial performance of Net 1’s business by developing additional revenue streams and achieving cost savings by combining general and administrative functions of multiple operations;

the ability of Net 1’s shareholders to participate in the financial success of Aplitec and the combined company;

presentations by Net 1’s senior management regarding the above-mentioned strategic benefits of combining the assets of Net 1 and Aplitec, and positive operational and financial aspects of the transactions from Net 1’s perspective, including, among other things, the ability to transform, through these transactions, from a development stage company into a global company with diversified international operations;

historical information concerning the business, results of operations and financial condition, operations, technology, management and competitive position of Net 1, including, among other factors, the history of losses incurred by Net 1, the expectation that it will continue to incur losses and estimates that the Aplitec acquisition will help Net 1 to achieve profitability quicker than if it remained a stand-alone company;

the review of Net 1’s management of the respective business, financial condition, results of operations and prospects of the business of Net 1 before and after giving effect to the transactions based on available estimates as to earnings and losses, including, among other things, ongoing liquidity and capital resource requirements in the context of financial market conditions limiting the ability of Net 1 to raise other financing and an expectation that the combined company’s larger scale and improved operational performance would enhance access to financing in the capital markets;

the opportunities and options available to Net 1 if the transactions were not undertaken, including remaining a stand-alone company that has so far been unable to raise capital to implement its business plan and achieve profitability, and the conclusion that the contemplated transactions would result in greater benefits than other options;

the financial presentations and written opinion of Stenton Leigh Capital Corp. dated as of November 10, 2003, as to the fairness from a financial point of view of the issuance of shares of Net 1 common stock to the Brait Consortium under the terms of the Common Stock Purchase Agreement between Net 1 and the Brait Consortium; and

the interests of the directors and executive officers of Net 1 in the transactions and the effect of the transactions on Net 1 shareholders.

                    The Net 1 board of directors also considered the potential adverse factors relating to the proposed transactions, including the following:

  the challenges of combining the businesses, assets and workforces of separate companies across vast geographic distances and the risks of not achieving the expected operating efficiencies or growth;

  the possibility that the financial markets might react negatively to the combined company, as well as the need to educate the market about the benefits of a multi-national company that offers UEPS technology and services;

  the risk of diverting management focus and resources from other strategic opportunities while working to implement the combination and the risk that key management, sales and transaction personnel might choose not to remain employed by the combined company;

  the risk that the transactions may not be completed, even if approved by Net 1’s shareholders, especially given the need to obtain approval of a majority of the holders of Aplitec’s ordinary shares before any of the transactions become effective, and the potential impact on Net 1;

  the possible negative effect on Net 1 and on the price for Net 1’s shares of capital stock due to the fact that the Brait Group may exercise effective control of Net 1 if a sufficient number of Aplitec’s current shareholders do not elect the reinvestment option by virtue of an agreement with New Aplitec to take up the rights to the reinvestment option not taken up by Aplitec’s shareholders;

  the risks that the benefits sought to be achieved by the proposed transactions will not be realized; and

  the other risks described under “Risk Factors”.

                    The discussion of the information and factors considered by the Net 1 board of directors is not intended to be exhaustive, but includes the material factors considered. The Net 1 board of directors did not assign particular weight or rank to the factors it considered in approving the transactions. In considering the above-mentioned factors, individual directors may have given different weight to various factors. Net 1’s board of directors considered all of these factors as a whole, and concluded that, on balance, the potential benefits of the proposed transactions to Net 1 and its shareholders outweigh the risks.

Opinion of Stenton Leigh Capital Corp.

                    Stenton Leigh Capital Corp., or “Stenton Leigh,” founded in 1989, specializes in performing valuation and other consulting services to public and privately held companies. In addition to valuation and fairness opinions, Stenton Leigh provides dispute and litigation support, impairment and intangible asset valuations, assists clients with merger and acquisition transactions and other corporate finance matters.

                    On October 16, 2003, Net 1 engaged Stenton Leigh to undertake an independent valuation of and issue a fairness opinion as to the fairness of the issuance of approximately 105.6 million shares of common stock to the Brait Consortium at a price of $0.50 per share. The board of directors of Net 1 retained Stenton Leigh based upon its qualifications and its capabilities with respect to undertaking a valuation of companies of Net 1’s size and financial condition. The fee paid to Stenton Leigh was in no way influenced by the results of the valuation conclusion.

                    Between October 16, 2003 and November 10, 2003, the date on which the final report was delivered to the board of directors, representatives of Stenton Leigh conducted a number of telephonic meetings with management to gather information relevant to the valuation analysis. During such meetings and discussions, members of management, including the chairman and chief executive officer, discussed information contained in Net 1’s financial statements and other information requested by and delivered to Stenton Leigh. On November 10, 2003, Stenton Leigh advised the board of directors of Net 1 that, based upon and subject to limitations of its analyses, as of such date, the consideration to be received by Net 1 was fair, from a financial point of view, to the Net 1 shareholders.

                    The full text of Stenton Leigh’s opinion, which contains many of the assumptions Stenton Leigh made, the matters it considered and the limitations on the review it undertook in connection with its delivery of its opinion, is included in Annex C and is incorporated by reference into this proxy statement/prospectus. Stenton Leigh’s opinion is directed to the Net 1 board of directors and addresses only the fairness of the consideration from a financial point of view. It does not address the underlying business decision of Net 1 to proceed with the acquisition of substantially all of the assets and the assumption of all the liabilities of Aplitec nor any other aspect of the transaction and does not constitute a recommendation to any Net 1 shareholder as to how that shareholder should vote at the Net 1 special meeting. The following summary of Stenton Leigh’s opinion set forth below is qualified in its entirety by reference to the full text of such opinion. Net 1 shareholders are urged to read the Stenton Leigh opinion carefully and in its entirety.

                    In connection with rendering its opinion regarding the issuance of shares of common stock of Net 1 to the Brait Consortium, Stenton Leigh, among other things, included discussions, meetings, reliance and review of the following:

(1)	Review of Net 1’s Form 10-QSB for the quarter ended June 30, 2003 and Form 10-KSB for the year ended December 31, 2002;

(2)	Discussions with management and directors of Net 1;

(3)	Assumptions on Net 1’s market, competitive position and outlook as relayed by Net 1 management at September 30, 2003;

(4)	Relevant external and internal public information including economic, investment, industry, public market and transaction data as a background against which to assess findings specific to the business were considered;

(5)	Major contracts both existing and anticipated in the very near future for Net 1, if any, were discussed with management, including any features or factors that may have an influence on value; and

(6)	Management’s forecast financial statements for the four years ended December 31, 2006.

                    In preparing its opinion, Stenton Leigh relied upon and assumed the accuracy and completeness of all of the financial and other information that was used, without assuming any responsibility for independent verification of any such information, and further relied upon the assurances of Net 1’s management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. Stenton Leigh did not audit this information as part of its analysis and therefore, did not express an opinion or other form of assurance regarding the information.

                    Stenton Leigh assumed that the issuance of shares of common stock to the Brait Consortium will comply, in all respects, with the securities laws, trade regulations and other applicable statutes and regulations of the various foreign jurisdictions under which the issuance may be governed. Stenton Leigh’s opinion was based upon market, economic and other conditions as they existed on, and could be evaluated as of, September 30, 2003. Accordingly, although subsequent developments may affect Stenton Leigh’s opinion, Stenton Leigh did not assume any obligation to update, review or reaffirm their opinion.

                    The presentation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial or summary description. No company, business or transaction used in those analyses as a comparison is identical to Net 1 nor is an evaluation of the results of those analyses entirely mathematical; rather, it involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the issuance to the Brait Consortium, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in those analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual or predictive of future results or values, which may be significantly more or less favorable than those suggested by those analyses. In addition, analyses relating to the value of businesses or securities are not appraisals and may not reflect the prices at which businesses, companies or securities actually may be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.

                    In arriving at its opinion, Stenton Leigh made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, Stenton Leigh’s analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create an incomplete view of the processes underlying such analyses and its opinion. In its analyses, Stenton Leigh made numerous assumptions with respect to Net 1, industry performance and regulatory environment, general business, economic, market and financial conditions, as well as other matters, many of which are beyond the control of Net 1 and involve the application of complex methodologies and educated judgment.

                    Following is a summary of each of the material financial analyses performed by Stenton Leigh in connection with its opinion dated November 10, 2003. The financial analyses summarized below do not constitute a complete description of the financial analyses. Considering these analyses without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying them, could create a misleading or incomplete view of Stenton Leigh’s opinion.

Analysis of Net 1

                    It is widely recognized that there is no one correct method of valuation, and that any valuation depends upon an analysis of the relevant facts, common sense, and the informed judgment of the valuator. A full and complete appraisal requires the analyst to implement all relevant valuation methods that are appropriate to the particular valuation assignment. For this valuation, Stenton Leigh has considered at least one method under each approach.

                    Due to Net 1’s history of losses combined with its uncertain future outlook as presented to Stenton Leigh by Net 1’s management at the valuation date, Stenton Leigh used the market approach as the appropriate approach to value determination. Stenton Leigh selected the market approach because in Net 1’s case, it reflects the fair market value that would be realized taking into consideration Net 1’s negative book value, shortage of working capital and forecasted losses. Given Net 1’s history of losses, management’s negative future outlook, and negative book value, an income approach or an asset approach would not provide meaningful results.

                    The market approach suggests that the value of the entity can be determined by examining the “market” that has been established by historical experience. This approach is a general way of determining a value indication for a business interest by using one or more methods that compare the subject to similar businesses, or partial interests in similar businesses, that have been sold. Examples of market approach methods include the publicly traded guideline company method, the mergers and acquisitions guideline company method and the analysis of prior transactions in the ownership of the subject business. The business used for comparison must serve as a reasonable basis for such comparison. In searching for guideline companies, factors to be considered in judging whether a reasonable basis for comparison exists include:

  a sufficient similarity of qualitative and quantitative investment characteristics;

  the amount and verifiability of data known about the similar investment;

  whether or not the price of the similar investment was obtained in an arm’s length transaction or was instead purchased in a forced or distressed sale.

                    Should comparable market transaction data be located that are deemed to be reasonably similar, comparisons are normally made through the use of valuation ratios. The computation and use of these ratios should provide meaningful insight and guidance about the subject, considering all relevant factors. Therefore, care should be exercised with respect to issues such as:

  the selection of the underlying data used to compute the valuation ratios;

  the selection of the time periods and/or the averaging methods used for the underlying data;

  the computation of the valuation ratios;

  the timing of the price data used in the valuation ratios; and

  how the valuation ratios were selected and applied to the subject entity’s underlying data.

                    Finally, comparisons are made by using comparable definitions of the components of the valuation ratios, such as earnings and cash flow.

                    Publicly Traded Guideline Companies. One method within the market approach is to search for transaction data for similar and relevant “guideline” corporations. The valuator must locate publicly traded companies that are similar in nature and operations to the company being valued. When guideline companies can be identified and are deemed to be applicable, the valuator may form comparisons between the performance of the group of guideline companies and the subject business. These comparisons are known as indicators of value or price multiples and may include Tangible Book Value Multiple, Price/Earnings, Total Invested Capital (“TIC”)/Cash Flow, and TIC/Sales. Stenton Leigh conducted a search of public companies operating in the computer services industry.

                    Stenton Leigh selected a number of companies that it viewed as comparable to Net 1. Although none of the selected companies were “exact”, they represented companies in similar businesses. To apply the market approach, Stenton Leigh performed a computerized database search for guideline companies that could be considered “comparable”. In selecting valuation multiples, Stenton Leigh compared the results of the search to Net 1’s historical results and to those of the industry and S&P 500. Stenton Leigh then adjusted the multiples to account for the guideline companies’ size, revenue, profitability, trading volume and other characteristics.

                    Mergers and Acquisitions Guideline Company Data. This market approach obtains and analyzes information from mergers and acquisitions of entire guideline companies, both public and privately held. The sales and pricing information is then applied to the subject company to determine its value. Stenton Leigh performed a search of various transaction databases.

                    The majority of the transactions identified through this process were eliminated because their lines of business were materially different from Net 1’s. Stenton Leigh used the mean and median results to determine Net 1’s value under this method.

Miscellaneous

                    Net 1 has agreed to pay Stenton Leigh for its financial advisory services customary fees totaling $70,000. Stenton Leigh has received $35,000 as a retainer and the remainder will be paid upon completion of the engagement. Net 1 has agreed to reimburse Stenton Leigh for its reasonable out-of-pocket expenses, including reasonable fees and expenses and to indemnify Stenton Leigh and affiliated parties against liabilities, including liabilities under the U.S. federal securities laws, arising out of its engagement, unless such expenses arise out of the gross negligence of Stenton Leigh.

Interests of Certain Persons in the Proposed Transactions

                    When considering the recommendation by the Net 1 board of directors to vote “FOR” the transactions, you should be aware that certain persons have interests in the transactions that are different from, and may conflict with, your interests:

  Dr. Serge Belamant, a director and the chairman of Net 1’s board of directors and the chief executive officer of Aplitec, controls 53.75% of Net 1’s outstanding shares by virtue of a contractual right to vote those shares on behalf of Cornet Ltd. and the trusts that own Net 1 Holdings.

  Dr. Belamant, along with Herman Kotze, Brenda Stewart and Nitin Soma, will enter into employment agreements after completion of the proposed transactions.

  The Brait Group, which is a member of the Brait Consortium, will have the right to designate three nominees to the slate of directors that Net 1’s management recommends to shareholders in Net 1’s annual proxy statement. Affiliates of the Brait Group is providing advisory services to Net 1 in connection with the proposed transactions and will receive a “capital raising fee” of ZAR 26.13 million ($3.7 million) and a further corporate finance fee of ZAR 850,000 ($121,000). Additionally, to the extent that any Aplitec shareholders elect the cash option, the Brait Group will acquire those interests in New Aplitec via the South African Trust, thereby increasing its ownership interest in Net 1.

                     The Net 1 board of directors was aware of these interests and considered them in approving the transactions.

Employment Agreements

                    In connection with the proposed transactions, Net 1 and New Aplitec will enter into employment agreements with certain key members of its senior management.

Sale Agreement

                    The sale agreement between Aplitec, certain of its subsidiaries and New Aplitec provides that New Aplitec, a newly incorporated South African company, will acquire substantially all of the assets and all of the liabilities of Aplitec. We urge you to carefully read the sale agreement in its entirety, a copy of which has been filed as an exhibit to this proxy statement/prospectus.

                    If Aplitec’s shareholders approve the Aplitec acquisition and if all the conditions relating to the disposal are fulfilled or waived, then New Aplitec will acquire substantially all of the assets and liabilities of Aplitec, excluding:

  cash in the sum of ZAR 300 million ($42.9 million) plus enough cash as is necessary to pay holders of Aplitec shares an additional amount equal to ZAR 0.25 for each Aplitec ordinary share for which such Aplitec shareholder elects the cash option, as described below; and

  the shares held indirectly by Aplitec in three dormant subsidiaries.

The Purchase Price and the Reinvestment Option

                    The net purchase price payable by New Aplitec for the assets of Aplitec will be ZAR 825.64 million ($117.95 million). This will result in a distribution to Aplitec’s shareholders of either ZAR 5.00 in cash ($0.71) per Aplitec ordinary share, in the case of the cash option, or ZAR 4.75 ($0.68) per Aplitec ordinary share, in the case of the reinvestment option, provided that 75% of Aplitec’s shareholders approve of the voluntary winding-up of Aplitec. As part of the purchase price, New Aplitec will also assume all of the liabilities of Aplitec.

                    Each Aplitec shareholder who elects the reinvestment option will receive the following:

  ZAR 1.90 ($0.27) in cash (equivalent to 40% of the purchase price of ZAR 4.75 ($0.68) attributable to each Aplitec ordinary share); and

  An investment of ZAR 2.85 ($0.41) through the South African Trust. Effectively, reinvesting shareholders will receive part of the distribution in cash and the remainder by way of a renounceable letter of allocation, or “RLA”, which will represent a capital contribution of ZAR 1.83996 ($0.26) and a loan account of ZAR 1.01004 ($0.14) in favor of the South African Trust. The South African Trust, will, in turn, subscribe for New Aplitec B class preference shares and B class loans in the same proportion held by such shareholders in the South African Trust. The foregoing consideration is in addition to the special convertible preferred stock of Net 1 that will be held in the Cayman Trust for the benefit of each holder of Aplitec ordinary shares who elects the reinvestment option. New Aplitec has entered into an agreement with the Brait Group to take up all the rights of the reinvestment option not taken up by the current Aplitec shareholders.

                    If Aplitec’s shareholders elect the reinvestment option, the following transactions will occur for each Aplitec ordinary share held by such shareholders:

  the aggregate sum reinvested by the Aplitec shareholders will be retained by New Aplitec;

  New Aplitec will issue to the South African Trust a B class preference share, ZAR 0.001 par value plus a premium of ZAR 1.83896 cents ($0.26);

  New Aplitec will credit to the South African Trust a B class loan account of New Aplitec of ZAR 1.01004 cents ($0.14); and

  the South African Trust in its books will issue to the shareholder one unit in the trust representing a capital contribution of ZAR 1.83996 ($0.26) and a loan account of ZAR 1.01004 ($0.14).

                    If any Aplitec shareholder fails to make the election between the cash option and the reinvestment option, such Aplitec shareholder will be deemed to have elected the cash option. If 75% of the Aplitec shareholders do not approve the resolution for the voluntary winding-up of Aplitec or such resolution is not registered, Aplitec, through the South African Trust, shall subscribe for the New Aplitec B class preference shares and B class loans, and Aplitec will hold cash of ZAR 450.3 million ($64.3 million), an investment in New Aplitec of ZAR 675.4 million ($96.5 million) and rights to receive Net 1 special convertible preferred stock on the occurrence of a trigger event as assets. As a result, there will not be a distribution, Aplitec will not be wound-up and Aplitec will continue to be listed on the JSE.

                    Upon completion of the proposed transactions, Aplitec, its reinvesting shareholders and/or the Brait Group will hold, as the direct beneficiaries of the South African Trust and indirect beneficiaries through the Cayman Trust, 100% of Net 1 special convertible preferred stock. Each share of special convertible preferred stock is convertible to one share of common stock of Net 1. On a converted and fully diluted basis the reinvestment option will be convertible into 58.14% of the outstanding common stock of Net 1.

         Conditions to Completion of the Aplitec Acquisition

                    Each party’s obligation to effect the Aplitec acquisition is subject to the satisfaction or waiver of certain conditions, including the following:

  receiving all required regulatory approvals;

  receiving all approvals of the Exchange Control Department of the South African Reserve Bank;

  the Aplitec shareholders authorizing the Aplitec acquisition;

  receiving all third party consents to the assignment of Aplitec’s contracts to New Aplitec;

  New Aplitec registering a prospectus to be issued and registered with the Registrar of Companies in South Africa and circulation this proxy statement/prospectus to the Aplitec shareholders;

  the completion of a due diligence investigation to the satisfaction of the Brait Consortium;

  Aplitec assigning all of its intellectual property to New Aplitec;

  the waiver by all third parties of pre-emptive or similar rights relating to Aplitec or its assets rights;

  New Aplitec and certain key executives of Aplitec entering into employment agreements and undertakings in restraint of trade to the satisfaction of New Aplitec;

  the approval by Net 1’s stockholders of the increase in authorized share capital, the issue of shares of Net 1 common stock to the Brait Consortium and the issuance of Net 1’s shares of special convertible preferred stock in connection with the Aplitec acquisition and the registration with the SEC of Net 1 common shares issuable upon conversion of such shares; and

  the acquisition by Net 1 of selected assets of Net 1 Holdings and the assignment of Net 1 Holdings’ rights and obligations under certain existing contracts.

                    The closing of the Aplitec acquisition will occur on the sixteenth business day after the last of the conditions to the acquisition have been satisfied or waived. Although no assurances can be given, we currently expect that the Aplitec acquisition will close in the first calendar quarter of 2004. However, because the Aplitec acquisition is subject to regulatory approvals and other customary conditions, we cannot predict the exact timing of closing.

Common Stock Purchase Agreement

                    The following description summarizes the material provisions of the Common Stock Purchase Agreement between Net 1 and the Brait Consortium. We urge you to carefully read the Common Stock Purchase Agreement in its entirety, a copy of which has been filed as an exhibit to this proxy statement/prospectus.

        General

                    The Common Stock Purchase Agreement provides that Net 1 will issue 105,661,428 shares of common stock at $0.50 per share to the Brait Consortium for a total purchase price of $52.8 million and procurement of the assignment of shares of New Aplitec.

                    The closing of the Common Stock Purchase Agreement will occur on the twelfth business day after the last of the conditions to the agreement have been satisfied or waived, or at another time as Net 1 and the Brait Consortium will agree. Although we can give no assurances, we currently expect that the closing of the Common Stock Purchase Agreement will occur in the first quarter of 2004. However, because the closing is subject to customary conditions and other agreements, we cannot predict the exact timing.

        Representations and Warranties

                    The Common Stock Purchase Agreement contains customary representations and warranties of Net 1 relating to, among other things:

  corporate organization and power and similar corporate matters;

  capital structure at the time of signing and upon completion of the issuance of shares to the Brait Consortium;

  authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of governmental authorities or third parties relating to the Common Stock Purchase Agreement;

  the accuracy of information supplied in connection with this proxy statement/prospectus and the registration statement of which it is a part;

  the accuracy of information contained in documents filed with the SEC, as well as the absence of undisclosed liabilities;

  approval of the Common Stock Purchase Agreement and all related actions and transactions by Net 1’s board of directors and shareholders;

  absence of significant litigation, material changes or events;

  compliance with applicable law;

  filing of tax returns and payment of taxes;

  environmental matters;

  ownership of intellectual property;

  engagement and payment of fees of brokers, investment bankers, finders and financial advisors;

  the disclosure of and validity of material contracts to which Net 1 is a party;

  maintenance of insurance;

  receipt of an opinion of Stenton Leigh, Net 1’s financial advisor;

  affiliate transactions; and

  labor matters and employee benefit plans.

                    Except for the representations and warranties regarding authorization, taxes, capital structure, government approvals, environmental matters and brokers and finders, the representations and warranties made by the parties to the Common Stock Purchase Agreement will survive for 24 months after the closing of the agreement, and their accuracy forms the basis of one of the conditions to the obligations of Net 1 and the Brait Consortium to complete the transaction.

       Conditions to the Closing

                    Each party’s obligation to effect this transaction is subject to the satisfaction or waiver of various conditions, which include the following:

  each of the representations and warranties contained in the Common Stock Purchase Agreement qualified as to materiality being true and correct, and all other representations and warranties contained in the Common Stock Purchase Agreement being true and correct in all material respects;

  the parties to the Common Stock Purchase Agreement having performed or complied in all material respects with all agreements, obligations, covenants and conditions required to be performed or complied with by it on or before the date on which the transaction is to be completed, and Net 1 having provided a certificate of a senior executive officer and the chairman of the board of directors to that effect;

  no laws having been adopted or promulgated and no temporary restraining order, preliminary or permanent injunction or other order issued by any court or other governmental entity of competent jurisdiction being in effect that makes the stock purchase illegal or otherwise prohibiting the consummation of the Common Stock Purchase Agreement;

  no action or litigation proceeding having been commenced by any governmental authority against any party to the Common Stock Purchase Agreement seeking to restrain or delay the purchase and sale of the shares of common stock or the other transactions contemplated by the Common Stock Purchase Agreement;

  all approvals, consents, permits and waivers of governmental authorities necessary or appropriate for the consummation of the transactions contemplated by the Common Stock Purchase Agreement will have been obtained;

  the Brait Consortium having received from Schneider Weinberger, outside legal counsel to Net 1, on the date on which the transaction is to be completed, a written opinion as to the shares of common stock of Net 1 being issued to the Brait Consortium; and

  the required stockholder approval will have been obtained.

                    In addition, each party’s obligation to effect the Common Stock Purchase Agreement is further subject to the satisfaction or waiver of the following additional conditions:

  the amendment to Net 1’s articles of incorporation authorizing the increase of authorized shares of common stock and preferred stock and the designation of the shares of convertible preferred stock will have been filed with and certified by the Florida Department of State;

  Net 1 and the Brait Consortium will have entered into a registration rights agreement, the terms of which will be mutually agreed upon by the parties;

  Net 1’s board of directors will have approved the Common Stock Purchase Agreement and the transactions contemplated thereby;

  the Asset Purchase Agreement will have been executed and delivered; and

  the Aplitec acquisition agreement will have been executed and delivered and the suspensive conditions referred to in that agreement will have been substantially fulfilled or waived to the satisfaction of the Brait Consortium.

                    The Common Stock Purchase Agreement provides for indemnification for any breach of representations and warranties or covenants that causes any loss to the indemnified party. Net 1 will take all actions necessary to increase the size of its board of directors to up to ten directors and to elect three nominees of the Brait Consortium. Net 1 also agrees to deliver financial statements, accountants’ reports and financial plans to the Brait Consortium, and it will provide notification of any event of default or any material adverse development against itself.

Subscription Agreement

                    In connection with the Aplitec acquisition, Net 1 will subscribe for 170,647,911 A class shares of New Aplitec pursuant to the terms of a Subscription Agreement between Net 1 and New Aplitec. Net 1 will use a portion of the proceeds it receives from the issuance of its shares of common stock to the Brait Consortium to subscribe for all of the A class shares of New Aplitec at par value of ZAR 0.001 ($0.0001) and a premium of ZAR 0.33568 ($0.05) per share and to advance a loan account in the sum of ZAR 1.01004 ($0.14) per A class share. New Aplitec will issue the A class shares to Net 1 and credit Net 1 with the loan accounts in its books.

Umbrella Agreement

                    In order to regulate relations between Net 1, the South African Trust, the Cayman Trust, the Brait Consortium and New Aplitec, the parties have entered into an Umbrella Agreement.

       Voting of New Aplitec shareholders

                    When New Aplitec convenes a meeting of its shareholders, it will notify the South African Trust in its capacity as the holder of the New Aplitec’s B class preference shares. The South African Trust will then inform the unit holders of the South African Trust of the meeting and the reasons thereof and will distribute to them forms of proxy. Those unit holders who wish to vote the B class preference shares attributable to their units will complete the proxy forms and forward them to the trustees of the South African Trust. The trustees of the South African Trust will, in turn, lodge proxies at the New Aplitec meeting to vote its B class preference shares in the manner instructed by its unit holders.

       Voting of Net 1 Shareholders

                    When Net 1 convenes a meeting of its shareholders, it will notify the enforcer of the Cayman Trust in its capacity as the holder of Net 1’s special convertible preferred stock. The enforcer of the Cayman Trust will then notify the South African Trust of the meeting and provide it with sufficient copies of the materials relating to such meeting to distribute to its unit holders. Those unit holders who wish to direct the Cayman Trust to vote the shares of special convertible preferred stock of Net 1 attributable to their units will complete forms of proxy, indicating the manner in which they wish to vote them. These proxies will be forwarded back to the enforcer of the Cayman Trust, who will, in turn, lodge proxies at the Net 1 meeting to vote its shares of special convertible preferred stock in the manner instructed by the unit holders of the South African Trust.

       Dividends on the special convertible preferred stock

                    The Umbrella Agreement provides that when dividends are declared by Net 1 out of profits from any source other than dividends received from New Aplitec in respect of the special convertible preferred stock, Net 1 will declare and pay the dividend accruing on such stock to the Cayman Trust, which in turn will pay such dividends to the South African Trust. The trustees of the South African Trust will then distribute the dividends to its unit holders in proportion to their unit holdings. The dividends will be distributed by the trustees of the South African Trust to the last known address of each unit holder or will be made by way of a direct transfer into the banking account of each unit holder.

       Conversion into Net 1 common stock

                    Upon the occurrence of a trigger event, the trustees of the South African Trust will notify the Cayman Trust of such event. The Cayman Trust will then distribute to the South African Trust a certain number of shares of Net 1 special convertible preferred stock in accordance with the “distribution ratio”, which is 0.814286 shares of special convertible preferred stock for each New Aplitec B class preference share (subject to stock splits or reverse splits). The South African Trust will then transfer the shares of special convertible preferred stock received from the Cayman Trust along with a proportionate number of New Aplitec B class preference shares and B class loan accounts to Net 1 in exchange for shares of Net 1 common stock. The conversion ratio for this exchange is one share of Net 1 common stock for each share of special convertible preferred stock surrendered by the South African Trust.

                    Following this conversion, the South African Trust will hold these shares of Net 1 common stock pending instructions from the beneficiary of those shares (i.e. the reinvesting Aplitec shareholder). This sale must occur within 12 months after conversion, pursuant to the Excon approval received. Upon receipt of the proceeds in South Africa, against surrender of the unit certificates, the trustees of the South African Trust will distribute the proceeds, net of all costs, to the unit holder. Thereafter, the trustees of the South African Trust will cancel the units and make appropriate entries in the register of unit holders.

                    You should carefully read the umbrella agreement in its entirety, a copy of the form of which has been filed as an exhibit to this proxy statement/prospectus.

New Aplitec Subscription Agreement

                    The trustees of the South African Trust and New Aplitec will enter into a Subscription Agreement. Under this agreement, the South African Trust will subscribe for all of the B class preference shares of New Aplitec at a price of ZAR 1.84 ($0.26) per share. New Aplitec will issue the B class preference shares to the South African Trust and will credit the trust with loan accounts in the sum of ZAR 1.01 ($0.14) per share, in New Aplitec’s books. The South African Trust will receive one B class preference share and one B class loan account for every Aplitec ordinary share reinvested by Aplitec’s current shareholders.

                    The New Aplitec B class preference shares and B class loans held by the South African Trust in New Aplitec are linked together and may not be transferred, except in connection with the conversion of Net 1 special convertible preferred stock into Net 1 common stock as detailed above.

                    On the date of the issuance of the B class preference shares and the B class loan accounts, New Aplitec will warrant that:

  it has no assets or liabilities;

  it has no other class of shares, other than its A class ordinary shares;

  no third party has the right to purchase any preference shares in New Aplitec except in connection with the Aplitec acquisition;

  it has no employees; and

  it has not conducted any business prior to the date of issuance.

                    You should carefully read the New Aplitec Subscription Agreement in its entirety, a copy of which has been filed as an exhibit to this proxy statement/prospectus.

New Aplitec Participation Trust Deed

                    In connection with the Aplitec acquisition, New Aplitec and Brait Capital Partners Trustees (Proprietary) Limited, the initial trustees, will enter into a trust deed for the establishment of the South African Trust. The trustee will have the power generally to acquire and manage the trust’s assets for the benefit of the trust’s unit holders.

        Disposal of special convertible preferred stock

                    The trustees will give written notice to the Cayman Trust, requesting the distribution of the special convertible preferred stock in the distribution ratio for each unit in respect of which the unit holder has given notice of conversion. Upon receipt of such notice, the Cayman Trust will distribute the special convertible preferred stock to the trustees of the South African Trust in the distribution ratio. The trustees of the South African Trust will then notify Net 1 of the conversion of the shares of special convertible preferred stock into shares of Net 1 common stock and will deliver to Net 1 the shares of special convertible preferred stock and a proportionate number of New Aplitec B class preference shares and B class loan accounts.

                    The trustees of the South African Trust will sell the shares of common stock in Net 1 as and when directed by the reinvesting shareholders, but in any event within 12 months of the conversion to comply with Excon approval received. In the event of the South African exchange controls being relaxed or abolished permitting unit holders to hold the common shares directly, the trustees will distribute the Net 1 common shares to the unit holders in the unit holders’ participation ratios and wind up the trust. Upon receipt of the proceeds in South Africa and against surrender of the unit certificates, the trustees will distribute the proceeds, net of all costs, to the unit holder or holders concerned. Thereafter, the trustees will cancel the units and make the appropriate entries in the register in respect of the units realized and issue new unit certificates, if required. Once a unit holder ceases to hold any units, he will no longer be a unit holder for purposes of the South African Trust.

Aplitec Holdings Participation Trust Deed

                    In order to provide for the conversion of Net 1’s shares of special convertible preferred stock, the Cayman Trust will be established pursuant to a Deed of Trust among the trustee of the Cayman Trust, SAPEF III International G.P., as original enforcer, and Brait Capital Partners Trustees (Proprietary) Limited, as trustee of the South African Trust, and Net 1. The beneficiaries of the Cayman Trust are those persons or classes of persons nominated as beneficiaries in accordance with the applicable provisions of the Cayman Trust.

                    The assets of the Cayman Trust will initially consist of 192,967,138 shares of special convertible preferred stock issued pursuant to the Aplitec acquisition, to be held until the trustee receives notification from the South African Trust to distribute some or all of the special convertible preferred stock to the South African Trust.

                    You should carefully read the Aplitec Holdings Participation Trust Deed in its entirety, a copy of the form of which has been filed as an exhibit to this proxy statement/prospectus.

Asset Purchase Agreement

                    As a condition to the Aplitec acquisition, Net 1 and Net 1 Holdings will enter into an Asset Purchase Agreement pursuant to which Net 1, on behalf of a wholly-owned subsidiary to be formed in Luxembourg, will acquire selected assets of Net 1 Holdings (including the U.S. FTS patent and the UEPS technology), including the rights to the U.S. FTS patent and the UEPS technology currently held by Net 1 Holdings and assume Net 1 Holdings’ rights and obligations under certain existing agreements, including the Patent and Technology Agreement with Net 1, for $1.00.

                    Net 1 Holdings will make certain representations and warranties to Net 1 as to the valid ownership, registration, transferability and absence of claims pertaining to the respective rights to the intellectual property. You should carefully read the Asset Purchase Agreement in its entirety, a copy of the form of which has been filed as an exhibit to this proxy statement/prospectus.

Transaction Expenses, Fees and Costs

                    All expenses incurred in connection with the proposed transactions will be paid by Net 1 and New Aplitec.

Accounting Treatment

       Accounting for the transaction

                    If a sufficient number of Aplitec’s current shareholders elect the reinvestment option to constitute a majority of the voting interest (or the largest shareholder group) in Net 1, the Aplitec acquisition would be likely be accounted for as a reverse acquisition. In a reverse acquisition, Net 1 would be treated as the acquired business and goodwill would consist of the difference between the purchase price or fair value of the Net 1 business and the fair value of its individual assets and liabilities. This goodwill would be accounted for in accordance with the provisions of FASB Statement No. 142 whereby goodwill is not amortized but subject to annual impairment testing.

                    The historical financial statements of the combined entity would be those of the accounting acquirer (i.e. Aplitec) and any comparative financial statements presented also should be those of the accounting acquirer rather than the legal acquirer (i.e. Net 1). The components of shareholders’ equity would be stated in terms of Aplitec’s equity accounts before the reverse acquisition, but with Net 1’s issued number of shares, with an adjustment to reflect the effects of the reverse acquisition on the equity components on the date of acquisition.

                    The SEC staff has stated that in transactions involving reverse acquisitions, the purchase price is generally the fair market value of the public company’s stock (legal acquirer/accounting acquiree) at the measurement date of the acquisition, multiplied by the number of shares outstanding immediately prior to the acquisition. While Aplitec and Net 1 are publicly traded companies, the purchase price would likely not take Net 1’s share price into consideration due to the fact that it is a very thinly traded stock.

                    In this reverse acquisition the legal acquirer would issue cash and securities to acquire the shares of the accounting acquirer. The payment of cash to the shareholders of the accounting acquirer would be considered a distribution of capital thus reducing its stockholders’ equity.

                    If an insufficient number of Aplitec shareholders take the reinvestment option such that it is not the largest shareholder group in Net 1, the transaction would be recognized as a business combination with Net 1 as both the accounting and legal acquirer. The cost of the acquisition would be the value of cash and any securities issued as consideration for the assets and liabilities of Aplitec, and would be allocated to such assets acquired and liabilities at their estimated fair values on the date of acquisition. Any cost in excess of the net value of Aplitec’s assets and liabilities would be recognized as goodwill and accounted for in the same manner discussed above.

                    In the course of any review by the SEC of this registration statement or subsequent filings reflecting the above proposed accounting, we may be required to adopt different accounting from that discussed above. Any such modification may be significant.

       Reporting by Net 1 under the Exchange Act of 1934 subsequent to the proposed transactions

                    The SEC staff has indicated that reports filed by the registrant after a reverse acquisition should parallel the financial reporting required under GAAP (i.e. as if the acquiree were the legal successor to the registrant’s reporting obligation as of the date of the merger). To comply with Exchange Act requirements, the registrant should assure that its filings with the SEC result in timely, continuous reporting, with no lapses in periods presented in the financial statements and no audited periods exceeding 12 months.

                    Consequently, subsequent to the consummation of the proposed transactions, Net 1 will change its fiscal year-end from December 31 to June 30 to align with the present fiscal year-end of Aplitec. In those circumstances, the SEC staff has indicated that no transition report is necessary. Periodic reports for periods ending prior to the consummation of the proposed transactions will be filed by Net 1 as they become due in the ordinary course of business. Commencing with the periodic report for the quarter in which the proposed transactions are consummated, reports will be filed based on the fiscal year of the accounting acquirer. Those financial statements will depict the operating results of the accounting acquirer, including the acquisition of the registrant from the date of consummation, but in U.S. GAAP and U.S. dollars rather than South African GAAP and ZAR as at present.

Material United States Federal Tax Consequences to Non-U.S. Holders

                    The following discussion describes the material United States federal income and estate tax consequences as of the date hereof to a Non-U.S. holder (as defined below) of the ownership of special convertible preferred stock of Net 1 issued in connection with the Aplitec acquisition and the ownership of common stock of Net 1 into which such preferred stock can be converted. This discussion also addresses certain tax consequences to Net 1 of issuing such stock. This discussion does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state and local consequences that may be relevant to such Non-U.S. holders in light of their particular circumstances. Special rules may apply to certain Non-U.S. holders, such as United States expatriates, “controlled foreign corporations,” “passive foreign investment companies,” “foreign personal holding companies,” corporations that accumulate earnings to avoid United States federal income tax, and investors in pass-through entities that are subject to special treatment under the Internal Revenue Code of 1986, as amended (the “Code”). Such Non-U.S. holders should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Code, and United States Treasury regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those discussed below.

                    As discussed above under “The Transactions,” the special convertible preferred stock will be held through a trust arrangement. Although it is not entirely clear, it is expected that for United States federal income tax purposes the South African Trust and the Cayman Trust will be classified as grantor trusts. Consequently, Non-U.S. holders of units in the South African Trust should be treated as owners of their proportionate share of the underlying shares of special convertible preferred stock held by the Cayman Trust for United States federal income tax purposes and the discussion below assumes such treatment. It is possible, however, that the trusts could be treated as entities other than trusts for

United States federal income tax purposes, although such alternative treatment should not generally result in any adverse United States federal income tax consequences to the Non-U.S. holders.

                    Persons considering ownership of common stock should consult their own tax advisors concerning the United States federal income and estate tax consequences in light of their particular situations, as well as any consequences arising under the laws of any other taxing jurisdiction.

Consequences to Net 1

                    Net 1 will not recognize any income or gain as a result of the issuance of special convertible preferred stock and common stock in exchange for cash in connection with the proposed transactions contemplated herein.

Consequences to Non-U.S. Holders

                    As used herein, a “Non-U.S. holder” of common stock or special convertible preferred stock means a beneficial owner (other than an entity treated as a partnership) that is not any of the following for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust if it (a) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

        Reclassification of Special Convertible Preferred Stock Interest

                    As discussed above under “The Proposed Transactions,” shareholders of Aplitec that elect the reinvestment option will receive units in a trust representing beneficial interests in B class preference shares and B class loan accounts issued by New Aplitec together with special convertible preferred stock. Although no statutory, judicial or administrative authority exists that directly addresses the tax treatment of Non-U.S. holders that elect to receive these interests, Net 1 intends to treat the special convertible preferred stock, B class preference shares and B class loan accounts as separate and distinct interests. There is a risk, however, that these interests will be treated as representing a single direct equity interest in Net 1 for United States federal income tax purposes. In such case, all distributions received by Non-U.S. holders of special convertible preferred stock, including distributions received with respect to the B class preference shares and B class loan accounts, would be treated as United States-source dividends received in respect of an equity interest in Net 1 and would be subject to United States federal withholding tax as described below under “—Dividends.”

       Dividends

                    Dividends paid to a Non-U.S. holder of common stock or special convertible preferred stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment of the Non-U.S. holder, are not subject to the withholding tax, but instead are subject to United States federal income tax on a net income basis in the same manner as if the such holder were a United States person as defined under the Code. Certain certification and disclosure requirements must be satisfied for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

                    A Non-U.S. holder of common stock or special convertible preferred stock who wishes to claim the benefit of an applicable treaty rate (and avoid backup withholding as discussed below) for dividends, will be required to (a) complete Internal Revenue Service (“IRS”) Form W-8BEN (or other applicable form) and certify under penalty of perjury, that such holder is not a United States person or (b) if the common stock or special convertible preferred stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable United States

Treasury regulations. Special certification and other requirements apply to certain Non-U.S. holders that are entities rather than individuals. A Non-U.S. holder eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

                    As discussed above, the shares of special convertible preferred stock will prior to their conversion or sale be held through a trust arrangement. Under the United States-South Africa income tax treaty (the “Treaty”), a maximum rate of 15% applies to dividends from United States sources distributed to South African residents. For United States federal income tax purposes, beneficiaries of the trusts that are residents of South Africa and are otherwise entitled to benefits under the Treaty may be entitled to the reduced rate of withholding under the Treaty in respect of any dividends paid on the special convertible preferred stock assuming such holders are taxable currently in South Africa on any dividend distributions to the trusts.

       Disposition of Common Stock or Special Convertible Preferred Stock

                    A Non-U.S. holder generally will not be subject to United States federal income tax with respect to any gain recognized on a sale or other disposition of common stock or on a sale, exchange, conversion or other disposition of convertible preferred stock unless (i) the gain is effectively connected with a trade or business of the Non-U.S. holder in the United States, and, where a tax treaty applies, is attributable to a United States permanent establishment of the Non-U.S. holder, (ii) in the case of a Non-U.S. holder who is an individual and holds the common stock or special convertible preferred stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale, exchange or other disposition and certain other conditions are met, or (iii) Net 1 is or has been a “United States real property holding corporation” for United States federal income tax purposes.

                    An individual Non-U.S. holder described in clause (i) above will be subject to tax on the net gain derived from the sale, exchange or other disposition under regular graduated United States federal income tax rates. An individual Non-U.S. holder described in clause (ii) above will be subject to a flat 30% tax on the gain derived from the sale, exchange or other disposition which may be offset by United States source capital losses (even though the individual is not considered a resident of the United States). If a Non-U.S. holder that is a foreign corporation falls under clause (i) above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. Net 1 believes it is not and does not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

       Constructive Dividends

                    The conversion rate into which shares of special convertible preferred stock, together with B class preference shares and B class loan accounts of New Aplitec, may be exchanged for common stock of Net 1 may be adjusted in certain circumstances. Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing a holder’s proportionate interest in Net 1’s assets or earnings may in some circumstances result in a deemed dividend to holders in accordance with the earnings and profits rules under the Code.

        Federal Estate Tax

                    Common stock or special convertible preferred stock held by an individual Non-U.S. holder at the time of death will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

       Information Reporting and Backup Withholding

                    Net 1 must report annually to the IRS and to each Non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. holder resides under the provisions of an applicable income tax treaty. A Non-U.S.

holder will be subject to backup withholding for dividends paid to such holder unless applicable certification requirements are met (as described above under “—Dividends”).

                    Information reporting and, depending on the circumstances, backup withholding, will apply to the proceeds of a sale or exchange of common stock or special convertible preferred stock within the United States or conducted through United States-related financial intermediaries unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or the holder otherwise establishes an exemption.

                    Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s United States federal income tax liability provided the required information is furnished to the IRS.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

Overview

                    The unaudited pro forma consolidated financial information presented herein gives effect to the various transactions described in this proxy statement/prospectus, based on certain assumptions set forth in further detail below.

                    If enough Aplitec shareholders exercise the reinvestment option with the result that the Aplitec shareholders will own the majority of the voting stock of Net 1 or if Aplitec’s shareholders become the single largest shareholding group of Net 1, the Aplitec acquisition would be accounted for as a reverse acquisition. In a reverse acquisition, Net 1 would become the acquired business and goodwill would arise as the difference between the purchase price or fair value of the Net 1 business and the fair value of its individual assets and liabilities.

                    If instead Aplitec’s shareholders do not become the single largest shareholding group of Net 1, the transaction would be accounted for as a business combination with Net 1 treated as both the accounting and legal acquirer. The cost of the acquisition would be calculated as the value of cash and any securities issued as consideration for the assets and liabilities of Aplitec. The cost of the acquisition would be allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition and any cost in excess of these amounts would be recognized as goodwill.

                    The number of shareholders of Aplitec that will take the reinvestment option is currently unknown and accordingly the purchase price and accounting treatment for the transaction cannot be determined at this time. Therefore, unaudited pro forma financial information of Aplitec after giving effect to the transaction is presented herein on two bases:

Option 1 assumes that all of the existing Aplitec shareholders who had not provided undertakings to reinvest as of November 17, 2003 choose to take the cash option. Under this option, the cash option would be elected with respect to 100,621,904 existing shares of Aplitec out of 236,977,187 shares outstanding at such date; and

Option 2 assumes that all of the existing Aplitec shareholders exercise the reinvestment option.

Basis of presentation

                    The following unaudited consolidated pro forma financial information (the “pro forma financial information”) has been derived by applying pro forma adjustments to Aplitec’s historical consolidated financial statements included elsewhere in this proxy statement/prospectus. The pro forma financial information gives effect to the following transactions as though they had occurred on June 30, 2003 for the pro forma balance sheet and July 1, 2002 for the pro forma income statement:

  the contribution of $52,830,714 to Net 1 by the Brait Consortium in exchange for 105,661,428 shares of Net 1 common stock, at a subscription price of $0.50 per common share;

  the distribution of cash remaining in Aplitec following the proposed transaction of either $43,635,865 or $40,260,000 to Aplitec shareholders, assuming either Option 1 or Option 2 above, respectively;

  Net 1’s provision for transaction costs, including tax liabilities arising as a result of the transaction, estimated at either $11,098,712 or $10,676,729, assuming either Option 1 or Option 2, respectively;

  the acquisition of Aplitec for the aggregate consideration valued at $125,264,095, assuming Option 1 above;

  the reverse acquisition of Net 1 for the aggregate consideration of $60,757,142, assuming Option 2 above.

                     The adjustments necessary to present fairly the pro forma financial information have been made based on available information and the following assumptions that we believe are reasonable:

Option 1

i.	The pro forma adjustments do not contemplate the existence or elimination of any inter-company balances or transactions.

ii.	The pro forma adjustments above assume that Aplitec’s dormant subsidiaries not being acquired have no value.

iii.	The acquisition of Net 1 Holdings is not presented in the pro forma balance sheet since the fair values of its assets and liabilities are negligible.

iv.	The excess of purchase consideration over the net asset value of Aplitec has been ascribed to goodwill based on a provisional purchase price allocation that does not contemplate any adjustments necessary to reflect Aplitec’s individual assets and liabilities at fair value. Actual goodwill value may differ significantly from this estimate. In particular, the amount of goodwill may differ should any additional value be ascribed to intangible assets or any additional intangible assets be identified upon finalization of the purchase price allocation. The effect of the purchase price allocation on actual net income will differ depending on which of the cash and reinvestment scenarios prevails, since the net assets to which fair values are ascribed would differ between the two scenarios.

v.	Pro forma per share data is based on the number of Net 1 common and special convertible preferred stock that would have been outstanding had the combination occurred on the date presented. In order to compute the number of common shares used in the calculation of pro forma basic and diluted earnings per common share, the number of common shares issued to Brait Consortium in the combination was added to the weighted average number of Net 1 shares outstanding. A reconciliation of shares used to compute historical basic earnings per share to shares used to compute pro forma basic and diluted earnings per common share follows:

Option 2

i.	The pro forma adjustments do not contemplate the existence or elimination of any inter-company balances or transactions.

ii.	The pro forma adjustments above assume that Aplitec’s dormant subsidiaries not being retained have no value.

iii.	The acquisition of Net 1 Holdings is not presented in the pro forma balance sheet since the fair values of its assets and liabilities are negligible.

iv.	The excess of purchase consideration over the net asset value of Net 1 has been ascribed to goodwill based on a provisional purchase price allocation that does not contemplate any adjustments necessary to reflect Net 1’s individual assets and liabilities at fair value. Actual goodwill value may differ significantly from this estimate. In particular, the amount of goodwill may differ should any additional value be ascribed to intangible assets or any additional intangible assets be identified upon finalization of the purchase price allocation. The effect of the purchase price allocation on actual net income will differ depending on which of the cash and reinvestment scenarios prevails, since the net assets to which fair values are ascribed would differ between the two scenarios.

v.	Pro forma per share data is based on the number of Net 1 common and special convertible preferred stock that would have been outstanding had the combination occurred on the date presented. In order to compute the number of common shares used in the calculation of pro forma basic and diluted earnings per common share, the number of common shares issued to Brait Consortium in the combination was added to the weighted average number of Net 1 shares outstanding. A reconciliation of shares used to compute historical basic earnings per share to shares used to compute pro forma basic and diluted earnings per common share follows:

Option 1

Common shares used to compute
Net 1 historical basic earnings per
share	15,852,856
Common shares issued to the Brait
Consortium	105,661,428

Common shares issued under 2004
Stock Incentive Plan	8,720,936

Common shares used to compute pro
forma basic and diluted earnings
per share	130,235,220

The number of special convertible preferred stock used in the calculation of pro forma basic and diluted earnings per special convertible preferred share has been calculated assuming 57.54% of the former Aplitec shareholders elect the reinvestment option. The number of common shares used to calculate pro forma diluted earnings per share excludes the impact of 8,720,936 employee stock options, because they will be issued at market value.

A reconciliation of shares used to compute pro forma basic and diluted earnings per special convertible preferred stock follows:

Special convertible preferred stock
issued to former Aplitec
shareholders	111,032,159
Special convertible preferred stock
issued to the Brait Consortium	81,934,979

Special convertible preferred stock
used to compute pro forma basic
and diluted earnings per share of
special convertible preferred stock	192,967,138

Quantification of the total earnings available for distribution to the holders of common stock and of special convertible preferred stock, taking into consideration the pro-forma adjustments discussed herein, follows:

Option 2

Common shares used to compute
Net 1 historical basic earnings per
share	15,852,856
Common shares issued to the Brait
Consortium	105,661,428

Common shares issued under 2004
Stock Incentive Plan	8,720,936

Common shares used to compute pro
forma basic and diluted earnings
per share	130,235,220

The number of shares of special convertible preferred stock used in the calculation of pro forma basic and diluted earnings per special convertible preferred share has been calculated assuming all of the former Aplitec shareholders elect the reinvestment option. The number of common shares used to calculate pro forma diluted earnings per share excludes the impact of 8,720,936 employee stock options, because they will be issued at market value.

A reconciliation of shares used to compute pro forma basic and diluted earnings per special convertible preferred stock follows:

Special convertible preferred stock
issued to former Aplitec
shareholders	192,967,138
Special convertible preferred stock
issued to the Brait Consortium	—

Special convertible preferred stock
used to compute pro forma basic
and diluted earnings per share of
special convertible preferred stock	192,967,138

Quantification of the total earnings available for distribution to the holders of common stock and of special convertible preferred stock, taking into consideration the pro-forma adjustments discussed herein, follows:

Option 1

Basic and Diluted

	Common	Preferred
	Stock	Stock
Undistributed earnings –
Aplitec[1]	3,528	5,226
Extraordinary item	345	512
Accounting change	128	190
Undistributed earnings –
Net 1[2]	(7)	(10)

Total undistributed
earnings (loss) available
for distribution	3,994	5,918

Earnings per share (US	3.07	3.07
cents)

____________________________
1 Includes effect of pro forma adjustments
2 Includes results of Net 1 Holdings

Option 2

Basic and Diluted

	Common	Preferred
	Stock	Stock
Undistributed earnings –
Aplitec[1]	3,565	5,282
Extraordinary item	345	512
Accounting change	128	190
Undistributed earnings –
Net 1[2]	(7)	(10)

Total undistributed
earnings (loss) available
for distribution	4,031	5,974

Earnings per share (US	3.10	3.10
cents)

____________________________
1 Includes effect of pro forma adjustments
2 Includes results of Net 1 Holdings

                    This pro forma financial information is for informational purposes only and does not purport to present what the results would have been had these transactions actually occurred on the dates presented or to project the results of operations or financial position for any future period.

                    This pro forma financial information should be read in conjunction with Aplitec’s and Net 1’s financial statements included elsewhere in this proxy statement/prospectus.

PRO FORMA CONSOLIDATED BALANCE SHEET
(unaudited—in thousands of U.S. dollars, except per share data or unless otherwise indicated)
June 30, 2003

Option 1

				Net 1 capital	Aplitec cash	Additional	Acquisition
	Aplitec			contribution	not acquired	purchase	of net assets
	(ZAR ‘000) (1)	Aplitec (2)	Net 1 (3)	by Brait (4)	by Net 1 (5)	price (6)	of Aplietc (7)	Pro forma
ASSETS
Non-current assets:
Goodwill	ZAR 60,104	$8,066	$—	$—	$—	$—	$91,448	$99,514
Intangible assets	26,822	3,599	2	—	—	—	—	3,601
Property, plant and
equipment	59,887	8,037	—	—	—	—	—	8,037
Other assets	23,892	3,206	—	—	—	—	—	3,206
Total non-current
assets	170,705	22,908	2	—	—	—	91,448	114,358
Current assets:
Inventory	6,312	847	—	—	—	—	—	847
Trade and other
receivables	151,492	20,330	92	—	—	—	—	20,422
Cash and cash
equivalents	438,964	58,909	11	91,316	(43,636)	—	(58,649)	47,951
Total current assets	596,768	80,086	103	91,316	(43,636)	—	(58,649)	69,220
Total assets	767,473	102,994	105	91,316	(43,636)	—	32,799	183,577

LIABILITIES
Long-term
liabilities:
Deferred taxes	65,923	8,847	—	—	—	—	—	8,847
Total long-term
liabilities	65,923	8,847	—	—	—	—	—	8,847

Current liabilities:
Trade and other
payables	98,271	13,188	418	—	—	11,099	—	24,705
Tax	50,938	6,835	—	—	—	(3,328)	—	3,507
Total current
liabilities	149,209	20,023	418	—	—	7,771	—	28,212
Total liabilities	215,132	28,870	418	—	—	7,771	—	37,059
Net assets	ZAR 552,341	$74,124	$(313)	$91,316	$(43,636)	$(7,771)	$32,799	$146,519

PRO FORMA CONSOLIDATED INCOME STATEMENT
(unaudited—in thousands of U.S. dollars, except per share data or unless otherwise indicated)
June 30, 2003

					Pro forma
	Aplitec			Net 1	adjustments
	(ZAR ‘000) (1)	Aplitec (2)	Net 1 (3)	Holdings (8)	(9)	Pro forma
Revenue	ZAR 678,567	$74,924	$41	$134	$—	$75,099
Cost of sales	(234,885)	(25,935)	—	(24)	—	(25,959)
Gross profit	443,682	48,989	41	110	—	49,140
Other operating income	5,373	593	—	—	—	593

Operating expenses –
continuing operations
Distribution costs	(6,155)	(680)	—	—	—	(680)
Administrative expenses	(72,063)	(7,957)	(9)	—	(1,991)	(9,957)
Other operating expenses	(196,334)	(21,678)	(141)	—	—	(21,819)
	(274,552)	(30,315)	(150)	—	(1,991)	(32,455)

Operating profit/(loss)	174,503	19,268	(109)	110	(1,991)	17,278
Interest income/(expense), net	23,546	2,600	0	—	(1,926)	674
Profit before taxation	198,049	21,868	(109)	110	(3,917)	17,952
Taxation	(85,794)	(9,473)	—	(18)	728	(8,763)
Profit after taxation	112,255	12,395	(109)	93	(3,189)	9,189
Minority interests	(4,095)	(452)	—	—	—	(452)
Extraordinary items	7,764	857	—	—	—	857
Effect of accounting change	2,879	318	—	—	—	318
Net profit for the year	ZAR 118,803	$13,118	$(109)	$93	$(3,189)	$9,912
Dividends paid	ZAR 25,681	$2,836	—	—	—	$2,836

Earnings per share (US cents)
Basic and Diluted
Common stock						3.07
Special convertible preferred
shares						3.07

(1)	Based on the audited financial statements of Aplitec for the year ended June 30, 2003 on a US GAAP basis (see Note 25 to Aplitec’s financial statements).

(2)	Translates the audited financial statements of Aplitec for the year ended June 30, 2003 on a US GAAP basis (see Note 25 to Aplitec’s financial statements) at an exchange rate of ZAR 7.4516 = $1.00 for the balance sheet, which approximates the closing exchange rate as reported by an independent external source (www.oanda.com) on June 30, 2003 and ZAR 9.0568 = $1.00 for the income statement, which approximates the average daily exchange rate for the twelve months in the period ended June 30, 2003 as reported by an independent external source (www.oanda.com).

(3)	Based on the audited US GAAP financial statements of Net 1 included in its annual report on Form 10-KSB for the year ended December 31, 2002, adding subsequent interim periods and deducting comparable preceding year interim results, as reflected in the unaudited financial statements of Net 1 included in its quarterly reports on Forms 10-QSB, as appropriate.

(4)	Illustrates the effect of the Brait Consortium’s capital contribution of $52,831 into Net 1 in exchange for the issuance of 105,661,428 shares of Net 1 common stock, at a subscription price of $0.50 per share, plus the underwriting contribution by the Brait Consortium of ZAR 2.85 per Aplitec share in respect of which the cash option is exercised, amounting to $38,485.

(5)	Under Option 1, $43,636 of cash, which is equal to ZAR 300 million plus additional cash of Aplitec as is equal to 25 cents for each of the total 236,977,187 Aplitec ordinary shares in respect of which Aplitec shareholders elect the cash option, and which has been translated at the June 30, 2003 exchange rate noted in (2) above, will not be acquired by Net 1, as described in the Common Stock Purchase Agreement. This column treats this amount as a cash distribution to Aplitec’s shareholders in advance of its acquisition by Net 1.

(6)	Illustrates the amount owing in respect of the purchase price relating to transaction costs estimated at $11,099. Of the total amount, $3,328 is due to South African Secondary Taxation on Companies (“STC”), which was historically provided for by Aplitec. Accordingly, the net assets of Aplitec have been increased by this amount and goodwill adjusted, as set forth in footnote (7) below.

(7)	Illustrates the impact of the legal acquisition of Aplitec by Net 1 as though the transaction occurred on June 30, 2003. In determining the impact of the acquisition, the following assumptions, estimates, and adjustments have been made:

The purchase consideration is assumed to be as follows:

Cash distribution in respect of:

Cash option	67,517	†

Less: incremental ZAR 0.25 per share funded through non-acquisition of Aplitec cash	(3,376)

Reinvestment option	34,768	†

Less: amount funded through non-acquisition of R300 million of Aplitec cash
	(40,260)

Cash element of purchase price	58,649

136,355,283 B class preference shares pro-rated by the distribution ratio of 0.814286:1 to
calculate the number of special convertible preferred shares, valued at $0.50 per share	55,516

Transaction costs, including tax liabilities arising as a result of the transaction, to be provided by Net 1
11,099
125,264

†	Total cash paid to former Aplitec shareholders is $102,285

Goodwill was determined based on a provisional purchase price allocation and is equal to the difference between the $125,264 purchase price and the June 30, 2003 Aplitec net asset value of $74,124 reduced by cash not acquired of $43,636 and increased by STC of $3,328, as set forth in footnote (6) above.

(8)	Based on the unaudited management financial statements of Net 1 Holdings for the year ended June 30, 2003 on a US GAAP basis.

(9)	Reflects estimated interest earned by Aplitec in the year ended June 30, 2003 on existing Aplitec cash of $43,636 that would have been distributed to shareholders and therefore not have been held by Aplitec had the transaction been consummated on July 1, 2002. An estimated pre-tax interest rate of 4.4% has been used, based on the actual interest earned by and year-end cash balance of Aplitec on a US GAAP basis. The adjustment has been tax-effected at 37.78%. This column also reflects the stock compensation charge for 8,720,936 ordinary shares in Net 1 that have been allocated for issuance to management under the 2004 Stock Incentive Plan. It is currently contemplated that these stock awards will vest in increments of 1,744,187 per year over a period of five years. The compensation charge in year one is $1,991.

PRO FORMA CONSOLIDATED BALANCE SHEET
(unaudited—in thousands of U.S. dollars, except per share data or unless otherwise indicated)
June 30, 2003

Option 2

				Net 1
				capital	Aplitec cash		Acquisition
				contributio	not	Additional	of net assets
	Aplitec	Aplitec		n by Brait	acquired by	purchase	of Aplietc
	(ZAR ‘000) (1)	(2)	Net 1 (3)	(4)	Net 1 (5)	price (6)	(7)	Pro forma
ASSETS
Non-current assets
Goodwill	ZAR 60,104	$8,066	$—	$—	$—	$—	$15,587	$23,653
Intangible assets	26,822	3,599	2	—	—	—	—	$3,601
Property, plant and equipment	59,887	8,037	—	—	—	—	—	8,037
Other assets	23,892	3,206	—	—	—	—	—	3,206
Total non-current assets	170,705	22,908	2	—	—	—	15,587	38,497

Current assets
Inventory	6,312	847	—	—	—	—	—	847
Trade and other
receivables	151,492	20,330	92	—	—-	—	—	20,422
Cash and cash equivalents	438,964	58,909	11	52,831	(40,260)	—	(20,164)	51,327
Total current assets	596,768	80,086	103	52,831	(40,260)	—	(20,164)	72,596
Total assets	767,473	102,994	105	52,831	—	—	(4,577)	111,093

LIABILITIES
Long-term liabilities
Deferred taxes	65,923	8,847	—	—	—	—	—	8,280
Total long-term liabilities	65,923	8,847	—	—	—	—	—	8,280

Current liabilities
Trade and other payables	98,271	13,188	418	—	—	10,677	—	24,283
Tax	50,938	6,835	—	—	—	(3,328)	—	4,075
Total current liabilities	149,209	20,023	418	—	—	7,349	—	28,357
Total liabilities	215,132	28,870	418	—	—	7,349	—	36,637
Net assets	ZAR 552,342	$74,124	$(313)	$52,831	$(40,260)	$(7,349)	$(4,577)	$74,456

PRO FORMA CONSOLIDATED INCOME STATEMENT
(unaudited—in thousands of U.S. dollars, except per share data or unless otherwise indicated)
June 30, 2003

					Pro forma
	Aplitec			Net 1	Adjustments
	(ZAR ‘000) (1)	Aplitec (2)	Net 1 (3)	Holdings (8)	(9)	Pro forma
Revenue	ZAR 678,567	$74,924	$41	$134	$—	$75,099
Cost of sales	(234,885)	(25,935)	—	(24)	—	(25,959)
Gross profit	443,682	48,989	41	110	—	49,140
Other operating income	5,373	593	—	—	—	593

Operating expenses – continuing
operations
Distribution costs	(6,155)	(680)	—	—	—	(680)
Administrative expenses	(72,063)	(7,957)	(9)	—	(1,991)	(9,957)
Other operating expenses	(196,334)	(21,678)	(141)	—	—	(21,819)
	(274,552)	(30,315)	(150)	—	(1,991)	(32,455)

Operating profit/(loss)	174,503	19,268	(108)	110	(1,991)	17,278
Interest income/(expense), net	23,546	2,600	—	—	(1,777)	823
Profit before taxation	198,049	21,868	(109)	110	(3,768)	18,101
Taxation	(85,794)	(9,473)	—	(18)	672	(8,819)
Profit after taxation	112,255	12,395	(109)	92	(3,096)	9,282
Minority interests	(4,095)	(452)	—	—	—	(452)
Extraordinary items	7,764	857	—	—	—	857
Effect of accounting change	2,879	318	—	—	—	318
Net profit for the year	ZAR 118,803	$13,118	$(109)	$92	$(3,096)	$10,005
Dividends paid	ZAR 25,681	$2,836	$—	$—	$—	$2,836

Earnings per share (US cents)
Basic and diluted
Common stock						3.10
Special convertible preferred shares						3.10

(1)	Based on the audited financial statements of Aplitec for the fiscal year ended June 30, 2003 on a US GAAP basis (see Note 25 to Aplitec’s financial statements).

(2)	Translates the audited financial statements of Aplitec for the fiscal year ended June 30, 2003 on a US
GAAP basis (see Note 25 to Aplitec’s financial statements) at an exchange rate of ZAR 7.4516 = $1.00 for the balance sheet, which approximates the closing exchange rate on June 30, 2003 and ZAR 9.0568 = $1.00 for the income statement, which approximates the average daily exchange rate for the year ended June 30, 2003.

(3)	Based on the audited US GAAP financial statements of Net 1 included in its annual report on Form 10-KSB for the year ended December 31, 2002, adding subsequent interim periods and deducting comparable preceding year interim results, as reflected in the unaudited financial statements of Net 1 included in its quarterly reports on Forms 10-QSB, as appropriate.

(4)	Illustrates the effect of the Brait Consortium’s capital contribution of $52,831 into Net 1 in exchange for the issuance of 105,661,428 shares of common stock of Net 1, at a subscription price of $0.50 per share.

(5)	Represents that amount of cash distributed to reinvesting Aplitec shareholders which is funded from existing cash of Aplitec, as described in the Common Stock Purchase Agreement.

(6)	Illustrates the effect of liabilities estimated at $10,677, including taxes arising on the cash distribution to Aplitec shareholders. Of the total amount, $3,328 is in respect of STC, which was historically provided for by Aplitec. The net amount of $7,349 is the incremental cost of the transaction.

(7)	Illustrates the impact of the legal acquisition of Aplitec by Net 1 as though the transaction was consummated on June 30, 2003. In determining the impact of the acquisition, the following assumptions, estimates, and adjustments have been made:

Immediately after the combination, Aplitec shareholders will own the largest interest in Net 1, and the combination will therefore be accounted for as a reverse acquisition in which Aplitec will survive as the combined entity. Accordingly, for accounting purposes, Net 1 is treated as the acquired entity and Aplitec is treated as the acquirer and the historical financial statements of Aplitec will become those of the combined entity after the combination.

The reinvesting shareholders receive ZAR 1.90 per share, which is treated as a capital distribution. This is equal to $60,424, of which $40,260 is funded from existing cash of Aplitec per column 5, and the remaining $20,164 is deducted in column (7).

The purchase consideration is assumed to be as follows:

Existing shares of Net 1 immediately prior to transaction ('000s)	121,514

Fair value per Net 1 share[1]	$0.50

Total value	$60,757,000

[1] The fair value of the shares of Net 1 common stock used in determining the purchase price was $0.50, which is the price per share paid by the Brait Consortium under the Common Stock Purchase Agreement.

Goodwill of $15,587 has been determined based on a provisional purchase price allocation and is equal to the difference between the $60,757 purchase price and the June 30, 2003 Net 1 net asset value of $45,170, after giving effect to the capital contribution by the Brait Consortium of $52,831 and the incremental cost of the transaction of $7,349 (footnote 6).

(8)	Based on the unaudited management financial statements of Net 1 Holdings for the year ended June 30, 2003 on a US GAAP basis.

(9)	Reflects estimated interest earned by Aplitec in the year ended June 30, 2003 on existing Aplitec cash of $40,260 that would have been distributed to shareholders and therefore not have been held by Aplitec had the transaction been consummated on July 1, 2002. An estimated pre-tax interest rate of 4.4% has been used, based on the actual interest earned by and year-end cash balance of Aplitec on a US GAAP basis. The adjustment has been tax-effected at 37.78%. This column also reflects the stock compensation charge for 8,720,936 ordinary shares in Net 1 that have been allocated for issuance to management under the 2004 Stock Incentive Plan. It is currently contemplated that these stock awards will vest in increments of 1,744,187 per year over a period of five years. The compensation charge in year one is $1,991.

BUSINESS

THE TECHNOLOGY

                    Net 1’s and Aplitec’s technological platforms are based upon two fundamental components:

  FTS patents; and

  the UEPS technology.

                    The FTS patents were first filed by Dr. Serge Belamant and the late Andre Mansvelt in 1989. The patents in South Africa and its surrounding territories were subsequently assigned to Net 1 (Pty), which is currently a wholly-owned subsidiary of Aplitec. The patents in Europe and the United States were assigned to Net 1 Holdings.

                    Description of the FTS Patents. The FTS patents describe a method for the safe and secure transfer of funds from one “smart card” to another without the need for contact with the card issuer or authorization center at the time of the transaction. It also incorporates how these cards can be loaded or re-loaded with funds as well as how these funds can be redeemed for value in a banking or non-banking environment.

                    Status of FTS Patents. The FTS patents are registered in the United States, South Africa, Botswana, Namibia and Swaziland.

                    The European patent was filed in October 1990 and granted in December 1994. The European Patent Convention provides for an opposition period of nine months following the grant of a European patent, and six parties filed an opposition to the grant of the FTS patent. The case was heard before a Board of the Opposition Division in March 1998 and the patent was upheld. Following this decision, a number of the original opponents filed an appeal. The oral proceedings for the appeal were heard on October 10, 2002 and the Appeal Board reversed the earlier decision. The formal written decision from the Appeal Board was received on December 24, 2002. Consequently, the European patent has been revoked and there is no possibility of any further appeal.

                    As a result of this ruling, Net 1 will not be able to collect any patent royalties in the European Union. However, our business plan and forecast do not account for such royalties as a major source of revenue in the medium to long-term, as the key to Net 1’s operations in Europe is based on its know-how and ability to exploit the technology rather than on its proprietary right. Accordingly, while Net 1 is disappointed in this ruling, it has not and is not expected to have a material adverse effect on Net 1 in the medium or long-term.

                    The FTS patents in South Africa, Botswana, Namibia and Swaziland were granted on September 25, 1991, March 9, 1993, April 7, 1993 and December 9, 1992, respectively. These patents, held by Net 1 (Pty), remain in full force and effect, and Aplitec is not aware of any challenges to their enforceability.

                    The FTS patent in the United States was granted on December 29, 1992. A reissue patent was granted under number Re. 36,788 on July 25, 2000. It currently remains in full force and effect, and Net 1 is not aware of any challenges to its enforceability.

                    Description of the UEPS Technology. The UEPS technology is a suite of software programs that incorporates the FTS patents into a fully integrated payment and settlement system. The primary strengths of UEPS are its affordability, security and flexibility. The system is affordable because transactions occur between the computer chips embedded in the two smart cards involved using a relatively inexpensive self-contained terminal. This eliminates the need for existing infrastructures such as electricity, telephone or data transmission. The payment system is secure because all transactions are verified (i.e. confirmation of the actual transfer of the funds) between the two smart cards, which are involved in the transaction using advanced hardware tamper protection and cryptographic systems, together with protocols and techniques developed by the founders of the technology. The UEPS also allows for pin code or biometric (fingerprint) verification of the cardholder at the time of transacting, which further enhances the security of the system. Finally, UEPS is flexible because transactions are completed offline, thus eliminating virtually all restrictions on where verified transactions can occur.

                    The first version of UEPS was released in 1991, and included software to both operate each smart card as well as the main payment system network. UEPS provides all of the functions necessary to issue and manage a smart card and terminal base as well as those needed to effect settlement between all of the operators and participants. UEPS is fully traceable and auditable and can provide advanced facilities such as loss tolerance and interest distribution. Finally, UEPS is scalable and can be made available to well established market leaders or as a starter kit to smaller organizations.

                    Rights to the technology. Net 1 owns the exclusive rights to market and sell the technology worldwide, excluding South Africa and its surrounding territories and the rights to license the U.S. FTS patent. Net 1 (Pty) owns similar rights in South Africa and its surrounding territories.

NET 1’S BUSINESS

Overview

                    Net 1 is a development stage company engaged in the commercialization of the UEPS technology and FTS patent through the development of strategic alliances with national and international banks and card service organizations. To date, our activities have consisted of acquiring certain rights to the above-mentioned technology from Net 1 Holdings and entering into outsourcing and distribution relationships with Aplitec.

Strategy

                    Following the development of a detailed business plan and marketing strategy, Net 1’s management team has devoted most of its activities to the raising of the funds required to develop and operate the business successfully.

History

                    Net 1 was incorporated in the State of Florida in May 1997 to acquire and exploit a non-exclusive worldwide license to the UEPS payment system. Net 1 entered into a license agreement, dated May 19, 1997 (the “License Agreement”), with Net 1 Holdings, Net 1 Operations S.a.r.l. and Net 1 (Pty) (collectively, the “Licensors”), whereby the licensors granted a non-exclusive license to Net 1 for the UEPS technology in exchange for 5,412,244 shares of Net 1 common stock. On October 1, 1997, the License Agreement was amended to transfer ownership of the UEPS technology and FTS patents world wide (except for South Africa and its surrounding territories), and to assign the Technology License Agreement between Visa International Service Association and Net 1 Holdings, dated July 31, 1997 (the “Visa Agreement”) to Net 1 in exchange for 4,729,612 shares of Net 1 common stock. This transaction was never completed because certain conditions precedent were never satisfied.

                    On May 3, 2000, Net 1 entered into a Patent and Technology Agreement with Net 1 Holdings, whereby Net 1 was granted a license for the U.S. FTS patent and the now invalid European patent. The 4,729,612 shares of Net 1 common stock previously offered in the above-referenced amended License Agreement were issued to Net 1 Holdings. At December 31, 2002, Net 1 Holdings beneficially owned 8,520,578 shares of Net 1 common stock, or 53.75% of the shares then outstanding. In addition, Net 1 has the exclusive marketing rights for the UEPS technology in all countries other than South Africa and its surrounding territories.

                    On February 26, 2001, Net 1 entered into an Outsourcing Agreement with Net 1(Pty). In October 2002, this agreement was replaced by a Distribution Agreement, effective as of July 1, 2002, pursuant to which Net 1 (Pty) was retained to provide Net 1 with marketing, sales, administrative and technical support as an accredited UEPS integrator in Net 1’s designated territories. As part of this agreement, Net 1 (Pty) receives 9.5% of fees collected by Net 1 on all new licenses and upgrades of existing licenses.

Business

                    As a development stage company, Net 1 is principally focused on trying to commercially exploit the FTS patents and UEPS technology in its designated territories. Net 1’s management has developed a detailed business plan and marketing strategy involving the development and implementation of the smart card system as an alternative to existing payment systems such as cash, checks, credit cards and debit cards, utilizing the proprietary technology and operating under the “Net 1” brand.

                    Management has also focused its efforts on attracting the necessary capital to implement the business plan. On October 23, 2002, Net 1 retained Investec Bank Limited (“Investec”), an international merchant banking group, to provide corporate finance services and assistance in order to raise equity and/or debt funding for the company. This was unsuccessful and Investec and the company mutually agreed to terminate the engagement.

                     Management continues to strive to meet the following two business strategies:

  Build partnerships. Net 1 hopes to establish partnership agreements with IT services and financial services entities, which would provide the total technical support required by Net 1 licensees to launch and develop their own applications based on the FTS patents and UEPS technology. The only partnership established thus far has been the relationship with Aplitec pursuant to the Distribution Agreement.

  Develop license revenue. Net 1 hopes to increase revenue by developing its licensee network on a worldwide basis. Net 1 already receives revenues under the Patent and Technology Agreement from UEPS licensees in Latvia, Burundi, Ghana, Rwanda and Malawi and it is in negotiations with potential licensees in various other countries.

                    The aforementioned Patent and Technology Agreement entitles Net 1 to receive all of Net 1 Holdings’ license sales revenue in an amount equal to Net 1 Holdings annual net profit before amortization. This agreement has produced minimal revenues and Net 1 has suffered recurring operating losses as is normal in development stage companies. At December 31, 2002, Net 1 had a working capital deficiency of $236,549. While Net 1 has sufficient funds to undertake its planned operations during fiscal 2004, these factors raise doubts about Net 1’s ability to continue as a going concern beyond that time. The ability of Net 1 to complete its long-term business plan depends on whether it is successful in raising the capital it requires through equity financing and developing a market for its products.

Properties

                    Net 1 does not own any properties. We currently rent office facilities and services on an as-needed basis at 744 West Hastings Street, Vancouver B.C. Canada from Gilmour, McKay Roberts Consulting Limited, one of our financial consultants. We rent this office on a month-to-month basis at a rate of $1,000 per month.

Legal Proceedings

                    Net 1 is not involved in, nor is it aware of, any significant legal or arbitration proceedings which are pending or threatened and which may have, or have had in the twelve-month period preceding this proxy statement/prospectus, a material effect upon the financial position of Net 1 and its subsidiaries or affiliates.

APLITEC’S BUSINESS

Overview

                    Aplitec is an investment holding company established and existing under the laws of South Africa. Aplitec’s subsidiaries employ specialized smart card technologies to add efficiency to a myriad of commercial activities that involve money transfers, payment systems and other electronic data applications.

                    Aplitec’s mission is to provide a secure, universal and affordable transacting system, utilizing existing infrastructure within the financial services industry, that will enable people, regardless of income, to have access to goods and services that were previously unattainable. Access to these goods and services should result in improved lifestyles and provide access to new, low-risk and profitable markets for suppliers that use Aplitec’s systems.

                    Through its subsidiaries, Aplitec is involved in the administration, management and payment of social welfare grants and handles the payment of pensions on behalf of provincial governments in five of the nine provinces of South Africa. Aplitec also operates micro-lending businesses with more than 100 micro-lending branches throughout South Africa, and develops, markets and licenses administrative and payment solutions for the micro-finance industry. Aplitec also provides financial services to pensioners through its proprietary smart card platform.

                    Aplitec, through its subsidiary Net 1 (Pty), holds the FTS patents for South Africa and its surrounding territories and, through the Distribution Agreement with Net 1, provides integrated software and hardware services to customers outside its designated territories. Aplitec also provides technical, operational and outsourcing services to companies.

Strategy

                    Aplitec’s principal goal is to deploy a national payment system that will provide an affordable and secure financial services and transacting platform to the un-banked and under-banked citizens within South Africa. As commerce and industry in South Africa continues to seek secure and cost-effective solutions that minimize the risk of performing cash transactions and provide access to consumers who may have limited access to traditional financial services, Aplitec is well-positioned to offer effective solutions through its wide range of secure smart card payment system applications. Aplitec believes that its infrastructure will extend the existing commercial banking networks and enable it to provide access to financial and transacting services for all South Africans.

                    The UEPS is ideally suited to South Africa and other developing countries as it is able to operate in an offline environment. It thus offers a cheaper, more effective option for transacting by poor segments of the population. The UEPS applications developed by Aplitec deliver practical, affordable and inter-operable solutions in various fields including transportation, wage and utility payments, pension distribution, premium collections, retailing and third party transfers.

                    The UEPS provides a secure and affordable channel through which financial and other services can be administered to persons with lower incomes. Aplitec’s strategy is to provide and promote the channel, facilitate services using the channel and participate in the transaction fees based on the services that are rendered through the channel. Aplitec still retains the flexibility of selectively providing services to the channel itself where it is strategic to do so, the resources are available and the returns are commensurate with the risks taken.

                    The first stage of Aplitec’s strategy was to build a critical mass in smart card users. This has been achieved through the administration and distribution of state pensions and social welfare grants to more than 2.2 million beneficiaries. The proliferation of cards in the hands of consumers has generated increased demand for additional services. Going forward, Aplitec will focus on developing UEPS applications that facilitate the introduction of additional services to the channel and will seek opportunities to provide services directly to the channel.

History

                    Aplitec was incorporated on May 14, 1997 under the name Javelin Housing (Proprietary) Limited. On September 12, 1997, the company adopted its current name, and it also converted into a public company to facilitate the subscription of shares by the public on its listing. Aplitec debuted on the Venture Capital list of the JSE on December 11, 1997 and raised ZAR 30 million through a private placement of 30 million ordinary shares. In April 2000, Aplitec transferred its listing to the main board of the JSE.

       Net 1 Southern Africa Acquisition

                    In May 1998, Aplitec acquired Net 1 Southern Africa (Proprietary) Limited, a business focused on supplying and servicing the point of sale, or “POS” terminal network of Nedcor, a major South African banking group. The purchase price for Net 1 Southern Africa was 4,560,000 Aplitec ordinary shares.

       CPS Acquisition

                    In 1999, Aplitec acquired CPS, a business engaged in the distribution of social welfare grants, for ZAR 54 million. This acquisition achieved two critical objectives. First, CPS’s customer base of approximately 1.5 million people were issued UEPS smart cards, which helped Aplitec to achieve a critical mass of smart card users. Second, Aplitec acquired a logistics/implementation infrastructure that was unparalleled in reach, expertise and experience at the time. Strengthened by Aplitec’s technological platform, CPS was able to renew its existing contracts and secure new ones. CPS also entered into a strategic alliance with the South African Post Office to distribute pensions through its branches in the KwaZulu-Natal province utilizing the UEPS smart cards. A key element of the awarding of this contract was the technological advances that Aplitec brought to bear in the provision of services sought. CPS is currently Aplitec’s principal operating subsidiary.

       Micro-lending Acquisitions

                    During the course of 1999 and 2000, Aplitec acquired 100% of Moneyline (Proprietary) Limited (“Moneyline”) for ZAR 43.5 million and 100% of NewWorld Finance (Proprietary) Limited (“New World”) for ZAR 25.3 million. Through these acquisitions, Aplitec gained access to a network of approximately 100 micro-lending branches in South Africa through which its micro-lending administration and payment solutions could be deployed.

       Nedcor Relationship

                    In July 2000, Nedcor Limited (“Nedcor”) acquired 26.2% of Aplitec. As part of the transaction, Aplitec acquired Net 1 (Pty), the entity housing the FTS patents for South Africa and its surrounding territories, for ZAR 19.5 million. This acquisition consolidated the ownership of and rights to the technology for South Africa and its surrounding territories into Aplitec.

Market Opportunity

                    Aplitec operates in markets that contain large untapped populations of people who have no access to banking facilities (the “un-banked”) or very limited access to banking facilities (the “under-banked”). According to research done by ACNielson (FutureFact Marketscape Survey 2002), only 40% of South African adults have access to at least one form of basic bank account, compared to approximately 90% of adults in the United States. Furthermore, the distribution of bank accounts is significantly skewed towards higher income groups. This is largely due to the high relative costs associated with maintaining a bank account in South Africa. Aplitec’s payment and transacting systems are ideally suited to meet the needs of the un-banked and under-banked in South Africa. The ability to execute offline transactions not only reduces the cost of a transaction, but is also essential in the rural and informal areas with limited or no communication infrastructure, where approximately 60% of South Africa’s population live. These markets present a substantial opportunity for Aplitec to increase its user base and the volume of transactions processed using its systems.

                    Aplitec expects significant growth from its existing businesses in the future. To date, social welfare beneficiaries have not been able to transact with merchants using the value stored on their smart cards and most beneficiaries have withdrawn their full value of the grant in cash. With the rollout of terminals at selected merchants, it is expected that more beneficiaries will use their smart cards for transacting with merchants. In addition, it has been well publicized that the South African government is accelerating its social security program to provide more South Africans with social grants, in order to combat poverty. This will result in an ever-increasing number of customers for Aplitec and significantly increase the total value of grants distributed.

                    Aplitec’s existing applications and services have largely focused on the un-banked segment of the population. However, several applications have been developed to target the under-banked market segment. These include wage payment systems that allow employees to pay salaries and wages of their employees onto smart cards, and canteen systems. These systems provide all of the benefits of cash transactions without the related fraud and security risks. Aplitec also recently launched a money transfer system that provides a fund transfer mechanism between clients in various countries. Aplitec’s role is to facilitate the distribution of a secure electronic payment using biometric fingerprint technology for beneficiary identification and the loading of funds onto the beneficiaries’ smart card.

                    UEPS systems can also be used to service higher income clients. UEPS applications have been developed for the administration of national health insurance and Internet payments. UEPS can also be adapted to operate in closed environments such as casinos, hotels and gyms.

Business

                    Aplitec’s business is organized into three divisions: Transaction-based Activities, Financial Services and Technology Sales and Outsourcing.

       Transaction-based Activities

                    Aplitec’s transaction-based activities are operated through CPS. CPS uses the UEPS to administer and distribute eight different social welfare grants in South Africa, including pensions, child grants and disability grants on behalf of the provincial government. Provincial contracts are typically awarded for a period of three years with an option by the provincial government to extend the contract for two additional years. Currently CPS holds five provincial government contracts, three of which are in the extension periods.

                    The system uses a smart card based biometric (fingerprint) identification system to verify beneficiaries and effect payments of social welfare grants onto individual smart cards. The beneficiary then has the choice of either converting the electronic value to cash using automated cash dispensers or effecting payments for a range of services such as loan payments and insurance premium payments. The system effectively combats the problems associated with traditional cash payment systems such as fraud and theft as a result of the biometric verification and audit trails.

                    Due to the limited number of services currently provided, almost all of the beneficiaries download the value onto their smart cards and then immediately withdraw the full amount as cash. Aplitec’s revenue is therefore currently dependent on fees earned on the loading or redemption of value on the cards as well as the registration of beneficiaries rather than the provision of services. The direct costs associated with this business are primarily cash handling costs such as security, transport of cash, banking fees and insurance. Fixed costs comprise salaries and property rental.

                    CPS’s competitors include Allpay, which is responsible for payments in the Free State, Gauteng, Western Cape provinces and a small portion of the Eastern Cape, and Empilweni which is responsible for payments in the Mpumalanga province.

       Financial Services

                    Traditional Micro-lending. Aplitec operates a traditional micro-finance business with more than 100 branches under the New World Finance and Moneyline brand names. These businesses extend cash loans for periods ranging from 30 days up to 3 months, with the majority of loans being 30-day loans. These businesses operate on Aplitec’s Milpay Pay System, or “MPS”, of which more than 1,000 have been sold to the industry. The system is unique in that it enables the micro-lender to set up a “salary budget account”, or “SBA”, for the client into which the employer deposits its employees’ net salary. The SBA allows the loan deductions that are pre-authorized by the client to be electronically transferred to the authorized party. This ensures that loan repayments are made every month and substantially lowers bad debt provisions, which provides an overall benefit to the micro-lender. The remaining sum can then be retained in the bank account or transferred to another account. Aplitec believes that marketing this system to an entire industry could result in significant annuity revenue.

                    The MPS includes a credit-vetting module that is linked to the National Loans Register. This ensures that loans are not granted to people with existing loans. In addition, payment slips are checked for other deductions before an affordability and lifestyle score are given to the potential customer. Based on these scores, the decision to grant a loan is made at the branch level.

                    At June 30, 2003, the net debtors book amounted to ZAR 33.1 million ($4.7 million). As this is not a core business, Aplitec does not intend to actively grow the debtors book in the future.

                    Age Secure. Towards the end of 2001, Aplitec developed a suite of financial services targeted at social welfare beneficiaries, utilizing Aplitec’s issued base of smart cards as a delivery channel. The products are marketed under the Age Secure brand and include micro-loans, insurance and food parcels. Age Secure has only been implemented in the KwaZulu-Natal province and has approximately 85,000 clients. Going forward, Aplitec plans to grow and develop the Age Secure business by launching new products and into provinces where it administers social welfare grants.

                    Following initial start-up losses, Age Secure grew rapidly and is now profitable and cash generative with a net debtors book of ZAR 23.9 million ($3.4 million). The growth in Age Secure’s client base demonstrates that Aplitec’s technology can be used to effectively manage the credit and collection risks inherent in the micro-lending industry.

       Technology Sales and Outsourcing

                    Aplitec has developed a range of technological competencies to service the company’s internal needs, including the development of the UEPS to provide services directly to smart card holders, and to provide the link between Aplitec and its client enterprises. Technology sales refer to the supply of the hardware and software required to implement Aplitec’s UEPS systems. Aplitec has to date implemented systems on behalf of Net 1 and Net 1 Holdings in Malawi, Ghana, Burundi, Rwanda, Mozambique and the Commonwealth of Independent States or “CIS”.

                    The Malawi contract was a significant breakthrough for Aplitec as it represented the first ever use of the technology in a national switching environment with the identification option being the biometric finger print methodology. The system provides solutions for both the banked and un-banked market segments of Malawi. To date, six financial institutions and British Petroleum (“BP”), a bulk fuel supplier, have joined the system. A total of 200,000 smart cards, 7 automated teller machines, or “ATMs”, and 350 POS terminals have been purchased and issuing has commenced by all participants. The BP Fuel Application was launched in April 2003 and is currently being deployed throughout Malawi. A total of 54 BP service stations have been equipped with the necessary POS equipment. The government of Malawi recently committed to pay the salaries of 150,000 government employees through the use of smart cards.

                    When a system is implemented in a country, Aplitec provides the hardware for the back-end switching, customizes the UEPS software for the network (UEPS management system, ATM integrations, POS integration), customizes the applications suite for the client’s specific requirements (e.g. banking, retail, wage payment) and supplies the smart cards and terminals. All technology sales include an element of support services as programmers and technicians need to adapt or tailor interfaces to the client’s existing systems. Ongoing services including maintaining smart card equipment, consulting and support services, and software development are provided to these clients.

                    The division continues to pursue opportunities to implement UEPS technologies internationally. Aplitec have been awarded a tender in Kenya to install a UEPS-based national health system requiring two million cards. The implementation of the tender has however been delayed due to the change of government in Kenya.

                    The outsourcing aspect of the division refers to the services Aplitec provides to Nedcor. Aplitec has a rolling contract with Nedcor relating to the outsourcing of its entire terminal management system, Stratus switching modules, software development, smart cards and terminal maintenance. Aplitec also supplies hardware to Nedcor in the form of POS terminals and card readers.

Properties

                    Aplitec does not own any properties. Aplitec leases certain premises under operating leases. For the fiscal year ending June 30, 2003, lease payments totaled ZAR 19.6 million ($2.8 million).

Legal Proceedings

                    Aplitec is not involved in, nor is it aware of, any significant legal or arbitration proceedings which are pending or threatened and which may have, or have had in the twelve-month period preceding this proxy statement/prospectus, a material effect upon the financial position of Aplitec and its subsidiaries or affiliates.

THE COMBINED COMPANY

                    The proposed transactions will combine the worldwide rights to the FTS patents and UEPS technology into a single entity along with the unique implementation skills, business models and applications for UEPS systems developed by Aplitec. In addition, they will raise sufficient capital to implement Net 1’s international expansion business plan.

                    If the proposed transactions are consummated, Net 1 intends to focus on implementing the business plan described below. However, we can give no assurance that the transactions will be consummated as planned, or that we will be successful in meeting the business plan objectives in the future.

Market Focus

                    In an effort to efficiently allocate Net 1’s resources, we have identified two distinct markets for Net 1’s products, based on the benefits that cardholders, merchant cardholders and others would find desirable from the payment system. Each of these markets will require different marketing strategies.

                    The first and primary set of markets for the technology is the “less developed markets”, which are characterized by a lack of reliable, extensive and inexpensive telecommunications and related infrastructure systems. These markets have relatively little penetration of credit or debit cards, and a large portion of the population does not have access to traditional banking services. Aplitec has substantial experience in developing and tailoring UEPS applications to meet the specific needs of potential clients in these environments. Net 1 intends to leverage off Aplitec’s experience to secure new contracts in other less developed markets.

                    The second set of markets is the “more developed markets.” These markets have reliable, extensive and inexpensive telecommunications networks, a considerable penetration of credit and debit card services, and the vast majority of their populations have access to banking products.

                    Less Developed Markets. Net 1’s present competition in the less developed markets is principally cash. In addition, other companies are developing smart-card based systems for these markets, some of which may become competitive. The less developed markets comprise the great majority of the world’s population, and there is generally no alternative to cash in these markets. Due to their lack of infrastructure, these markets have not been particularly attractive to alternative payment systems such as debit and credit cards. Net 1 believes that its product is particularly well suited for these markets, and while individual transactions may be smaller than in developed markets, the volume of these transactions is potentially much greater, representing a significant opportunity for attaining licensing fees and joint ventures.

                    Net 1’s goal in these markets is to provide a payment system to the population as an alternative to cash. Cash is expensive to handle in terms of the costs associated with administering a cash float and is particularly prone to theft. Moreover, since people in less developed markets do not have access to traditional banking products, they therefore do not deposit their money in secure savings accounts on which they earn interest. The Net 1 UEPS system can enhance the lives of the populations of these developing markets by affording them much greater security with respect to their money and making available banking products such as interest bearing savings accounts. In addition, by simplifying the administrative burden and removing the costs associated with handling cash, Net 1’s system will result in significant savings to employers, governments and merchants. A significant focus of Net 1 in these markets, therefore, is to identify local licensees and/or joint venture partners that it believes will be in a position to effectively market the payment system to employers and governments.

                    Net 1’s general strategy is to market the UEPS system to those who presently transfer money to others, like employee wages or government benefits. These entities would enter into arrangements with a card issuer, who would then issue cards to their employees or beneficiaries. The wages or benefits for these cardholders would then be loaded onto their cards, thus avoiding the need for the distribution of cash or checks. The funds loaded onto the cards could then be used at local merchants that accept the card for purchases of goods and services. Cash could also be obtained from the card at local banks or retail establishments. The goal is to develop a large installed cardholder base in the most efficient manner. Once a region has a sufficient number of cardholders, additional merchants can be solicited and the payment system expanded. As the cardholder base grows, additional benefits inherent in the UEPS will become recognized and the system will continue to grow. Net 1 is also exploring initiatives in these markets to utilize the UEPS in connection with public transportation, taxis and prepaid utility services such as telephones, electricity and water.

                    The proposed transactions will allow Net 1 to leverage Aplitec’s experience and skills to develop, customize and implement the UEPS in other parts of the world. Over the last five years, Aplitec has successfully implemented systems in South Africa, Malawi, Ghana, Burundi, Mozambique and Rwanda in applications ranging from the distribution of social welfare grants to integrated national switching systems. Net 1 intends to actively pursue opportunities in less developed markets after completion of the proposed transactions.

                    The Developed Markets. Our principal competition in the developed markets is the existing base of credit and traditional debit cards, as well as cash, checks and other forms of payment. In addition, several other companies are developing smart card-based payment systems. In order to effectively compete in this market, an alternative payment system must offer some identifiable benefit to the cardholder and the merchant cardholder. We believe that our product offers substantial benefits over existing payment systems in connection with payments for goods and services over the Internet and other selected environments.

                    One significant impediment to the growth of commerce over the Internet is the reluctance of consumers to broadcast sensitive credit or debit account information. Moreover, Internet transactions settled by credit card are not generally verified, resulting in increased costs for the on-line merchant. There is a need in this market for a payment system which can provide on-line merchants with instant, verified transfers of payments from customers, while not requiring the customer to transmit any information over the Internet which can identify the customer’s payment account. We believe that the Net 1 FTS/UEPS payment system can meet these objectives as well as provide additional benefits to on-line consumers and merchants.

                    We envision a system in which consumers can use their existing account at a financial institution to load their cards with funds. This procedure will be able to operate in many different ways, depending on the relationship between Net 1 and the specific financial institution. If no relationship exists, a simple debit or stop order could be used to allow the cardholder to load his or her UEPS smart card through a simple Internet application. In the case where the financial institution is a licensee of Net 1, the debit or stop order would not be required to achieve the above mentioned result. Interest rates and other incentives could be offered to cardholders as an incentive to maintain higher balances on their UEPS smart cards. Internet merchants would then be able to accept guaranteed payments for the goods or services they offer over the Internet. Merchants and service providers would be able to deposit these payments in any financial institution on a daily basis. Cardholders would be protected against the unauthorized use of their card and would always maintain a full audit trail of all their transactions.

                    Our Internet payment solution is no different from our standard off-line POS transaction. Our ability to readily adapt UEPS to Internet transactions is due to the patented end-to-end security protocol that ensures that any active communication can only be interpreted by the cardholder and the merchant cardholders. We believe that the risk of fraud, repudiation or non-payment is reduced compared to competing systems.

                    Net 1 intends to have a system that can provide payment functionality in pay-as-you-use services. These services include, for example, access to databases or other information systems, professional advice or advanced software or special application systems. There are other competing systems that have been proposed for these markets. Our continuous debit function could ensure that payment is made while the service is being used. This same functionality can be used in applications such as fuel dispensing and telephonic communication.

                    We intend to market this product to on-line retailers and service providers and will develop a final product based on the specifications for the system required by these entities. Once there is a sufficient installed base of cards, Net 1 will then broaden its focus to conventional banking and retail applications in these markets.

Identified Sources of Revenue

                    Net 1 has identified several potential general sources of revenue, including:

  manufacture licensing;

  usage licensing;

  joint ventures; and

  hardware sales.

                    In 2002, Net 1’s revenue consisted of license fees collected by Net 1 Holdings (see below) from UEPS system users in Burundi, Latvia, Ghana, CIS and Malawi, as well as license usage fees from Visa International Service Association. While none of the other sources of revenue have yet been developed, the proposed transactions will:

  provide Net 1 with sufficient capital to actively market the technology and secure new business;

  provide Net 1 with a history of successful UEPS implementations as proof of the concept; and

  allow Net 1 to leverage off Aplitec’s experience and skills to design and implement financially viable UEPS systems.

                    Manufacture Licensing. As part of our business plan, Net 1 will license manufacturers to produce UEPS smart cards. We will collect a licensing fee for each card manufactured, and we will further generate fees for access to product information and workshop materials.

                    Manufacturers of POS terminals and prepaid utility meter terminals who wish to produce terminals capable of supporting FTS based applications will be licensed by Net 1. It is anticipated that these manufacturer licenses will be based on a variety of payment systems, including annual payments, per-terminal payments or transaction fees. Generally, the terminals used in connection with the FTS/UEPS-based payment system, unlike other payment systems, do not require a great deal of technology as the security process used by the payment system is managed in its entirety by the two smart cards transacting at the time. Manufacturers, therefore, can mass-produce low cost terminals for the Net 1 FTS/UEPS payment systems. These potential revenues have now been limited to U.S.-based manufacturers, as the European FTS patent has been revoked. The proposed transactions will extend this potential revenue stream to manufacturers in South Africa and its surrounding territories.

                    Usage Licensing. We will license entities that will operate specific applications that use FTS intellectual property or the combined FTS/UEPS payment system. We anticipate that the license fees for these licenses will include a combination of annual fees as well as transaction fees.

                    The proposed transactions will consolidate the ownership of and rights to the technology under Net 1. Using Aplitec’s track record of successful UEPS implementations and its skills in developing and modifying the UEPS to meet client specific needs, Net 1 will be able to effectively market the UEPS payment system to potential customers across the world.

                    Joint Ventures. We will explore opportunities to form joint ventures with entities within particular geographic territories. The joint venture partner will act as a system operator in that territory. Under this scenario, we will act as a licensor and may have an equity interest or other participation in the licensee. It is contemplated that we will enter into technology and know-how transfer agreements in exchange for our interest in the joint venture and the other joint venture partner or partners will contribute capital and other expertise necessary to exploit the technology in the given territory. Joint ventures will create ongoing revenue streams resulting from the profits of the joint venture and ongoing license fees referred to above.

                    To date, Net 1 has had no experience in implementing UEPS systems, which necessitated the Distribution Agreement with Aplitec. As a result, these joint venture opportunities have not arisen. Should the proposed transactions be consummated, there will be significant scope for Net 1 to enter into these joint venture arrangements in territories in which Aplitec has either implemented UEPS systems or has been awarded contracts to implement these systems.

                    Hardware Sales. We will pursue arrangements with smart card and terminal manufacturers, which will enable us to purchase these items in volumes at preferential prices. Aplitec already generates significant revenues from the supply of hardware to its licensees in South Africa and its surrounding territories. For the fiscal year ending June 30, 2003, Aplitec generated UEPS related hardware sales of ZAR 61.4 million ($8.8 million). Similarly, we contemplate selling these items to our licensees, passing along a portion of the price savings.

Competition

                    In addition to competition that we face from the use of cash, checks, credit and debit cards and other existing payment systems, we have identified a number of other products currently being produced that use smart card technology in connection with a fund transfer system. These include Mondex, Proton and EMV, which represent products from Visa, MasterCard and Europay. We believe that the UEPS technology can be distinguished from these competitors in a number of significant ways.

                    The most significant advantages of Net 1’s products are the following:

  Lower Manufacturing Costs. Since little or no technology is required in the terminal itself, terminals can be manufactured, distributed and installed at a fraction of the cost of other similar terminals, which require sophisticated security and communications modules;

  Flexibility. Net 1’s terminal network can operate “off-line” (i.e. without the need for a data communication session to be active during the transaction) or “on line” through the use of any communications infrastructure, including satellite, microwave, radio, landlines or any other distribution channel;

  Increased Security. Each transaction utilizes a unique sequencing algorithm that allows verifiable auditing of the transaction creating a loss tolerant system. This enables the detection and subsequent elimination of fraudulent activity and an ability to replace lost or stolen cards. In addition, UEPS supports pin code and biometric verification of the cardholder at the time of transacting, thus reducing the risks of fraud; and

  Ease of Transferring Funds. The encryption security protocols enable cardholders to receive fund-loading instructions from a third party through any unsecured communications channel such as word of mouth, telephone, newspaper or any analogue or digital network.

In addition, the UEPS technology includes functionality that allows:

  transparent and automatic recovery in the event of transaction failure resulting from terminal hardware or software problems;

  the smart card itself can be used as proof of purchase, replacing the need for a separate ticket and ticketing system, for example, on buses, trains or the lottery;

  continuous debiting of value off the smart card, which in turn allows for simultaneous vending and debiting in unattended environments such as fuel dispensing and telephony;

  speed of processing that is mandatory in applications such as transportation and access control; and

  open or restricted purses that are required to implement certain applications such as pension and welfare distribution and specific funding initiatives.

OPERATING AND FINANCIAL REVIEW AND PROSPECTS

                    The following are the managements’ discussions and analyses of Net 1 and Aplitec, respectively. The following discussions and analyses should be read in conjunction with the financial statements of Net 1 and Aplitec and the notes thereto and the pro forma combined financial information appearing elsewhere in this proxy statement/prospectus.

NET 1

                    Net 1 is a development stage company, has a limited operating and financial history and is subject to the risks, uncertainties and problems frequently encountered by companies in early stages of operation. Net 1’s historical results of operations are not necessarily indicative of the results of operations to be expected in the future.

Introduction to Results of Operations

                    Net Revenues

                     Net 1 has identified several potential general sources of revenue including:

  manufacture licensing,

  usage licensing,

  joint ventures, and

  hardware sales.

                    Net 1 Holdings has received license usage fees during calendar year 2002 from Visa International Service Association and FTS licensees for Latvia, Burundi, Malawi, Rwanda and the CIS states.

                    None of the other sources of revenue has yet been developed and there can be no assurance that any will develop.

                    Manufacture Licensing

                    Licenses will be required by all manufacturers that produce smart cards that incorporate into their embedded computer chip applications that utilize the FTS patents. Net 1 intends to charge a fee to smart card manufacturers for each smart card produced by such manufacturer that includes the FTS application. In addition, it is anticipated that a yearly fee will also be charged which will entitle the manufacturers to product information and workshop materials from Net 1.

                    Manufacturers of POS terminals and prepaid utility meter terminals who wish to produce terminals capable of supporting FTS based applications will be licensed by Net 1. It is anticipated that these manufacturer licenses will be based on a variety of payment systems including, for example, annual payments, per-terminal payments or transaction fees, depending upon the particular circumstances. Generally, the terminals used in connection with the FTS/UEPS based payment system, unlike other payment systems, do not require a great deal of technology as the security process used by the payment system is managed in its entirety by the two smart cards transacting at the time. Manufacturers, therefore, can mass-produce low cost terminals for the Net 1 FTS/UEPS payment systems. These potential revenues have now been limited to manufacturers that are U.S.-based as the European FTS patent has been revoked.

                    Usage Licensing

                    We will license entities that will operate specific applications that use FTS patent or the UEPS technology. We anticipate that the license fees for these licenses will include a combination of annual fees as well as transaction fees.

                    Net 1 receives revenue from Net 1 Holdings from all sales of licenses equal to Net 1 Holdings annual net profit before amortization as certified by its auditors in its annual financial statement. Net 1 will recognize the revenue in the period when the audited financial statements of Net 1 Holdings become available and will report the revenue on a net basis as Net 1 is acting as an agent for Net 1 Holdings as per the Patent and Technology Agreement dated May 3, 2000.

                    Net 1 Holdings has received license usage fees during calendar year 2002 from Visa International Service Association and FTS licensees for Latvia, Burundi, Malawi, Rwanda and the CIS states.

                    For fiscal 2002, Net 1 recorded revenues of $157,673 from Net 1 Holdings.

                    Joint Ventures

                    We will explore opportunities to form joint ventures with entities within particular geographic territories. The joint venturer would then act as a system operator in that territory. Under this scenario we will act as a licensor and may have an equity interest or other participation in the licensee. It is contemplated that we will enter into technology and know-how transfer agreements in exchange for our interest in the joint venture and the other joint venture partner or partners will contribute capital and other expertise necessary to exploit the technology in the given territory.

                    Hardware Sales

                    Net 1 will pursue arrangements with smart card and terminal manufacturers which will enable us to purchase these items of hardware in volumes at preferential prices. We contemplate selling these items to our licensees, passing along a portion of the price savings. These revenues will only become possible if we are able to raise the funds we require to operate Net 1 as per the business plan.

                    Operating Expenses

                    Net 1’s operating expenses consist primarily of business development expenses and travel expenses. In addition, Net 1 historically has incurred operating expenses related to its outsourcing agreements and consulting agreements with its management.

Nine Months Ended September 30, 2003 Compared to Nine Months Ended September 30, 2002

Results of Operations

                    Management continues to be actively involved in negotiations to secure sufficient equity and/or debt financing to fund Net 1’s business plan.

                    On April 30, 2003, Net 1 retained the Brait Group to provide advisory services and assistance in order to raise equity and/or debt funding for Net 1. On October 24, 2003, the Company announced that it is completing financial arrangements for the securing of approximately $150 million through Brait on behalf of funds under its management. The financing, comprising the capital raising of approximately $53 million and a share exchange of approximately $97 million will enable Net 1 to make an offer to acquire Aplitec, as well as providing working capital to enable Net 1 to expand its operations and develop its internal infrastructure on an international basis. Net 1, through the Brait Group, will raise the capital through sales of its common stock at $0.50 per share.

                    Net 1, through the Brait Group, has provided the board of directors of Aplitec with an offer to acquire substantially all the assets and all of the liabilities of Aplitec (excluding ZAR 300 million of cash plus enough cash as is necessary to pay holders of Aplitec shares an additional amount equal to ZAR 0.25 for each ordinary Aplitec share for which such Aplitec shareholder elects the cash option) for approximately $129 through a combination of cash and share exchange offer to Aplitec’s shareholders also at a purchase price per share of $0.50. Aplitec is engaged in the sales, maintenance and development of UEPS smart card based products in South Africa and its surrounding territories with revenues of approximately $100 million. Aplitec has approximately 2,100 employees. Completion of the financing is subject to compliance with regulatory requirements in South Africa and in the United States, including an increase in the authorized capitalization of Net 1 to permit the common shares to be issued.

                    In the short term, management has continued the suspension of various expenses, including its consulting agreement with its chief executive officer, Claude Guerard.

                    Management continues to be actively involved in negotiations with potential clients in view of reaching two main targets required for future of Net 1:

  To establish partnership agreements with IT services and financial services entities, which would provide the total technical support required by Net 1’s licensees to launch and develop their own applications based on the FTS and the related UEPS technology and service.

  To develop Net 1’s licensee network on a worldwide basis. We have granted licenses in Latvia, Burundi, Ghana, Rwanda and Malawi, and are currently in negotiations with potential licensees in various countries of Africa. An Australian organization has approached Net 1 for an FTS license for Australia and New Zealand. Negotiations continue with various entities with the possibility to grant licenses for territories in the Pacific Rim.

Revenue

                    Net 1 produced revenue of $41,017, which represented license fees collected by Net 1 Holdings through December 31, 2002 from licensees in Burundi, Latvia, Ghana, CIS and Malawi, which we recognized during the nine months ended September 30, 2003.

                    Net 1 received revenue from Net 1 Holdings from all sales of licenses equal to Net 1 Holdings’ annual net profit before amortization as certified by its auditors in its annual financial statements. Net 1 recognized the revenue in the period when the audited financial statements of Net 1 Holdings become available and will report the revenue on a net basis as Net 1 is acting as an agent for Net 1 Holdings pursuant to a Patent and Technology Agreement dated May 3, 2000. Effective July 1, 2002, Net 1 entered into a new Distribution Agreement with Net 1 (Pty), which replaced a previous agreement. Net 1 will now pay Net 1 (Pty) 9.5% of the licensee fees paid by the customer for the duration of the license’s existence. This fee is only applicable for new licenses and upgrades of existing licenses.

Administrative Expenses

                    Administrative expenses decreased from $146,817 for the three months ended September 30, 2002 to $51,757 for the three months ended September 30, 2003, a decrease of $95,060; and decreased from $441,177 for the nine months ended September 30, 2002 to $170,819 for the nine months ended September 30, 2003, a decrease of $270,358. The decreases resulted primarily from the cancellation of subcontract costs associated with Net 1’s previous Outsourcing Agreement with Net 1 (Pty), and a reduction in travel costs. Management intends to keep operating expenses at the lowest possible level by developing outsourcing policies.

                    Management has suspended payments to Claude Guerard, Net 1’s chief executive officer, under his consulting agreement, which in the nine months ended September 30, 2003 accounted for $112,500.

Liquidity and Capital Resources

                    The primary source of Net 1’s cash has been through the sale of equity. Currently, Net 1 does not have available any established lines of credit with banking institutions.

                    Net 1 recognized revenue of $41,017 through September 30, 2003 from license fees collected through December 31, 2002, by Net 1 Holdings. Accounts receivable of $87,028 at September 30, 2003 are due from Net 1 Holdings. Additional fees from the sale of new licenses and recurring annual license fees from existing licensees will accrue to Net 1 during 2003.

                    Our cash decreased $8,597 from $20,054 at December 31, 2002 to an ending balance of $11,457 at September 30, 2003. The cash was used to fund our operating expenses.

                    Net 1 anticipates raising additional funds from the sale of equity and/or debt financing during the current fiscal year. Such funds will be used for working capital.

                    Net 1 believes its current available cash position and revenues due from Net 1 Holdings is sufficient to meet its cash needs on a short-term basis, but Net 1 will need additional capital to aggressively pursue its business plans.

                     Net 1’s ability to continue as a going concern is dependent upon the Company’s ability in the near future to (i) raise additional funds through equity financings involving affiliates, controlling shareholders, and unrelated parties, and (ii) further develop markets for its products.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

                    During 2002, management was actively involved in negotiations to secure sufficient equity and/or debt financing to fund Net 1’s business plans. On October 23, 2002, Net 1 retained Investec Limited (“Investec”), an international merchant banking group, to provide corporate finance services and assistance in order to raise equity and/or debt funding for Net 1. Subsequently, on February 12, 2003, Investec and Net 1 mutually agreed to terminate the engagement. During 2002, Net 1 continued to pursue various negotiations to secure necessary funding either through equity/debt financing or a joint venture arrangement to develop its business.

                    In the short term, management has postponed various expenses including the consulting agreement with Claude Guerard and its outsourcing agreement with Net 1 (Pty).

                    In October 2002, Net 1 cancelled its Outsourcing Agreement with Net 1 (Pty) and both companies entered into a Distribution Agreement with an effective date of July 1, 2002. Net 1 (Pty), at its entire discretion and when it deems appropriate and under the terms and conditions as stipulated in the Distribution Agreement, will provide Net 1, with marketing, sales, administrative and technical support as an accredited UEPS integrator for any country in the world other than South Africa, Namibia, Botswana, Lesotho, Swaziland, Mozambique and Zimbabwe. Net 1 will pay Net 1 (Pty) an amount equal to 9.5% of the license fee paid by the customer for the duration of the license’s existence. This fee is only applicable for new licenses and upgrades of existing licenses. Net 1 also settled its indebtedness to Net 1 (Pty) for services rendered up to July 2002 for an amount of $50,000.

                    Management continues to be actively involved in negotiations in view of reaching two main targets required for the future of Net 1:

   To establish a partnership agreement with IT services and financial services entities which would provide the total technical support required by Net 1’s licensees to launch and develop their own applications based on the FTS patent and the related UEPS technologies and services.

   Net 1’s first partnership agreement is the Distribution Agreement which became effective July 1, 2002 with Net 1 (Pty), for any country in the world expect South Africa and its surrounding territories.

  To develop Net 1’s licensee network on a worldwide basis. We have granted licenses in Latvia, Burundi, Ghana, Rwanda and Malawi, and are currently in negotiations with potential licensees in various countries of Africa An Australian organization has approached Net 1 for an FTS license for Australia and New Zealand. Negotiations also include the possibility to grant licenses for territories in the Pacific Rim.

Revenue

                    Net 1 is still in its development stage, and principal activities have produced revenues of $157,673, which represent license fees collected by Net 1 Holdings during calendar year 2001. License fees collected by Net 1 Holdings, during calendar year 2002 total $41,017 and have been accounted for during Net 1’s 2003 fiscal year.

                    Net 1 receives revenue from Net 1 Holdings from all sales of licenses equal to Net 1 Holdings annual net profit before amortization as certified by its auditors in its annual financial statement. Net 1 recognized the revenue in the period when the audited financial statements of Net 1 Holdings become available and will report the revenue on a net basis as Net 1 is acting as an agent for Net 1 Holdings as per the Patent and Technology Agreement dated May 3, 2000.

Administrative Expenses

                    Administrative expenses have decreased $353,088 from $677,595 in the year 2001 to $324,507 during the year 2002. The decrease resulted primarily from the cancellation of subcontract costs associated with Net 1’s Outsourcing Agreement; and a reduction in business development expenses and travel costs. Management intends to keep operating expenses at the lowest possible level by developing outsourcing policies.

Other

                    Management continues its efforts to secure the funding required to exploit the FTS/UEPS technology on a worldwide basis.

                    Strategic alliances, joint ventures and/or investments in companies having expertise in IT services, financial services and proven market penetration are currently being explored.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

Results of Operations

                    In 2000 and 2001, management of Net 1 was intensively involved in negotiations to secure sufficient equity and/or debt financing to fund Net 1’s business plans. In 2001, management suspended various expenses including the Consulting Agreement with its chief executive officer, Claude Guerard and its Outsourcing Agreement with Net 1 (Pty), Net 1’s UEPS integrator for the Central Europe, Middle East and African regions.

                    Management sought to enter into strategic alliances to achieve two main targets required for the future of Net 1:

  To establish a partnership agreement with information technology and financial service providers that would provide the total technical support required by Net 1’s licensees to launch and develop their own applications based on the FTS patent and the related UEPS technologies and services. To that end, the first partnerships agreement was signed in February 2001, retroactive to January 1, 2001 with Net 1 (Pty), a South African company for the CEMEA area (Central Europe, the Middle East and Africa region).

  To develop Net 1’s licensee network on a worldwide basis. During 2001, Net 1 appointed new licensees in Latvia, Burundi, and Malawi, and negotiated new licensees in various African countries (Kenya, Democratic Republic of the Congo, Uganda, Tanzania) as well as Australia and other countries in South America and the Middle East. The Australian licensee subsequently sought to implement FTS-based systems in Australia, Hong Kong, the Philippines, and Indonesia. On April 6, 2001, Net 1 issued the Reserve Bank of Malawi, Malawi’s central bank, with a license to operate Net 1’s FTS/UEPS technology on its behalf and to market the technology to the banks in Malawi. A national switching and smart card system "Malswitch") was installed by Net 1’s UEPS integrator. Malswitch’s initial launch is expected to total approximately 200,000 smart cards with initial applications in banking services.

Revenue

                    During 2000 and 2001, Net 1 was in its development stage. Planned principal activities did not generate revenues in 2001 or 2000.

                    Net 1 received revenue from Net 1 Holdings from all sales of licenses equal to Net 1 Holdings annual net profit before amortization as certified by its auditors in its annual financial statement. Net 1 will recognize the revenue in the period when the audited financial statements of Net 1 Holdings become available and will report the revenue on a net basis as Net 1 is acting as an agent for Net 1 Holdings as per the Patent and Technology agreement dated May 3, 2000.

                    Net 1 Holdings did not receive license usage fees during calendar year 2000 or 2001 from FTS/UEPS licensees. Consequently, Net 1 was not able to generate any fees from these licenses.

Administrative Expenses

                    Administrative expenses increased $341,385 from $336,210 in 2000 to $677,595 during 2001. The increase resulted primarily from subcontract costs related to Net 1’s Outsourcing Agreement, consulting fees, business development expenses and administrative costs. Management succeeded in keeping operating expenses at the lowest possible level during 2000 and 2001 by outsourcing for necessary services.

Other

                    In October 2000, Net 1 raised $1,000,000 by issuing 250,000 shares at $4.00 per share by way of a private placement.

Liquidity and Capital Resources

                    The primary source of Net 1’s cash has been through the sale of equity. As of December 31, 2002, Net 1 did not have available any established lines of credit with banking facilities.

                    Net 1 recognized revenue of $157,673 for the fiscal year ended December 31, 2002 from license fees collected through December 31, 2001 by Net 1 Holdings. For the fiscal year ending December 31, 2003, Net 1 expects to receive $41,017 from sales of licenses.

                    Net 1’s cash position decreased $37,235 from $57,289 at December 31, 2001 to $20,054 at December 31, 2002. The cash was used to fund operating expenses.

                    Net 1 anticipates raising additional funds from the sale of equity during 2003 and 2004. To the extent raised, such capital will be used for working capital.

                    Net 1 believes its current available cash position and revenues due from Net 1 Holdings is sufficient to meet its cash needs on a short-term basis, but Net 1 will need a substantial amount of additional capital to pursue its business plans in any meaningful manner.

                    Net 1’s ability to continue as a going concern is dependent upon Net 1’s ability in the near future to (i) raise additional funds through equity financings, loans or joint venture agreements, involving affiliates, controlling shareholders, and related or unrelated parties, and (ii) further develop markets for its products.

APLITEC

Operating and Financial Review and Prospects

                    You should read the following discussion and analysis together Aplitec’s annual financial statements and related Notes included elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis below includes forward-looking statements that involve risk and uncertainties. We have prepared our primary financial statements historically in South African GAAP (or “SA GAAP”) which differ in material respects from U.S. GAAP. The discussion represented below is on the basis of SA GAAP. Please see Note 25 to our financial statements for a discussion of the material differences between SA and U.S. GAAP.

Introduction

                    For the purposes of financial segment reporting, Aplitec’s business is organized into three divisions: Transaction-based activities, Technology Sales and Outsourcing and Financial Services.

Transaction-based activities

                    This division consists primarily of Aplitec’s contracts to distribute social welfare in South Africa through CPS, its primary operating subsidiary. CPS utilizes the UEPS technology to administer and distribute social welfare grants in five of South Africa’s nine provinces. South African social welfare grants consist of eight different grant types, including social security, child support and disability grants. Provincial contracts are typically awarded for a period of three years, with an option by the provincial government to extend the contract for an two additional years. The current status of these contracts is:

Province
			Number of
			Beneficiaries
	Contract Expiration	Further	paid by CPS
	Date (including	Possible	(as of June
	extensions granted)	Extensions	2003)

Eastern Cape	November '05	2 years	469,918

KwaZulu-Natal	December '04	Negotiable	1,023,019

Limpopo	November ‘06	2 years	620,909

Northern Cape	December '05	-	105,961

North West	June ‘05	-	253,857

Total			2,473,664

                    Aplitec currently has a 45% market share in South Africa for the distribution of social welfare grants (including grants distributed by the South African Post Office and through electronic funds transfer).

                    A smart card-based biometric (fingerprint) identification system is used to verify beneficiaries and effect payments of social welfare grants onto individual smart cards. The beneficiary then has the choice of either converting the electronic value to cash using automated cash dispensers or effecting electronic payments through the smart card for a range of services such as the purchase of goods, loan repayments and insurance premium payments. The system’s biometric verification and audit capabilities effectively combat the risks of fraud and theft traditionally associated with cash.

                    Due to the limited number of services currently available, almost all of the beneficiaries download the value onto their smart cards and then immediately withdraw the full amount as cash. Aplitec’s revenue is therefore currently limited to fees earned on the loading and redemption of value on the cards as well as the registration of beneficiaries rather than the provision of services. The direct costs associated with this business are primarily cash handling costs such as security, transport of cash, banking fees and insurance. Fixed costs consist of salaries and property rental.

Technology Sales and Outsourcing

                    Aplitec has developed a range of technological competencies to service its internal needs and to provide links with its client enterprises. Technology sales refer to the supply of the hardware and software required to implement Aplitec’s UEPS systems. Aplitec has, to date, implemented UEPS systems on behalf of Net 1 and Net 1 Holdings in Malawi, Ghana, Burundi, Rwanda, Mozambique and Latvia.

                    When a UEPS system is implemented in a country, Aplitec normally provides the hardware for the back-end switching, customizes the UEPS software for the network (UEPS management system, ATM integrations, POS integration), customizes the applications suite for the client’s specific requirements (e.g. banking, retail, wage payment) and supplies the smart cards and terminals. All technology sales include an element of support services as programmers and technicians need to adapt or tailor interfaces to the client’s existing systems. Ongoing ad hoc services, including maintaining smart card equipment, consulting and support services, and software development are provided to these clients who pay for these services as and when delivered.

                    A major local customer serviced by this division is Nedcor, South Africa’s largest bank by asset size. Aplitec has an arrangement with Nedcor relating to the outsourcing of its entire terminal management system, Stratus switching modules, software development, smart cards and terminal maintenance. Aplitec also supplies hardware to Nedcor in the form of POS terminals and card readers.

Financial Services

                    Traditional Micro-lending. Aplitec operates a traditional micro-finance business, with more than 100 branches throughout South Africa, under the New World Finance and Moneyline brand names. These branches extend short term loans for periods ranging from 30 days up to 3 months, with the majority of loans being 30-day loans

                    These businesses operate on Aplitec’s Milpay Pay System, or “MPS”, which is also marketed to external micro-lenders. The system is unique in that it enables the micro-lender to set up a “salary budget account”, or “SBA”, for the client into which the employer deposits its employees’ net salary. The SBA can be either a traditional bank account with any banking institution or a smart card. The SBA allows a loan deduction, which is pre-authorized by the client, to be electronically transferred to the authorized party. This ensures that loan repayments are made every month and substantially lowers the risk of bad debts. The remaining sum can then be retained in the bank account or smart card, or transferred to another account.

                    The MPS includes a credit-vetting module that is linked to the National Loans Register. This ensures that loans are not granted to people with existing loans. In addition, payment slips are checked for other deductions before an affordability (i.e. loan as a percentage of net income) and lifestyle score are given to the potential customer. Based on these scores, the decision to grant a loan is made at the branch level.

                    Age Secure. Towards the end of fiscal 2001, Aplitec developed a suite of financial services targeted at social welfare beneficiaries, utilizing Aplitec’s issued base of smart cards as a delivery channel. The products are marketed under the Age Secure brand and include micro-loans, insurance and food parcels. Age Secure has been implemented in the KwaZulu-Natal and Northern Cape provinces and has approximately 85,000 clients. Aplitec plans to grow and develop the Age Secure business by launching new products into provinces where it administers social welfare grants.

Results of Operations

Year Ended June 30, 2003 Compared to Year Ended June 30, 2002

Revenue and Operating Profit

                    Revenue comprises sales to customers, fees and interest earned on loans granted. In fiscal 2003, revenue increased by 31.6% from ZAR 526 million to ZAR 691 million, mainly due to higher volumes in our transaction-based activities.

                    Operating profit takes into account cost of goods sold and selling, general and administrative expenses. In fiscal 2003, operating profit increased by 30.3% from ZAR 135 million to ZAR 176 million and operating profit margin decreased from 25.69% to 25.43%, in each case, as compared to fiscal 2002. Employee costs, Aplitec’s largest single expense, increased 6.94% in fiscal 2003 from ZAR 129.3 million in fiscal 2002 to ZAR 138.3 million, following a 7.5% annual inflation adjustment to employees’ salaries in October 2002.

                    The relative growth in revenue, and the contributions of our business divisions to operating profit, are illustrated below:

	Year ended June 30,
		% of		% of
	2003	consolidated	2002	consolidated
Business Division	ZAR ‘000	revenue	ZAR ‘000	revenue

Consolidated revenue:
Transaction-based activities	523,550	75.7	363,164	69.1
Technology sales and outsourcing	46,509	6.7	56,224	10.7
Financial services	121,426	17.6	106,197	20.2
Total consolidated revenue	691,485	100.0	525,585	100.0

Consolidated operating profit:
Transaction-based activities	138,222	78.6	95,583	70.8
Technology sales and outsourcing	8,344	4.7	22,763	16.9
Financial services	34,651	19.7	16,654	12.3
Other	(5,349)	(3.0)	—	—
Total consolidated operating profit	175,868	100.0	135,000	100.0

Transaction-based activities

                    The increase in revenue in the transaction-based activities division during fiscal 2003 is due to the following key drivers in our social welfare grant payments business:

  New Eastern Cape contract: In November 2002, we commenced the implementation of a social welfare grant payment system in the Eastern Cape Province. At year-end, we processed benefits for 441,000 beneficiaries. The Eastern Cape contract generated revenue of ZAR 47.1 million in the first eight months in fiscal 2003.

  Significantly higher volumes in our existing contracts: We experienced significant growth in most of the other provinces where we administer payments of social welfare grants. This growth is mainly due to new qualifying criteria announced by the South African government aimed at increasing the number of citizens eligible for social welfare grants.

Annual price increase adjustments

                    Under our Service Level Agreements with provincial governments, we are entitled to annual price increases based upon factors such as average grant size, volumes and the South African Consumer Price Index, or “CPI” rates.

                    The higher volumes in our existing contracts, as well as the fiscal 2003 price increases, are detailed below:

Province	Number of payments		Average price per payment
	2003	2002	2003 (ZAR)	2002 (ZAR)

KwaZulu-Natal	11,125,544	8,834,917	20.82	16.98
Limpopo	7,613,864	6,025,866	17.64	15.32
North West	3,008,165	2,992,402	20.99	19.93
Northern Cape	1,138,967	1,005,813	25.07	23.16
Total	22,886,540	18,858,998

                    The operating profit margin of our transaction-based activities improved marginally in fiscal 2003 from 26.32% in fiscal 2002 to 26.40%.

                    We incurred significant costs in connection with the commencement of the Eastern Cape social welfare payment system. This is typical for businesses such as ours that have significant up-front implementation costs but cannot begin collecting revenue until implementation is complete. This business model exerts pressure on our operating profit margin during the early stages of a new contract. Efficiency and profitability will increase over time as more customers are converted to our payment system. We expect the conversion period in the Eastern Cape to take 14 months to complete.

                    The losses experienced in the Eastern Cape were offset by the improved profitability of our social welfare payment contracts in other provinces. As these contracts are now well beyond their establishment phases, we continue to improve the efficiencies of these systems through strict cost control measures and improved logistical planning. We try to keep any increases in our operational, selling, general and administrative expenses below the total annual price increase rates under these contracts. A further positive effect on this division’s operating profit margin is the fact that our selling, general and administrative expenses remained predominantly fixed in fiscal 2003, while our revenue from these contracts benefited from the significant increase in volumes.

Technology sales and outsourcing

                    Revenue from the technology sales and outsourcing division in fiscal 2003 declined 17.3% compared to fiscal 2002. This business division has limited annuity-based revenues and is dependent on signing new contracts to sustain its revenues.

                    This decrease was expected given the very successful UEPS implementation in Malawi in 2002. While we successfully implemented systems in Mozambique and Latvia in 2003, these were much smaller than the Malawi system. The implementation of the Malawi system did result in some additional revenue in fiscal 2003 as we continue to provide smart cards and related equipment to that system.

                    A significant local customer serviced by this division is Nedcor, which outsources certain processing and development services to Aplitec. The Nedcor business remained fairly static during fiscal 2003.

                    Operating profit margin of this division declined from 40.49% in fiscal 2002 to 17.94% in fiscal 2003, mainly due to a significant change in our product mix. The implementation of the national UEPS-based payment system in Malawi, which dominated the 2002 results for this division, yielded significantly high margin revenue for that year. During fiscal 2003, systems were implemented in Latvia and Mozambique, but these were much smaller than the Malawi system. As a result, our low-margin products such as hardware sales and our outsourcing business with Nedcor, which remained fairly static during the year, had a significant impact on the margins reported for fiscal 2003.

Financial services

                    Revenue from the financial services business division grew 14.3% during fiscal 2003 compared to fiscal 2002, mainly due to the inclusion of the Age Secure initiative for a full financial year. The revenue of the traditional micro-lending businesses remained fairly static as the result of a conscious decision by the Aplitec board of directors not to aggressively grow these businesses. The most important key indicators of these businesses are illustrated below:

	Year ended June 30,
	2003	2002	%
	ZAR ‘000	ZAR ‘000	Increase/(Decrease)

Debtors book: Age Secure - net and gross
(i.e. no provisions)	23,861	20,174	18.3
Debtors book: Moneyline and New World
Finance – gross	81,890	82,664	(0.9)

Provisions	(48,771)	(42,102)	16.8

Debtors book: Moneyline and New World
Finance – net of provisions	33,119	40,563	(18.3)

                    Operating profit margin for the financial services division increased significantly in fiscal 2003 from 15.68% to 28.54%, primarily due to the following:

                    The Age Secure initiative was profitable, on a monthly basis, for the entire 2003 fiscal year. During the first half of fiscal 2002, this business was in the start-up stage and therefore incurred significant costs. Accordingly, the operating profit margin of this initiative improved significantly from the break-even result achieved during fiscal 2002.

                    The traditional micro-lending businesses exhibited significant improvements in operating profit margins following a management change in the latter part of fiscal 2002. This new management focused heavily on cost controls and managing bad debt. A dedicated collection department was also established, which produced significant cost savings for this division during fiscal 2003 as the amount of doubtful accounts written off and provisions for doubtful debts (calculated on the same basis as in previous years) reduced significantly, while meaningful progress was made with the recovery of debts written-off in prior fiscal periods. The cost of running an internal department is also considerably less than our previous practice of outsourcing this function.

Other

                    The outstanding share options issued to empowerment groups at the time of Aplitec’s listing, which expired on December 31, 2002, were not exercised. As a result, an aggregate of ZAR 5.3 million was paid to holders of these options.

Interest received and finance costs

                    Interest received consists of interest received on surplus cash, while finance costs consists of interest paid on short-term borrowings. Aplitec has a unique cash flow cycle due to its obligations to pre-fund the payments of social welfare grants in the KwaZulu-Natal and Eastern Cape provinces. Aplitec provides the funds required for the grant payments on behalf of these provincial governments and is reimbursed within two weeks by the KwaZulu-Natal and Eastern Cape governments, thus exposing it to these provinces’ credit risk. These obligations result in a peak funding requirement, on a monthly basis, of approximately ZAR 200 million for the KwaZulu-Natal contract and ZAR 180 million for the Eastern Cape contract. The significantly higher payment volumes in KwaZulu-Natal during fiscal 2003, as well as the implementation of the Eastern Cape contract, resulted in an increase in finance costs in fiscal 2003 from ZAR 19 million to ZAR 49.5 million.

                    Interest on surplus cash increased in fiscal 2003 from ZAR 33.1 million to ZAR 73.1 million, primarily due to an increase of ZAR 106 million in cash on hand during fiscal 2003, as well as significantly higher interest rates earned on deposits during this period. Aplitec also maximized its interest income through the commencement in fiscal 2002 of a cash management system, which allows for the overnight set-off of balances across Aplitec’s subsidiaries. Although interest is calculated on Aplitec’s net cash balance, the interest cost of the overdraft pre-funding accounts for the KwaZulu-Natal and Eastern Cape contracts are calculated as part of the set-off calculation and disclosed as finance costs in our financial statements. The full benefit of this cash management arrangement was realized in fiscal 2003.

Taxation

                    Total taxes paid in fiscal 2003 increased from ZAR 43.3 million to ZAR 69.1 million, mainly due to Aplitec’s increased profitability.

                    Aplitec’s effective tax rates for fiscal years 2002 and 2003 were 29.1% and 34.7%, respectively, compared to the standard South African corporate tax rate of 30%. The increase in the effective tax rate for fiscal 2003 was mainly due to the following:

                    The payment of ZAR 3.2 million Secondary Taxation on Companies or “STC” on dividends declared and paid during that year. Since no dividends were declared in fiscal 2002, no STC was owed that year.

                    Non-deductible expenses of ZAR 10.2 million, including ZAR 5.3 million due to the settlement of share options.

Minority interests

                    Income attributable to minority interests increased in fiscal 2003 from ZAR 1.7 million to ZAR 4.1, due to the increased profitability of four subsidiaries that are involved in the social welfare payment business with outside shareholders. During the 2003 fiscal year, the minority interests in three of these subsidiaries were acquired for a total consideration of ZAR 12.4 million, which should lead to a significant reduction in income attributable to minority interests in fiscal 2004.

Results of Operations

Year Ended June 30, 2002 Compared to Year Ended June 30, 2001

Revenue and Operating Profit

                    In fiscal 2002, revenue decreased by 5.7% from ZAR 557.4 million to ZAR 525.6 million, mainly due to the loss of a material hardware sales contract.

                    In fiscal 2002, operating profit increased by 7.4% from ZAR 125.8 million to ZAR 135.0 million and operating profit margin increased from 22.56% to 25.69%. Employee costs decreased by 3.5% from ZAR 134 million to ZAR 129.3 million, mainly due to decrease in staff from 2,392 to 1,884 employees in connection with the sale of our security guarding business, offset by a 6% annual inflation adjustment to salaries in October 2001.

                    The relative growth in revenue, and the contributions of our business divisions to operating profit, are illustrated below:

	Year ended June 30,
	2002	% of	2001	% of
Business Division	ZAR ‘000	consolidated	ZAR ‘000	consolidated

Consolidated revenue:
Transaction-based activities	363,164	69.1	366,538	65.8
Technology sales and outsourcing	56,224	10.7	98,993	17.8

	Year ended June 30,
	2002	% of	2001	% of
Business Division	ZAR ‘000	consolidated	ZAR ‘000	consolidated

Financial services	106,197	20.2	91,914	16.4
Total consolidated revenue	525,585	100.0	557,445	100.0

Consolidated operating profit:
Transaction-based activities	95,583	70.8	77,314	61.5
Technology sales and outsourcing	22,763	16.9	33,749	26.8
Financial services	16,654	12.3	14,693	11.7
Total consolidated operating profit	135,000	100.0	125,756	100.0

Transaction-based activities

                    The slight decrease in revenue in the transaction-based activities division during fiscal 2002 is due to the following key drivers in our social welfare grant payments business:

Loss of contracts

                    During fiscal 2001, contracts totalling ZAR 29.7 million expired in the Gauteng and Mpumalanga provinces (see table below).

Price and contract deviation payments

                    During fiscal 2001, contracts in Limpopo, North West and KwaZulu-Natal generated unusual, one-time price adjustments and contract deviations worth ZAR 46.5 million.

Higher volumes in our existing contracts

                    We experienced significant growth in most of the other provinces where we render social welfare grant payment services. This growth, together with the price increases detailed below and one-time payments referenced above, partially offset the loss in revenue from the termination of the Mpumalanga and Gauteng contracts.

Annual price increase adjustments

                    Under our Service Level Agreements with provincial governments, we are entitled to annual price increases based on factors such as average grant size, volumes and the South African CPI rates.

                    The higher volumes in our existing contracts, as well as the fiscal 2002 price increases, are detailed below:

Province	Number of payments		Average price per payment
	2002	2001	2002 ZAR	2001 ZAR

KwaZulu-Natal	8,834,917	5,400,044	16.98	16.69	*
Limpopo	6,025,866	5,351,519	15.32	14.62	*
North West	2,992,402	2,790,518	19.93	18.76	*
Northern Cape	1,005,813	1,016,658	23.16	21.68
Gauteng	-	736,667	-	17.86
Mpumalanga	-	592,709	-	11.03
Total	18,858,998	15,888,115

                    * Excludes the special price adjustments and contract deviation payments received during fiscal 2001.

Technology sales and outsourcing

                    Revenue from technology sales and outsourcing declined 43.2% during fiscal 2002. This business division has limited annuity-based revenues and is dependent on signing new contracts to sustain its revenues.

                    This decrease in revenue is primarily due to extraordinary revenue in fiscal 2001 from the sale of POS terminals to Nedcor. These terminals are replaced every five to ten years, and during fiscal 2000 and 2001, Aplitec replaced all of Nedcor’s POS terminals. The major component of this division’s revenue for fiscal 2002 was the implementation of a national UEPS-based payment system in Malawi, which contributed ZAR 20 million to revenue.

                    The outsourcing by Nedcor of certain processing and development services to Aplitec remained fairly static during fiscal 2002.

                    Operating profit margin increased in fiscal 2002 from 34.09% in fiscal 2001 to 40.49%, mainly due to a significant change in the division’s product mix. The sale of POS terminals to Nedcor during fiscal 2001 was a high-volume, low-margin project, as is generally the case with IT-related hardware. By contrast, the implementation of the national UEPS-based payment system in Malawi, which dominated the 2002 results for this division, yielded significant high-margin revenue as most of the costs associated with the research and development of the core UEPS software had been expensed in prior years.

Financial services

                    Revenue from this division increased 15.5% in fiscal 2002, mainly due to the commencement in 2002 of the Age Secure initiative. The revenue of the traditional micro-lending businesses declined by 9.5%, due to a conscious decision by the Aplitec board of directors not to aggressively grow these businesses and to discontinue its medium-term loan products. The most important key indicators of these businesses are illustrated below:

	Year ended June 30,
	2002	2001	%
	ZAR ‘000	ZAR ‘000	Increase/(Decrease)

Debtors book: Age Secure - net and gross
(i.e. no provisions)	20,174	-	100.0

Debtors book: Moneyline and New World
Finance – gross	82,664	74,744	10.6

Provisions	(42,102)	(27,316)	61.5

Debtors book: Moneyline and New World
Finance – net of provisions	40,563	47,428	14.5

                    Operating profit margin decreased marginally in fiscal 2002 from 15.99% in fiscal 2001 to 15.68%, mainly due to the following:

  The Age Secure initiative had a break-even year following the commencement of operations during the year; and

  There was no significant improvement in the operating profit margin of the traditional micro-lending businesses, as these businesses continued to battle sluggish demand conditions in an over-traded market and suffered from inadequate operational management. As in fiscal 2001, these conditions resulted in significant provisions for doubtful debts and bad debt write-offs.

Interest received and finance costs

                    Interest on surplus cash increased in fiscal 2002 from ZAR 11.9 million in fiscal 2002 to ZAR 33.1 million, primarily due to the increase of ZAR 120.9 million in cash on hand, as well as higher interest rates earned on deposits. The group also successfully started a cash management system to allow for the overnight set-off of balances across Aplitec’s subsidiaries.

                    The effect of our 2002 pre-funding obligations under the KwaZulu-Natal contract, together with significantly higher payment volumes in KwaZulu-Natal and higher interest rates, resulted in the increase in 2002 finance costs from ZAR 1 million in fiscal 2001 to ZAR 19.1 million.

Taxation

                    Tax paid increased in fiscal 2002 from ZAR 42.5 million to ZAR 43.3 million, mainly due to Aplitec’s increased profitability.

                    Our effective tax rates were 30.5% and 29% for fiscal 2001 and 2002, respectively, compared to the standard South African corporate tax rate of 30%. The decrease in 2002 is mainly due to the inclusion of ZAR 5 million of tax-exempted income.

Minority interests

                    Income attributable to minority interests increased in fiscal 2002 from ZAR 1.1 million to ZAR 1.7 million, due to the increased profitability of four subsidiaries with outside shareholders, which are involved in the social welfare payment business.

Liquidity and capital resources

Operations

                    Cash flows from operating activities in fiscal 2003 totaled ZAR 172 million, compared to ZAR 124.5 million in fiscal 2002. This increase is primarily due to higher levels of operating profit, a decrease in working capital (decreased inventory and increased payables, partially offset by increased receivables) and an increase in net interest earned, partially offset by higher taxes and the payment of dividends during fiscal 2003. The decrease in inventory was due to the write-off of specifically identified slow moving items. The increase in receivables was due to the inclusion of the Eastern Cape contract, which resulted in amounts owing to Aplitec at year end by the Eastern Cape government, as well as higher pre-payments for smart cards bought for the Eastern Cape contract, which are paid for monthly, as part of service fee, over the duration of the contract period. Likewise, the Eastern Cape contract increased payables in 2003 as the accruals for insurance, staff-related costs and equipment/services were included for the first time.

Investing

                    Cash for investing activities in fiscal years 2003 and 2002 was ZAR 70.4 million and ZAR 8.9 million, respectively. This increase was due to the following:

  A ZAR 56.9 million capital expenditure related to start-up costs on the Eastern Cape contract; and

  The purchase of minority interests in three group subsidiaries for a total consideration of ZAR 12.4 million. These purchases resulted in ZAR 5.1 million of goodwill, which will be amoritzed over the remaining lifespan of the government contracts being carried out in each subsidiary. As a result of these acquisitions, the minority interests’ liability on Aplitec’s balance sheet reduced from ZAR 3.3 million in fiscal 2002 to zero in fiscal 2003.

Financing

                    Net cash from financing activities was ZAR 5.2 million in fiscal 2003, compared with ZAR 5.3 million in fiscal 2002. These amounts were due to the issuance of ordinary shares under the Aplitec employee share incentive scheme at a share price of ZAR 1.475 per share. The slight decrease from fiscal 2002 to fiscal 2003 was due to fewer participants in the scheme in fiscal 2003, as certain employees resigned before their shares vested.

                    Since Aplitec is highly cash generative and maintains large cash reserves (ZAR 321.8 million at the end of fiscal 2002 and ZAR 428.5 million at the end of fiscal 2003), it finances all operations, research and development, working capital, capital expenditure and acquisitions through its internally generated cash reserves. It has no debt to service and only requires external funding when its pre-funding requirements in the KwaZulu-Natal and Eastern Cape provinces exceed the available cash on hand. Aplitec has negotiated a ZAR 450 million revolving credit facility for this purpose but did not utilize it in fiscal 2003.

                    Aplitec has access to capital from a range of external sources, including share issuances and various debt facilities. We take the following factors into account when considering external financing:

  cost of capital;

  cost of financing;

  opportunity cost of utilizing surplus cash; and

  availability of tax efficient structures to moderate financing costs.

                    The significant increase in social welfare grant beneficiaries in the KwaZulu-Natal and Eastern Cape provinces may require external financing in the medium to long-term for the pre-funding of these grant payments. We are confident that our cash reserves, current overdraft facilities and access to external financing will be sufficient to fund our medium to long-term activities and expansion plans.

Off-Balance Sheet Arrangements

                    We have entered into certain finance arrangements that are not included in our annual financial statements under SA GAAP. These off-balance sheet arrangements relate to the existence of an insurance cell captive under the management of Mutual & Federal Limited. Aplitec utilizes the cell captive as part of its strategy to insure certain risks for which commercial insurance is not readily available. These risks relate mainly to cash losses suffered as a result of cash-in-transit heists and robberies at our depots. At the end of fiscal 2003, the cell captive had a cash balance of ZAR 10.7 million.

Capital Expenditures

                     Capital expenditures in fiscal years 2003, 2002 and 2001 were as follows:

	Year ended June 30,
	2003	2002	2001
Business Division	ZAR ‘000	ZAR ‘000	ZAR ‘000

Transaction-based activities	56,696	11,078	20,385

Technology sales and outsourcing	135	99	159

Financial services	960	8,295	1,412

Consolidated total	60,791	19,472	21,956

                    We operate in an environment where our contracts for the payment of social welfare grants require substantial capital investment to establish our operational infrastructure when a contract commences. Further capital investment is required when the number of beneficiaries increase to the point where the maximum capacity of the original infrastructure is exceeded.

                    Our fiscal 2003 spending was mainly due to start-up costs in the Eastern Cape Province. Our 2002 and 2001 spending was mainly due to our expansion in the KwaZulu-Natal and Limpopo provinces, where we experienced significant growth in the number of customers we had to service.

                    Our other business divisions require relatively little capital investment. The most notable exception was the capital expenditure incurred to establish the Age Secure initiative within the financial services division during fiscal 2002.

                    All of our capital expenditures for the past three fiscal years were funded through internally generated funds.

                     We had no outstanding capital commitments at the end of fiscal 2003.

                    Capital spending for fiscal 2004 is expected to be incurred primarily in connection with start-up costs related to our new social welfare grant program in the Limpopo province. The renewal of our contract in that province will require substantial investment to modernize our existing infrastructure. We estimate that capital expenditures for this project will be ZAR 35 million through the fiscal year ended 2005. This capital spending is expected to be funded through internally generated funds.

Contingent Liabilities, Commitments and Contractual Obligations

                    For disclosure on Aplitec’s contingent liabilities, commitments and contractual obligations, see Note 16 to our financial statements, which are included elsewhere in this filing.

                     The transaction-based business is Aplitec’s most capital-intensive division.

Dividends

                    Aplitec’s dividend policy is to declare regular annual dividend payments of between three to four times earnings. Our dividends in fiscal 2003 and 2002 were 3.6 and 4.1 times earnings, respectively.

Acquisitions and Dispositions

  Acquisition of Net 1 Investment Holdings: On July 15, 2000, Aplitec announced the acquisition of Net 1 Holdings in consideration for the issuance of 9.75 million Aplitec ordinary shares with a market value of ZAR 19.5 million. The effect of this acquisition was that Aplitec acquired the FTS patent for South Africa and its surrounding territories.

  Disposal of security guarding business: During January 2002, Aplitec sold the assets and liabilities of its security guarding business for a total cash consideration of ZAR 4.913 million.

  Acquisition of remaining CPS interests: During January 2003, Aplitec acquired the remaining interests in CPS (KwaZulu-Natal), CPS (Northern Cape) and CPS (Northern)). These acquisitions consolidated Aplitec’s social welfare payment businesses under a single holding company, thus improving operating and tax efficiency. Profits (attributable to the minority interests acquired) were recognized and consolidated from January 1, 2003.

Employee benefits

                     Aplitec does not provide health or retirement benefits to any of its employees.

Insurance

                    Aplitec annually assesses its risk exposure. During fiscal years 2003, 2002 and 2001, all risks were adequately covered, except where the cost of insurance coverage was considered excessive in relation to the probability and extent of loss. This is true with respect to Aplitec’s cash and cash-in-transit risks, which has become virtually impossible to procure from local and international underwriters. Aplitec self-insures its cash and cash-intransit risks through a cell captive structure, administered and managed by Mutual & Federal Limited. The periodic contributions to the cell captive are calculated by the group’s independent insurance consultant. At the end of fiscal 2003, the cell captive had a value of ZAR 10.7 million.

                     The main categories of Aplitec’s insurance are:

  loss of /damage to vehicles, electronic equipment and other assets;

  business interruption;

  motor vehicle third party claims;

  group personal accident;

  employment practices liability; and

  directors and officers liability.

Critical accounting policies

                    Aplitec’s annual financial statements have been prepared in accordance with SA GAAP, which requires management to make estimates and assumptions about future events that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities. As future events and their effects cannot be determined with absolute certainty, the determination of estimates requires management’s judgment based on a variety of assumptions and other determinants such as historical experience, current and expected market conditions and certain scientific evaluation techniques. Management believes that the following accounting policies are critical due to the degree of estimation required and the impact of these policies on the understanding of the results of our operations.

Deferred taxation

                    The group estimates its tax liability through the calculations done for the determination of its current tax liability when tax returns are filed, together with assessing temporary differences resulting from the different treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities which are disclosed on the Group’s balance sheet. Management then has to assess the likelihood that deferred tax assets will be recovered from future taxable income. To the extent that we believe recovery is likely, a valuation reserve will be created. The carrying value of our net deferred tax assets assumes that we will be able to generate sufficient future taxable income, based on estimates and assumptions. Management has considered future taxable income and ongoing feasible tax strategies in determining the need for the valuation allowance, but we must emphasize that, in the event that we were to determine that we not be able to realize our deferred tax assets in the future, a valuation allowance may not be required which would reduce net income in the period that such determination is made.

Accounts receivable and provision for doubtful debts

                    We maintain a provision for doubtful debts in our micro-lending business resulting from the inability of certain of our clients to make the required payments. Our current policy is to provide for the full outstanding amount for all debts which are outstanding for 150 days and longer. We consider this policy to be appropriate having taken into account factors such as historical bad debts, current economic trends and changes in our customer payment patterns. Should the ability of our clients to make payments to us when due deteriorate in the future, additional provisions may be required. A significant amount of judgment is required to assess the ultimate recoverability of these receivables, including on-going evaluation of the credit worthiness of each client.

Research and development

                    Our business activities and product offering to our customers depends on our proprietary UEPS software. As a result, we have a large group of software engineers and developers who are constantly revising and improving the core UEPS software. We account for the development cost of software intended for sale in accordance with SFAS No. 86, “Accounting for Costs of Computer Software to be Sold, Leased, or Otherwise Marketed.” SFAS 86 requires product development costs to be charged to expenses as incurred until technological feasibility is attained. Technological feasibility is attained when our software has completed system testing and has been determined viable for its intended use. The time between the attainment of technological feasibility and completion of software development has been short with immaterial amounts of development costs incurred during this period. Accordingly, we did not capitalize any development costs in fiscal 2003 or fiscal 2002, particularly because the main part of our development is the enhancement and upgrading of existing products.

                    A significant amount of judgment is required to separate research costs, new development costs and ongoing development costs based as the transition between these stages. A multitude of factors need to be considered by management, including an assessment of the state of readiness of the software and the existence of markets for the software. The possibility of capitalizing development costs in the future, within the criteria set by SFAS 86, may have a material impact on the group’s profitability in the period when the costs are capitalized, and in subsequent periods when the capitalized costs are amortized.

Qualitative and quantitative risk factors

Financial instruments

                    Aplitec seeks to reduce its foreign currency exposure through a policy of matching, to the extent possible, assets and liabilities denominated in foreign currencies. In addition, Aplitec uses financial instruments in order to economically hedge its exposure to exchange rate and interest rate fluctuations arising from its operations. As discussed in the notes to Aplitec’s financial statements included elsewhere in this proxy statement/prospectus, Aplitec had elected to account for these instruments as hedging arrangements. Aplitec is also exposed to credit risks.

                    All risks described above and how Aplitec seeks to protect itself is discussed below.

Foreign exchange risk

                    Aplitec has used forward contracts in order to limit its exposure to the ZAR/USD and ZAR/EUR exchange rate fluctuations from foreign currency transactions. As of June 30, 2003 and 2002, the outstanding foreign exchange contracts are as follows:

	2003	2002

Forward purchase contracts		(FX Rate – 1:10.9943)
Notional amount	-	USD 1,150,000
Strike price	-	ZAR 12,643,445
Maturity	-	08/01/2003

Interest rate risk

                    As a result of its normal borrowing and leasing activities, Aplitec’s operating results are exposed to fluctuations in interest rates, which Aplitec manages primarily through its regular financing activities. Aplitec generally maintains limited investment in cash equivalents and has occasionally invested in marketable securities.

Credit risk

                    Credit risk relates to the risk of loss that Aplitec would incur as a result of non-performance by counterparties. Aplitec maintains credit risk policies with regard to its counterparties to minimize overall credit risk.

These policies include an evaluation of a potential counterparty’s financial condition, credit rating, and other credit criteria and risk mitigation tools as deemed appropriate.

                    In regards to credit risk on financial instruments, Aplitec maintains the policy to enter into such transactions only with highly rated European financial institutions.

DESCRIPTION OF NET 1’S CAPITAL STOCK

                    The following is a description of the material terms of Net 1’s capital stock under its proposed articles of amendment to its articles of incorporation. Because the terms of Net 1’s articles of amendment are more detailed than the information contained in this summary, you should carefully consider the provisions contained in the articles of amendment, a copy of which is attached as Annex A to this proxy statement/prospectus.

Share Capital

                     The authorized shares of Net 1 will consist of:

››	500,000,000 common shares, par value $0.001 per share; and

››	300,000,000 preferred shares, par value $0.001 per share.

                     As of the completion of the proposed transactions, Net 1 will have outstanding and issued approximately 138,956,156 shares of common stock and 192,967,138 shares of special convertible preferred stock.

Common Stock

                     Each holder of common stock is entitled to one vote per share for the election of directors and for all other matters to be voted on by shareholders. Holders of common stock may not cumulate their votes in the election of directors, and are entitled to share equally in the dividends that may be declared by the board of directors, but only after payment of dividends required to be paid on outstanding shares of preferred stock according to its terms.

                     Upon voluntary or involuntary liquidation, dissolution or winding up of Net 1, holders of common stock share ratably in the assets remaining after payments to creditors and provision for the preference of any preferred stock. There are no preemptive or other subscription rights, conversion rights or redemption or scheduled installment payment provisions relating to shares of common stock. All of the outstanding shares of common stock are fully paid and nonassessable.

                     The rights of holders of Net 1’s common stock may be adversely affected by the rights of holders of preferred stock that is outstanding or that may be issued in the future. See “—Preferred Stock” below.

                     The transfer agent and registrar for Net 1’s common stock is Florida Atlantic Stock Transfer Inc. Its common stock is quoted on the OTC Bulletin Board.

Preferred Stock

                     Net 1’s board of directors may authorize the issuance of new classes or series of preferred stock from time to time, each of which class or series will have those voting powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as shall be specified by the board of directors. The board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose.

Special Convertible Preferred Stock

                     The proposed articles of amendment will establish a class of special convertible preferred stock. This class shall consist of 192,967,138 shares, par value $0.001 per share, and it will rank:

on parity, without preference and priority, with Net 1’s common stock with respect to dividend rights (described below) or rights upon liquidation, dissolution or winding up of Net 1; and

junior in preference and priority to each other class or series of preferred stock or other equity security of Net 1 under terms that may be determined by the board of directors to expressly provide that it will rank senior in preference or priority to the special convertible preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of Net 1.

Dividends

                     Provided that shares of special convertible preferred stock are outstanding, Net 1’s board will determine immediately prior to the declaration of any dividend or distribution (i) the portion, if any, of Net 1’s assets available for such dividend or distribution that is attributable to funds or assets from New Aplitec, regardless of the manner received (the “South African Amount”), and (ii) the portion of such funds or assets that is not from New Aplitec (the “Non-South African Amount”). The South African Amount will not include amounts received from New Aplitec due to its liquidation, distribution or dividend after an insolvency or winding up.

                     Provided that shares of special convertible preferred stock are outstanding, (i) any dividends or distributions by Net 1’s board of Non-South African Amounts must be paid pro rata to all holders of common stock and special convertible preferred stock, and (ii) any dividends or distributions by Net 1’s board of South African Amounts can be paid only to holders of common stock. Net 1’s board has complete discretion to declare a dividend or distribution with respect to South African Amounts but not Non-South African Amounts, and vice versa.

Liquidation, Dissolution and Winding Up

                     In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of Net 1, all outstanding shares of special convertible preferred stock will automatically convert and holders of such stock will be entitled to receive, pari passu with holders of common stock, any assets of Net 1 distributed for the benefit of its shareholders.

Voting Rights

                     Holders of special convertible preferred stock have the right to receive notice of, attend, speak and vote at general meetings of Net 1, and are entitled to vote on all matters on which holders of common stock are entitled to vote. Holders of special convertible preferred stock will vote together with the holders of common stock as a single class. Each holder of special convertible preferred stock present in person, or the person representing such holder, is entitled to a number of votes equal to the number of shares of common stock that would be issued upon conversion of the special convertible preferred stock held by such holder on the record date.

                     Net 1 may not take any of the following actions without the prior vote or written consent of holders representing at least a majority of the then outstanding shares of special convertible preferred stock, voting together as a separate class:

  any increase (including by way of merger, consolidation or otherwise) in the total number of authorized or issued shares of special convertible preferred stock; or

  any amendment, alteration or change to the powers, designations, preferences, rights, qualifications, limitations or restrictions of the special convertible preferred stock in the articles of incorporation in any manner that adversely affects the holders of such stock.

Conversion

                     Special convertible preferred stock is convertible into shares of common stock on a one-for-one basis. For each converted share of special convertible preferred stock that is to be converted, Net 1 shall receive:

  1.228070 New Aplitec B class preference shares; and

  such holder’s interest in the New Aplitec B loan accounts, which is equal to (A) the aggregate principal amount of New Aplitec B loans, plus any accrued interest, minus any repayment or previous transfer of New Aplitec B loans to Net 1, divided by (B) the number of the shares of special convertible preferred stock outstanding at such time.

                     No fractional shares of common stock shall be issued upon conversion of the special convertible preferred stock, unless Net 1’s board of directors shall otherwise determine to issue fractional shares. In lieu of fractional shares, Net 1 will pay cash equal to such fractional amount multiplied by the fair market value per share of common stock on the date of conversion. If more than one share of special convertible preferred stock is being converted at one time by the same holder, then the number of full shares issuable upon conversion will be calculated on the basis of the aggregate number of shares converted at that time.

                     Net 1 will reserve and keep available out of its authorized but unissued shares of common stock the full number of shares of common stock deliverable upon the conversion of all outstanding special convertible preferred stock.

                     Upon conversion, all rights with respect to shares for special convertible preferred stock will cease. Converted shares will be cancelled and have the status of authorized but unissued preferred stock, without designation as to series until such shares are once more designated as part of a particular series by the board of directors.

Transfer Restrictions

                     Special convertible preferred stock may not be sold, assigned, transferred, pledged, or encumbered, except in connection with a conversion into shares of Net 1 common stock. The shares of special convertible preferred stock may not be held by any person other than the Cayman Trust for the benefit of the South African Trust and indirectly for the benefit of reinvesting shareholders of Aplitec, or directly by the South African Trust for the benefit of reinvesting shareholders of Aplitec.

MANAGEMENT OF NET 1 AFTER THE PROPOSED TRANSACTIONS

Board of Directors of Net 1

                     Pursuant to the Common Stock Purchase Agreement, Net 1 will take all steps necessary to increase the size of its board of directors to 10 members. After the closing of the proposed transactions, Net 1’s board will consist of 10 members, including, among them, Dr. Serge Belamant, who current is Net 1’s chairman of the board and the chief executive officer of Aplitec.

                     Net 1 intends to appoint a number of independent directors to its board prior to the consummation of the proposed transactions. If any independent director becomes unable to serve prior to closing, his or her successor will be nominated by the remaining independent directors. Future vacancies of independent directors between annual meetings will be filled by a majority vote of Net 1’s board of directors, and successors to the independent directors will be elected by the holders of Net 1’s common stock and special convertible preferred stock.

Executive Officers of Net 1

                     Dr. Belamant will be Net 1’s chairman of the board and chief executive officer upon completion of the proposed transactions. Net 1 intends to retain additional senior management prior to closing, including Herman Kotze, Brenda Stewart and Nitin Soma, all of whom are currently employees of Aplitec.

                     Executive officers are appointed by, and serve at the discretion of, Net 1’s board of directors.

Biographical Information

                     Dr. Serge Belamant (age 50) has been a director of Net 1 since its inception in May 1997, and was its chief executive officer until October 2000. From June 1997 to present, Dr. Belamant has also served as chief executive offer and a director of Aplitec. From 1996 to 1997, Dr. Belamant served as a consultant in the development of COPAC (Chip Off-Line Pre-Authorized Card), a product currently being marketed internationally by Visa International. From October 1989 to September 1995, Dr. Belamant served as the managing director of Net 1 (Pty), a privately owned South African company specializing in the development of advanced technologies in the field of transaction processing and payment systems. Dr. Belamant also serves on the board of a number of other companies that are closely related to the smart card business. Dr. Belamant spent ten years working as a computer scientist for Control Data Corporation where he won a number of international awards. Later, he was responsible for the design, development, implementation and operation of the Saswitch ATM network in South Africa that rates today as the third largest ATM switching system in the world. Dr. Belamant has patented a number of inventions besides the FTS ranging from biometrics to gaming. Dr. Belamant has more than twenty years of experience in the fields of operations research, security, biometrics, artificial intelligence and on-line and off-line transaction processing systems.

Committees of the Board of Directors

                     Net 1’s board intends to form standing audit and compensation committees soon after the consummation of the proposed transactions. The audit committee will have the following functions:

  make recommendations to the board of directors regarding the selection of independent auditors;

  review the results and scope of the audit and other services provided by Net 1’s independent auditors;

  review Net 1’s financial statements; and

  review and evaluate Net 1’s internal control functions.

                     Net 1’s compensation committee will consist of a majority of independent directors. The compensation committee will make recommendations to the board of directors regarding the following matters:

  executive compensation;

  salaries and incentive compensation for Net 1’s employees and consultants; and

  the administration of the 2004 Stock Incentive Plan.

Compensation of Directors and Executive Officers

                     Net 1 expects that directors who are also full-time employees of Net 1 will not receive additional compensation for their service as directors. Each non-employee director of Net 1 will receive compensation for service on Net 1’s board of directors as determined by the board of directors.

                     The form and amount of compensation that Net 1 will pay to each of its executive officers in any future period will be determined by its compensation committee.

                     Our executive officers did not receive any compensation for the year ended December 31, 2002. Net 1 did not set aside or accrue any amounts for pension, retirement or similar benefits, as it did not provide such benefits for its executive officers.

2004 Stock Incentive Plan

                      Net 1 plans to adopt, subject to the approval of its shareholders, the 2004 Stock Incentive Plan and its subsidiaries. The 2004 Stock Incentive Plan will permit Net 1 to grant to our employees, directors and consultants incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, performance-based awards and other awards based on our common stock. The following description summarizes the material terms of the 2004 Stock Incentive Plan, but is qualified in its entirety by reference to the full text of the 2004 Stock Incentive Plan, a copy of which is set forth as an annex to this proxy statement/prospectus.

                     Administration

                     The board of directors of Net 1 (or its delegate) will administer the 2004 Stock Incentive Plan, and is referred to below as the “committee.” The committee may delegate its authority under the 2004 Stock Incentive Plan in whole or in part as it determines, but will consist, unless otherwise determined by the Board of Directors, (1) during any period that Net 1 is subject to Section 16 of the U.S. Securities Exchange Act of 1934, solely of at least two non-employee directors, and (2) during any period that Net 1 is subject to Section 162(m) of the Code, solely of at least two outside directors. The committee will determine who will receive awards under the 2004 Stock Incentive Plan, as well as the form of the awards, the number of shares underlying the awards, and the terms and conditions of the award consistent with the terms of the 2004 Stock Incentive Plan. The committee is authorized to interpret the 2004 Stock Incentive Plan, to establish, amend and rescind any rules and regulations relating to the 2004 Stock Incentive Plan, and to make any other determinations that it deems necessary or desirable for the administration of the 2004 Stock Incentive Plan. The committee also may correct any defect, supply any omission or reconcile any inconsistency in the 2004 Stock Incentive Plan in the manner and to the extent that the committee deems it necessary or desirable.

                     Term

                     No awards may be granted under the 2004 Stock Incentive Plan after the tenth anniversary of the effective date of the 2004 Stock Incentive Plan, but awards granted before such tenth anniversary may extend beyond that date.

                     Shares Reserved for Awards and Limits on Awards

                     The total number of shares of Net 1 common stock available under the 2004 Stock Incentive Plan initially will be 17,441,872, of which 8,720,936 shares may be used with respect to stock options, and 8,720,936 shares may be used in respect of other stock-based awards, which may include grants of restricted shares. Additional terms of such awards, including the maximum award that any participant may receive in any calendar year, will be determined prior to approval of the 2004 Stock Incentive Plan by Net 1’s shareholders.

                     The number and kind of shares of Net 1 common stock issued or reserved pursuant to the 2004 Stock Incentive Plan or outstanding awards, the maximum number of shares issuable pursuant to awards, the exercise price for awards, and other affected terms of awards, are subject to adjustment on account of stock splits, stock dividends, reorganizations, recapitalizations, mergers, consolidations, spin-offs and other corporate events. Shares covered by awards that expire, terminate or lapse without payment will again be available for the grant of awards under the 2004 Stock Incentive Plan, as well as shares that are used by the holder to pay withholding taxes or as payment for the exercise price of an award, if permitted by the committee.

                     In the event of certain corporate events, including stock sales, mergers, and sales of substantial assets, the committee may, but shall not be obligated to, cancel outstanding awards for fair value, waive vesting requirements, provide for the issuance of substitute awards, and/or provide that, for a period of time prior to such corporate event, options will be exercisable for all shares subject to the option and that upon the occurrence of the corporate event the options will terminate.

                     Stock Options

                     The 2004 Stock Incentive Plan will permit the committee to grant employees incentive stock options, which qualify for special tax treatment in the United States, and will permit the committee to grant employees, directors and consultants nonqualified stock options. The committee will establish the duration of each option at the time it is granted. The maximum duration of an incentive stock option is ten years after the date of grant. The committee will establish the exercise price of each option at the time it is granted. Initial grants of nonqualified stock options to certain members of management may be made at an exercise price of $0.50 per share. The exercise price of an incentive stock option may not be less than the fair market value of the underlying common stock on the date of grant. The committee may establish vesting and performance requirements that must be met prior to the exercise of options. Unless otherwise determined by the committee, stock options will vest ratably, on an annual basis, over a period of five years, commencing with the first anniversary of the grant date.

                     The exercise price of stock options may be paid in cash by the holder. Stock option grants may include provisions that permit the option holder, to the extent permitted by the committee, to exercise all or part of the holder’s vested options, or to satisfy withholding tax liabilities, by tendering mature shares of our common stock already owned by the option holder for at least six months (or another period consistent with the applicable accounting rules) with a fair market value equal to the exercise price. Stock option grants also may include provisions that permit the option holder, to the extent permitted by the committee and only if there is a public market for the shares, to exercise all or part of the holder’s vested options through a cashless exercise procedure, which requires the delivery of irrevocable instructions to a broker to sell the shares obtained upon exercise of the option and deliver promptly to Net 1 the proceeds of the sale equal to the exercise price of the common stock being purchased.

                     Stock Appreciation Rights

                     The committee also may grant stock appreciation rights, either singly or in tandem with underlying stock options. Stock appreciation rights entitle the holder upon exercise to receive an amount in any combination of cash or shares of our common stock (as determined by the committee) equal in value to the excess of the fair market value of the shares covered by the right over the grant price.

                     Other Stock-Based Awards

                     The 2004 Stock Incentive Plan also will permit the committee to grant awards that are valued by reference to, or otherwise based on the fair market value of, our common stock. These awards will be in such form and subject to such conditions, as the committee may determine, including the satisfaction of performance goals, the completion of periods of service or the occurrence of events.

                     This may include grants of restricted stock, which, in general, are grants of our common stock (with or without payment for such stock), subject to such risks of forfeiture and other restrictions as may be determined by the committee at the time of grant. Unless otherwise determined by the committee at the time of grant, restricted stock awards will vest ratably, on an annual basis, over a period of five years, commencing with the first anniversary of the grant date.

                     Performance Standards and Section 162(m)

                     Performance criteria for performance-based awards under the 2004 Stock Incentive Plan may relate to any combination of the total corporation, a subsidiary, and/or any business unit. Performance targets may be set at a specific level or may be expressed relative to measures at comparison companies or a defined index. The committee will establish specific targets for recipients.

                     In general, Section 162(m) of the Code prevents the deductibility of compensation in excess of one million dollars paid in any taxable year to an individual who on the last day of that year is the company’s chief executive officer or is among its four other most highly compensated executive officers, except that a deduction may be taken for compensation that qualifies as performance-based compensation under Section 162(m). Options granted at fair market value ordinarily satisfy the performance-based requirements of Section 162(m), if shareholder disclosure and approval requirements are met. If restricted stock or performance-based awards are intended to satisfy Section 162(m) deductibility requirements, payments under such awards must be conditioned on attainment of pre-established objective performance measures that have been established and certified by a committee of outside directors and approved by shareholders. The performance criteria under the 2004 Stock Incentive Plan include: consolidated earnings before or after taxes, net income, operating income, earnings per share, book value per share, return on shareholder’s equity, expense management, return on investment, improvements in capital structure, profitability, profit margins, stock price, market share, revenues, costs, cash flow, working capital, and return on assets.

                     Transferability

                     Unless otherwise determined by the committee, awards may not be transferred or assigned by the holder otherwise than by will or the laws of descent and distribution.

                     Amendment

                     Our Board may amend the 2004 Stock Incentive Plan at any time, provided that no amendment will be made without the consent of the affected holder that diminishes the rights of the holder of any award, and except that the Board may amend the plan in such manner as it deems necessary to permit awards to meet the requirements of the Internal Revenue Code or other applicable laws. No amendment to the 2004 Stock Incentive Plan by our Board may be made without the approval of shareholders if it would increase the total number of shares reserved for issuance under the 2004 Stock Incentive Plan or change the maximum number of shares for which awards may be granted to participants, except for such changes in accordance with the Long Term Incentive Plan’s adjustment provisions described above.

                     United States Federal Income Tax Consequences

                     The following discussion of the United States federal income tax consequences relating to the 2004 Stock Incentive Plan is based on present United States federal tax laws and regulations and does not purport to be a complete description of the United States federal tax laws. Participants may also be subject to certain U.S. state and local taxes and non-U.S. taxes, which are not described below.

                     When a non-qualified stock option is granted, there are no income tax consequences for the option holder or Net 1. When a non-qualified stock option is exercised, in general, the option holder recognizes compensation equal to the excess, if any, of the fair market value of the underlying class of common stock on the date of exercise over the exercise price. Net 1 is entitled to a deduction equal to the compensation recognized by the option holder.

                     When an incentive stock option is granted, there are no income tax consequences for the option holder or Net 1. When an incentive stock option is exercised, the option holder does not recognize income and Net 1 does not receive a deduction. The option holder, however, must treat the excess, if any, of the fair market value of the underlying class of common stock on the date of exercise over the exercise price as an item of adjustment for purposes of the alternative minimum tax. If the option holder disposes of the shares after the option holder has held them for at least two years after the incentive stock option was granted and one year after the incentive stock option was exercised, the amount the option holder receives upon the disposition over the exercise price is treated as long-term capital gain to the option holder. Net 1 is not entitled to a deduction. If the option holder makes a “disqualifying disposition” of the stock by disposing of the stock before the stock has been held for the holding period described above, the option holder generally recognizes compensation income equal to the excess, if any, of (1) the fair market value of the stock on the date of exercise, or, if less, the amount received on the disposition, over (2) the exercise price. Net 1 is entitled to a deduction equal to the compensation recognized by the option holder.

                     When a stock appreciation right is granted, there are no income tax consequences for the participant or Net 1. When a stock appreciation right is exercised, in general, the participant recognizes compensation equal to the cash and/or the fair market value of the stock received on exercise. Net 1 is entitled to a deduction equal to the compensation recognized by the participant.

                     In general, other types of awards that may be issued under the 2004 Stock Incentive Plan are taxable to the holder upon receipt, except that awards of restricted stock are taxable to the holder on the date the shares vest, or on the date of receipt if the individual makes an election under Section 83(b) of the U.S. Internal Revenue Code of 1986.

PRINCIPAL SHAREHOLDERS AFTER THE PROPOSED TRANSACTIONS

                     The following table presents, as of the date of completion of the proposed transactions, the anticipated beneficial ownership of shares of Net 1 common stock and special convertible preferred stock by:

  each person or entity which, to our knowledge, will own beneficially more than 5% of the outstanding shares of Net 1 common stock or special convertible preferred stock;

  each of our directors and executive officers; and

  all of our directors and executive officers as a group.

                     Unless otherwise indicated, to Net 1’s knowledge, all persons listed below have sole voting and investment power with respect to their shares, except to the extent applicable law gives spouses shared authority.

			Number of shares	Percentage of
	Number of	Percentage of	of special	shares of special
	Shares of	Shares of Common	convertible	convertible
Beneficial Owner	Common Stock	Stock	preferred stock	preferred stock

Net 1 Holdings	8,520,578	6.13	—	—
Brait Consortium	105,661,428	76.04	—	—
Nedcor Ltd	—	—	56,542,278	29.29
Allan Gray Inv. Mgmt	—	—	42,914,210	22.24
Serge Belamant	—	—	11,593,671	6.01
All directors and executive
officers as a group

RELATED PARTY TRANSACTIONS

                     In 2001, consulting fees totaling $150,000 were paid to Mr. Guerard.

                     In 2002, consulting fees totaling $12,500 were paid to Mr. Guerard and consulting fees totaling $137,500 are due to Mr. Guerard in respect of a consulting agreement between Net 1 and Mr. Guerard.

                     On February 26, 2001, Net 1 signed a one year agreement effective January 1, 2001, with Net 1 (Pty) to provide Net 1 with marketing, sales, administrative, financial reporting and technical support services at a rate of $30,000 per month.

                      On January 29, 2002, pursuant to a resolution of Net 1’s board of directors, the above consulting fees and subcontract costs have been postponed until Net 1 has sufficient funds to cover operating expenses. To date, Net 1 has not made any payment under these agreements.

                     In 2002, Net 1 recorded realized revenue of $157,653 from Net 1 Holdings pursuant to the Patent and Technology Agreement. See “Business—Net 1’s Business—History.”

EXPERTS

                     The consolidated financial statements of Net 1 as of December 31, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2002 included in this proxy statement/prospectus have been audited by Manning Elliott, chartered accountants, as stated in their report appearing herein and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                     The consolidated financial statements of Aplitec as of June 30, 2003 and 2002 and for each of the fiscal years in the three-year period ended June 30, 2003 included in this proxy statement/prospectus have been audited by Fisher Hoffman PKF, chartered accountants, as stated in their report appearing herein and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

SHAREHOLDER PROPOSALS

                     If the proposed transactions are not approved, Net 1 will hold an annual meeting of shareholders in 2004. If you are a Net 1 shareholder and want to have a shareholder proposal considered for inclusion in the proxy statement for that meeting, you must submit the proposal in writing to the secretary of Net 1 at Suite 325-744 West Hastings Street, Vancouver, British Columbia Canada V6C 1A5 on or before the date set forth in the proxy statement distributed in advance of that meeting. Any shareholder proposal that is not submitted as described above will be subject to the discretionary authority of the persons named on the proxy for Net 1’s 2004 annual meeting of shareholders.

LEGAL MATTERS

                     The legality of the Net 1 common stock offered hereby will be passed upon for Net 1 by Schneider Weinberger LLP.

WHERE YOU CAN FIND MORE INFORMATION

                     Net 1 has filed a registration statement on Form S-4 to register with the SEC the shares of common stock to be delivered in connection with the transactions. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Net 1 in connection with the Aplitec acquisition, in addition to being a proxy statement of Net 1 for the meeting of its stockholders. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

                     Net 1 is subject to the information reporting requirements of the Securities Exchange Act of 1934 and, under the Exchange Act, files reports and other information with the SEC. Net 1 files annual and current reports and other information with the SEC. You may read and copy these reports and other information at the SEC’s Public Reference Rooms at 450 Fifth Street, NW, Washington, D.C. 20549 at prescribed rates. You may also request copies of these documents, upon payment of the duplicating fee, by writing to the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC’s Public Reference Rooms. Net 1’s SEC filings are, and Net 1’s future filings will also be, available to the public on the SEC’s Internet site (http://www.sec.gov).

                     Net 1 has not authorized anyone to give any information or make any representation about the transactions that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that are incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

  Financial Statements of Net 1 UEPS Technologies, Inc.

  Financial Statements of Net 1 Applied Technology Holdings Limited

Net 1 UEPS Technologies, Inc.
(A Development Stage Company)
Balance Sheets

	September 30,	December 31,
	2003
	(unaudited)	2002	2001
Assets

Current Assets
Cash	$11,457	$20,054	$57,289
Accounts receivable	87,028	91,703	-
Prepaid expenses	-	-	30,000

Total Current Assets	98,485	111,757	87,289

Property, Plant and Equipment (Note 3)	-	9	394

Intangible Assets (Note 4)	1,563	2,273	3,219

Total Assets	$100,048	$114,039	$90,902

Liabilities and Stockholders’’ Deficit

Current Liabilities
Accounts payable	$462,417	$337,503	$148,227
Accrued liabilities	1,700	10,803	10,000

Total Current Liabilities	464,117	348,306	158,227

Stockholders’ Deficiency
Share capital
Authorized
3,000,000 preferred shares with $0.10 par value
100,000,000 common shares with $0.001 par value
Issued
15,852,856 common shares	15,853	15,853	15,853
Additional paid-in capital	1,991,519	1,991,519	1,991,519
Deficit accumulated during the development stage	(2,371,441)	(2,241,639)	(2,074,697)

Total Stockholders’ Deficit	(364,069)	(234,267)	(67,325)

Total Liabilities and Stockholders’ Deficit	$100,048	$114,039	$90,902

(See accompanying notes)

F2

Net 1 UEPS Technologies, Inc.
(A Development Stage Company)
Statements of Operations

	Years Ended December 31,
	2002	2001	2000

Revenues	$157,565	$-	$-

Expenses
Amortization	1,331	2,396	2,015
Bank charges	822	2,906	1,044
Consulting (Note 5)	191,000	186,000	235,090
Foreign exchange	-	-	750
Investor relations	-	612	-
Office, rent and telephone	6,880	4,514	10,426
Professional fees	23,929	49,148	43,914
Subcontract (Note 5)	75,047	356,938	-
Transfer agent and regulatory fees	-	378	2,245
Travel	25,606	74,987	41,201
Less interest income	(108)	(284)	(475)
Total Expenses	324,507	677,595	336,210

Net Loss	$(166,942)	$(677,595)	$(336,210)

Net Loss Per Share	$(0.01)	$(0.04)	$(0.03)

Weighted Average Shares Outstanding	15,852,856	15,852,856	13,103,000

(Diluted loss per share has not been presented as the result is anti-dilutive)

(See accompanying notes)

F3

Net 1 UEPS Technologies, Inc.
(A Development Stage Company)
Statements of Operations

			Accumulation
			from
			May 8, 1997
	Nine months ended		(Inception)
	September 30,		to September 30,
	2003	2002	2003
	(unaudited)	(unaudited)	(unaudited)

Revenues	$41,017	$157,565	$198,582

Expenses
Amortization	719	1,030	9,919
Bank charges	260	587	7,941
Consulting (Note 5)	139,500	139,500	1,159,933
Foreign exchange	-	-	8,098
Investor relations	-	-	61,093
Office, rent and telephone	4,062	2,574	140,221
Professional fees	25,344	20,369	397,252
Subcontract (Note 5)	-	270,000	455,972
Transfer agent and regulatory fees	150	-	25,257
Travel	806	7,204	305,226
Less interest income	(22)	(87)	(889)
Total Expenses	170,819	441,177	2,570,023

Net Loss	$(129,802)	$(283,612)	$(2,371,441)

Net Loss Per Share	$(0.01)	$(0.02)

Weighted Average Shares Outstanding	15,852,856	15,852,856

(Diluted loss per share has not been presented as the result is anti-dilutive)

(See accompanying notes)

F4

Net 1 UEPS Technologies, Inc.
(A Development Stage Company)
Statements of Stockholders’’ Equity

	Common Stock
				Deficit
			Additional	Accumulated During
	Number of		Paid-in	the Development
	Shares	Amount	Capital	Stage	Total

Initial capitalization (May 8, 1997)
Stock issued for license to
specific technology (Notes 1 & 4)	2,706,122	$2,706	$-	$-	$2,706
Stock issued to change license to
exclusive (Note 1 & 4)	2,364,806	2,365	-	-	2,365
Less cancelled in a
subsequent year	(438,694)	(439)	-	-	(439)
Stock issued for cash:
at $0.0576 per share	2,600,000	2,600	147,160	-	149,760
at $6.50 per share	130,500	131	848,119	-	848,250
Net (loss) for the period	-	-	-	(134,729)	(134,729)

Balance - December 31, 1997	7,362,734	7,363	995,279	(134,729)	867,913
Stock issued for stock split
net of shares cancelled	3,510,510	3,510	(3,510)	-	-
Net (loss) for the year	-	-	-	(659,002)	(659,002)

Balance - December 31, 1998	10,873,244	10,873	991,769	(793,731)	208,911
Net (loss) for the year	-	-	-	(267,161)	(267,161)

Balance - December 31, 1999	10,873,244	10,873	991,769	(1,060,892)	(58,250)
Stock issued for cash:
at $4.00 per share	250,000	250	999,750	-	1,000,000
Stock issued for license
(Notes 1 and 4)	4,729,612	4,730	-	-	4,730
Net (loss) for the year	-	-	-	(336,210)	(336,210)

Balance - December 31, 2000	15,852,856	15,853	1,991,519	(1,397,102)	610,270
Net (loss) for the year	-	-	-	(677,595)	(677,595)

Balance - December 31, 2001	15,852,856	15,853	1,991,519	(2,074,697)	(67,325)
Net (loss) for the year	-	-	-	(166,942)	(166,942)

Balance - December 31, 2002	15,852,856	15,853	1,991,519	(2,241,639)	(234,267)
Net (loss) for the nine month period	-	-	-	(129,802)	(129,802)

Balance - September 30, 2003	15,852,856	$15,853	$1,991,519	$(2,371,441)	$(364,069)

(See accompanying notes)

F5

Net 1 UEPS Technologies, Inc.
(A Development Stage Company)
Statements of Cash Flows

	Years ended December 31,
	2002	2001	2000
Cash Flows From Operating Activities
Net Loss	$(166,942)	$(677,595)	$(336,210)
Adjustments to reconcile net loss to cash
Amortization	1,331	2,396	2,015
Changes in non-cash working capital items
Increase (decrease) in accounts payable	190,079	(27,125)	39,633
(Increase) in accounts receivable	(91,703)	-	-
(Increase) decrease in prepaid expenses	30,000	(30,000)	12,540

Net Cash Used in Operating Activities	(37,235)	(732,324)	(282,022)

Cash Flows from Financing Activities

Proceeds from issuance of common stock	-	-	1,000,000

Net Cash Provided by Financing Activities	-	-	1,000,000

Cash Flows to Investing Activities

(Increase) in property, plant and equipment	-	-	-

Net Cash Used in Investing Activities	-	-	-

Increase (Decrease) in Cash in the Period	(37,235)	(732,324)	717,978

Cash - Beginning of Period	57,289	789,613	71,635

Cash - End of Period	$20,054	$57,289	$789,613

Non-Cash Financing Activities
9,361,846 shares issued for
a license (Note 4)	$-	$-	$4,729

Supplementary Disclosure
Interest paid	$-	$-	$-
Income tax paid	-	-	-

(See accompanying notes)

F6

Net 1 UEPS Technologies, Inc.
(A Development Stage Company)
Statements of Cash Flows

			Accumulation
			from
			May 8, 1997
	Nine months ended		(Inception)
	September 30,		to September 30,
	2003	2002	2003
	(unaudited)	(unaudited)	(unaudited)

Cash Flows From Operating Activities
Net Loss	$(129,802)	$(283,612)	$(2,371,441)
Adjustments to reconcile net loss to cash
Amortization	719	1,030	9,919
Changes in non-cash working capital items
Increase in current liabilities	115,811	364,100	464,119
(Increase) decrease in accounts receivable	4,675	(148,129)	(87,028)
Decrease in prepaid expenses	-	30,000	-

Net Cash Used in Operating Activities	(8,597)	(36,611)	(1,984,431)

Cash Flows from Financing Activities

Proceeds from issuance of common stock	-	-	1,998,010

Net Cash Provided by Financing Activities	-	-	1,998,010

Cash Flows to Investing Activities

(Increase) in property, plant and equipment	-	-	(2,122)

Net Cash Used in Investing Activities	-	-	(2,122)

Increase (Decrease) in Cash in the Period	(8,597)	(36,611)	11,457

Cash - Beginning of Period	20,054	57,289	-

Cash - End of Period	$11,457	$20,678	$11,457

Non-Cash Financing Activities
9,361,846 shares issued for
a license (Note 4)	$-	$-	$9,362

Supplementary Disclosure
Interest paid	$-	$-	$-
Income tax paid	-	-	-

(See accompanying notes)

F7

Net 1 UEPS Technologies, Inc. (A Development Stage Company) Notes to the Financial Statements

1.

Development Stage Company

Net 1 UEPS Technologies, Inc. herein (the “Company”) was incorporated in the State of Florida on May 8, 1997. The Company is a development stage company engaged in the business of commercializing the smart card technology based Universal Electronic Payment System (“UEPS”) and Funds Transfer System (“FTS”) through the development of strategic alliances with national and international bank and card service organizations. The FTS parents were first filed by Serge Belamant and the late Andre Mansvelt in 1989. The patents in South Africa and surrounding territories were subsequently assigned to Net 1 Investment Holdings (Pty) Ltd. or “Net 1 (Pty)”, a company which was acquired by Aplitec in July 2000. The patents in Europe and the United States were assigned to Net 1 Holdings S.a.r.l. or “Net 1 Holdings”. See Note 4 for a discussion on the FTS European patent being revoked.

The Company entered into a license agreement, dated May 19, 1997 (the “License Agreement”), with Net 1 Holdings, Net 1 Operations S.a.r.1. and Net 1 Pty (collectively, the “Licensors”), where the licensors granted a non-exclusive license to the Company for the UEPS technology for the issuance of 5,412,244 shares at a fair market value of $0.001 per share. On October 1, 1997 an Amendment to the License Agreement was signed that provided for the transfer of the ownership of the UEPS technology and FTS and for the assignment of the Technology License Agreement between VISA International Service Association and Net 1 Holdings, dated July 31, 1997 (the “Visa Agreement”) to the Company in consideration of 4,729,612 shares. The assignment of the Visa Agreement and the transfer of the ownership of the UEPS technology and FTS patents to the Company were never consummated because certain conditions precedent were never satisfied.

On May 3, 2000 an agreement entitled “Patent and Technology Agreement” was entered into between the Company and Net 1 Holdings that granted the Company licensing rights in respect of the U.S. and European patents No conditions precedent were stipulated. The 4,729,612 shares of the Company previously issued into trust in consideration for the Amendment to the License Agreement were thus released to Net 1 Holdings. Effective July 1, 2002, the Company entered into a distribution agreement with Net 1 (Pty), which replaced the previous Outsourcing Agreement. As a condition of this agreement, Net 1 (Pty) received $50,000 in full settlement of $154,953 of fees due as at June 30, 2002. The Company wrote off the remaining $104,953 of the debt as a reduction of subcontract costs in that year.

Net 1 Holdings as at December 31, 2002 owns 8,520,578 common shares of 15,852,856 issued and outstanding common shares, or 53.75%.

In a development stage company, management devotes most of its activities to establishing a new business primarily, the development of a detailed business plan, marketing strategy and the raising of funds required to develop and operate the business successfully. Planned principal activities have not yet produced revenues and the Company has suffered recurring operating losses as is normal in development stage companies. These factors raise doubt about the Company’s ability to continue as a going concern. The ability of the Company to emerge from the development stage with respect to its planned principal business activity is dependent upon its successful efforts to raise additional equity financing, receive funding from affiliates and controlling shareholders, and develop a market for its products.

In order to meet expenses over the next twelve months the Company is actively searching for additional equity financing. For fiscal 2003, the Company recorded as revenues $41,017 from sales of licenses during 2002 (2002 - $157,565) in accordance with the Company’s revenue recognition policy and the Patent and Technology Agreement.

See Note 6 regarding future financing and related acquisition of Net 1 Applied Technology Holdings Limited.

2.	Summary of Significant Accounting Policies

(a)

Comprehensive Income

SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive income and its components in the financial statements. As at October 31, 2002, the Company has no items that represent comprehensive income and, therefore, has not included a schedule of comprehensive income in the financial statements.

F8

Net 1 UEPS Technologies, Inc. (A Development Stage Company) Notes to the Financial Statements

2.	Summary of Significant Accounting Policies (continued)

(b)

Recent Accounting Pronouncements

FASB has issued SFAS No. 147, 148 and 149 but they will not have any relationship to the operations of the Company therefore a description of each and their respective impact on the Company’s operations have not been disclosed.

In May 2003, the FASB issued SFAS No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). The requirements of SFAS No. 150 apply to issuers’ classification and measurement of freestanding financial instruments, including those that comprise more than one option or forward contract. SFAS No. 150 does not apply to features that are embedded in a financial instrument that is not a derivative in its entirety. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatory redeemable financial instruments of non-public entities. It is to be implemented by reporting the cumulative effect of a change in an accounting principal for financial instruments created before the issuance date of SFAS No. 150 and still existing at the beginning of the interim period of adoption. Restatement is not permitted. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

On June 29, 2001, SFAS No. 141, “Business Combinations,” was approved by the Financial Accounting Standards Board (“FASB”). SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Goodwill and certain intangible assets will remain on the balance sheet and not be amortized. On an annual basis, and when there is reason to suspect that their values have been diminished or impaired, these assets must be tested for impairment, and write-downs may be necessary. The Company implemented SFAS No. 141 on July 1, 2001 and its impact is not expected to be material on its financial position or results of operations.

On June 29, 2001, SFAS No. 142, “Goodwill and Other Intangible Assets,” was approved by FASB. SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. SFAS No. 142 requires that the purchase method of accounting be used for all business combinations initiated after December 15, 2001. Amortization of goodwill, including goodwill recorded in past business combinations, will cease upon adoption of this statement. The Company adopted SFAS No. 142 on May 1, 2002 and its impact is not expected to have a material effect on its financial position or results of operations.

In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligation.” SFAS No. 143 is effective for fiscal years beginning after June 15, 2002, and will require companies to record a liability for asset retirement obligations in the period in which they are incurred, which typically could be upon completion or shortly thereafter. The FASB decided to limit the scope to legal obligations and the liability will be recorded at fair value. The effect of adoption of this standard on the Company’s results of operations and financial positions is being evaluated.

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. It provides a single accounting model for long-lived assets to be disposed of and replaces SFAS No. 121“Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of.” The Company adopted SFAS No. 144 on May 1, 2002. The effect of adoption of this standard on the Company’s results of operations and financial position is not expected to be material.

F9

Net 1 UEPS Technologies, Inc. (A Development Stage Company) Notes to the Financial Statements

2.	Summary of Significant Accounting Policies (continued)

(b)

Recent Accounting Pronouncements (continued)

In June, 2002, FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”. This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. The Company will adopt SFAS No. 146 on January 1, 2003. The effect of adoption of this standard on the Company’s results of operations and financial position is being evaluated.

FASB has also issued SFAS No. 145, 147 and 148 but they will not have any relationship to the operations of the Company therefore a description of each and their respective impact on the Company’s operations have not been disclosed.

	(c)	Property, Plant and Equipment Computer equipment is amortized over five years on a straight-line basis.

(d)

Long-Lived Assets

Costs to acquire exclusive license rights to specific technology are considered “Long-Lived” assets and are capitalized as incurred. These costs are being amortized on a straight line basis over five years. Intangible assets are evaluated in each reporting period to determine if there were events or circumstances which would indicate a possible inability to recover the carrying amount. Such evaluation is based on various analyses including assessing the Company’s ability to bring the commercial applications to market, related profitability projections and undiscounted cash flows relating to each application which necessarily involves significant management judgment.

(e)

Basic and Diluted Net Income (Loss) per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, “Earnings per Share” (SFAS 128). SFAS 128 requires presentation of both basic and diluted earnings per shares (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential common shares if their effect is antidilutive.

(f)

Foreign Currency Transactions/Balances

Transactions in currencies other than the U.S. dollar are translated at the rate in effect on the transaction date. Any balance sheet items denominated in foreign currencies are translated into U.S. dollars using the rate in effect on the balance sheet date.

(g)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods. Actual results could differ from those estimates.

F10

Net 1 UEPS Technologies, Inc. (A Development Stage Company) Notes to the Financial Statements

2.	Summary of Significant Accounting Policies (continued)

(h)

Tax Accounting

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not.

The Company has adopted Statement of Financial Accounting Standards No. 109 (“SFAS 109”) as of its inception. The Company has incurred net operating losses as scheduled below:

		Year of
Year of Loss	Amount	Expiration
1997	$135,000	2012
1998	659,000	2013
1999	267,000	2014
2000	336,000	2015
2001	674,000	2016
2002	166,000	2017
	$2,237,000

Pursuant to SFAS 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

The components of the net deferred tax asset at the end of December 31, 2002, 2001 and 2000, and the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are scheduled below:

	2002	2001	2000
	$	$	$

Net Operating Loss	166,297	673,595	336,210
Statutory	34%	34%	34%
Effective Tax Rate	-	-	-
Deferred Tax Asset	56,541	229,022	114,311
Valuation Allowance	(56,541)	(229,022)	(114,311)
Net Deferred Tax Asset	-	-	-

(i)

Interim Financial Data

These interim unaudited financial statements have been prepared on the same basis as the annual financial statements and in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s financial position, results of operations and cash flows for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for a full year or for any future period.

(j)

Revenue Recognition

The Company receives revenue from Net 1 Holdings from all sales of licenses equal to the Net 1 Holdings annual net profit before amortization as certified by its auditors in its annual financial statement. The Company recognizes revenues from Net 1 Holdings in the period when the audited financial statements of Net 1 Holdings become available. The Company reports the revenue on a net basis as the Company is acting as an agent for Net 1 Holdings in accordance with the Patent and Technology Agreement dated May 3, 2000.

F11

Net 1 UEPS Technologies, Inc. (A Development Stage Company) Notes to the Financial Statements

3.	Property, Plant and Equipment Property and equipment are stated at cost less accumulated depreciation and amortization.

		December 31,			December 31,
		2002			2001
			Accumulated	Net Book	Net Book
		Cost	Depreciation	Value	Value

	Computer equipment and software	$2,181	$2,172	$9	$394

4.	Intangible Assets

	December 31,			December 31,
	2002			2001
		Accumulated	Net Book	Net Book
	Cost	Depreciation	Value	Value

Exclusive License	$9,361	$7,088	$2,273	$3,219

See Note 1 for description of the license.

The Funds Transfer System patents were first filed in 1989. The European patent was granted on December 28, 1994, with effect in Austria, Belgium, Switzerland, Germany, Denmark, Spain, France, Great Britain, Greece, Italy, Liechtenstein, Luxembourg, Netherlands and Sweden. The European Patent Convention provides for an opposition period immediately following the grant of a European patent, and six parties filed an opposition to the grant of the patent on the grounds that the invention was not patentable. The case was heard before a Board of the Opposition Division in March 1998, when the patent was upheld. Following the issue of the formal decision, a number of the original opponents filed an appeal. The appeal proceedings were heard on October 10, 2002 and the appeal board reversed its earlier decision. Consequently, the European patent has been revoked and there is no possibility of any further appeal. As a result, the Company will be unable to collect royalties or fees for patent infringement in Europe.

5.	Related Party Transactions

	(a)	Consulting fees include $112,500 (2002 - $150,000, 2001 - $150,000) paid or payable to the CEO of the Company.

	(b)	Pursuant to a Directors’ Resolution of January 29, 2002, $250,000 of consulting fees have been postponed until the Company has sufficient funds.

	(c)	Pursuant to the distribution section of the Patent and Technology Agreement, subcontract costs include $nil (2002 - $75,047, 2001 - $356,938) paid to Net 1 (Pty), a company with a common director.

(d)
Under the terms of the Patent and Technology Agreement dated May 3, 2000, the Company recorded revenues of $41,017 (2002 - $157,565, 2001 - $nil) from Net 1 Holdings for sales made during the previous year.

(e)
Effective July 1, 2002, the Company entered into a distribution agreement with Net 1 (Pty), which replaces the previous outsourcing agreement. Subcontract costs will now be determined based on a fixed rate of 9.5% of the license fees received. As a condition of this agreement, Net 1 (Pty) received $50,000 in full settlement of $154,953 of fees due as at June 30, 2002. The Company wrote off the remaining $104,953 of the debt as a reduction of subcontract costs in the year.

F12

Net 1 UEPS Technologies, Inc. (A Development Stage Company) Notes to the Financial Statements

6.

Subsequent Events

The Company is completing financial arrangements for the securing of approximately US$ 150 million through Brait SA (“Brait”) on behalf of funds under its management. The financing, comprising the capital raising of US$ 53 million and a share exchange of US$ 97 million, will enable Net 1 to make an offer to acquire Net 1 Applied Technology Holdings Limited (“Aplitec”), a public Johannesburg Stock Exchange (JSE) listed company, as well as providing working capital to enable Net 1 to expand its operations and develop its internal infrastructure on an international basis. The Company, through Brait, will raise the capital through sales of its common stock at US$ 0.50 per common share.

The Company, through Brait, has provided the Board of Directors of Aplitec with an offer to acquire all the assets and liabilities of Aplitec (excluding approximately ZAR 300 million of cash) for approximately US$ 129 million through a combination of cash and share exchange offer to Aplitec shareholders also at a purchase price of US$ 0.50. Aplitec is engaged in the sales, maintenance and development of UEPS smart card based products in South Africa and its surrounding territories with revenues of approximately US$ 100 million. Aplitec has approximately 2,200 employees. Completion of the financing is subject to compliance with regulatory requirements in South Africa and in the United States, including an increase in the authorized capitalization of the Company to permit the common shares to be issued.

F13

Report of the Independent Auditors

To the members of Net1 Applied Technology Holdings Limited

We have audited the accompanying consolidated balance sheets of Net 1 Applied Technology Holdings Ltd and subsidiaries as of June 30, 2003, 2002 and 2001, and the related consolidated statements of income, total recognised gains and losses, reconciliation of movements in Shareholders' equity and cash flows for each of the three years in the period ended June 30, 2003. These financial statements are the responsibility of the Company's directors. Our responsibility is to express an opinion on these financial statements based on our audits.

SCOPE

We conducted our audits in accordance with auditing standards general accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit includes:

·          examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements;
·          assessing the accounting principles used and significant estimates made by management;
·          evaluating the overall financial statement presentation.

We believe that our audits provide a reasonable basis for our opinion.

AUDIT OPINION

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the companies as of June 30, 2003, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2003, in conformity with accounting principles generally accepted in South Africa.

Accounting principles generally accepted in South Africa vary in significant respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of net income for the each of the three years ended June 30, 2003 and the determination of shareholders' equity at June 30, 2003, 2002 and 2001, to the extent summarised in Note 23 to the consolidated financial statements.

FISHER HOFFMAN PKF (JHB) INC.

Chartered Accountants (S.A.)

Registered Accountants and Auditors

Balance sheets at June 30, 2003, 2002 and 2001
(In Thousands of Rands)

			Group
	Notes	2003	2002	2001

ASSETS

Non-current assets		R96,050	R62,512	R74,289

Property, plant and equipment	2	65,075	33,192	39,751
Intangible assets	3	12,043	18,284	24,298
Deferred tax	4	18,932	11,036	10,240

Current assets		586,478	448,205	317,966

Inventory	5	6,437	15,521	16,611
Trade and other receivables	6	151,492	110,870	100,474
Cash and cash equivalents		428,549	321,814	200,881

Total assets		682,528	510,717	392,255

EQUITY AND LIABILITIES

Capital and reserves		524,120	418,455	309,075

Share capital	7	237	233	230
Share premium		134,497	129,342	123,998
Accumulated profit		389,386	288,880	184,847

Minority interests		–	3,275	1,580

Current liabilities		158,408	88,987	81,600

Trade and other payables	8	107,474	58,591	52,805
Tax		50,934	30,396	28,795

Total equity and liabilities		R682,528	R510,717	R392,255

Income statements for the year ended June 30, 2003, 2002 and 2001.
(In Thousands of Rands)

			Group
	Notes	2003	2002	2001

Revenue	9	R691,484	R525,585	R557,445

Cost of sales		234,885	143,795	167,312

Gross profit		456,599	381,790	390,133

Other operating income		3,743	1,872	1,215

Operating expenses		284,474	248,662	265,592

Distribution costs		6,155	2,797	2,583
Administration expenses		70,895	57,551	73,493
Other operating expenses		207,424	188,314	189,516

Profit/(Loss) from operations	10	175,868	135,000	125,756

Interest received		73,086	33,086	11,940

Finance cost		(49,540)	(19,072)	(954)

Profit/(Loss) before tax		199,414	149,014	136,742

Income tax expense	12	69,132	43,286	42,471

Profit/(Loss) after tax		130,282	105,728	94,271

Minority interests		4,095	1,695	1,084

Net profit/(Loss) for year		R126,187	R104,033	R93,187

Earnings per share (Rands)	13	0.53	0.45	0.41

Statements of changes in equity
(In Thousands of Rands)

	Share	Share	Accumulated
	capital	premium	profit	Total

Group

Balance at June 30, 2000	R199	R63,684	R91,660	R155,543

Issue of share capital	31	60,495	–	60,526
Share issue cost written-off against share premium	–	(181)	–	(181)
Net profit for year	–	–	93,187	93,187

Balance at June 30, 2001	230	123,998	184,847	309,075

Issue of share capital	3	5,380	–	5,383
Share issue cost written-off against share premium	–	(36)	–	(36)
Net profit for year	–	–	104,033	104,033

Balance at June 30, 2002	233	129,342	288,880	418,455

Issue of share capital	4	5,179	–	5,183
Share issue cost written-off against share premium	–	(24)	–	(24)
Net profit for year	–	–	126,187	126,187
Dividends paid to shareholders	–	–	(25,681)	(25,681)

Balance at June 30, 2003	237	134,497	389,386	524,120

Cash flow statements for the year ended June 30, 2003, 2002 and 2001.
(In Thousands of Rands)

			Group
	Notes	2003	2002	2001

Cash flows from operating activities		R171,958	R124,512	R136,468

Cash receipts from customers		665,211	503,476	594,094
Cash paid to suppliers and employees		(434,627)	(350,497)	(429,869)

Cash generated from/(utilised by)
operations	18	230,584	152,979	164,225
Interest received		73,086	33,086	11,940
Finance cost		(49,540)	(19,072)	(954)
Tax paid	19	(56,491)	(42,481)	(38,743)
Dividends paid		(25,681)	–	–

Cash flows from investing activities		(70,382)	(8,926)	(27,702)

Additions to property, plant and equipment		(60,791)	(19,472)	(21,956)
Proceeds from disposal of property,
plant and equipment		2,841	6,335	282
Cash inflow from disposal of business	20	–	4,211	(66)
Acquisition of minority interests/subsidiaries	21	(12,432)	–	(5,962)

Cash flows from financing activities		5,159	5,347	36,691

Proceeds from issue of share capital		5,159	5,347	40,845
Repayment of interest-bearing borrowings		–	–	(4,154)

Net increase in cash and cash equivalents		106,735	120,933	145,457
Cash and cash equivalents at beginning
of year		321,814	200,881	55,424

Cash and cash equivalents at end of year		R428,549	R321,814	R200,881

NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED JUNE 30, 2003, 2002 AND 2001.
(In Thousands of Rands)

1.	ACCOUNTING POLICIES The principal policies are set out below and are consistent in all material respects withthose which were applied in the previous year:

1.1

Basis of presentation

The financial statements of the Group are prepared in conformity with Statements of Generally Accepted Accounting Practice on the historical cost basis, except where otherwise stated.

1.2

Basis of consolidation and goodwill

The consolidated financial statements include those of the holding company and its subsidiaries. The results of subsidiaries are included from the effective dates of their acquisition until the effective dates of their disposal. Goodwill represents the excess of cost of an acquisition over the fair value of the Group’s share of the net assets of the acquired subsidiaryat the date of acquisition. Goodwill is capitalised as an intangible asset and amortised on the straight-line basis over the period of the expected benefit, which is estimated at 10 years. Inter-company transactions and balances are eliminated on consolidation. Separate disclosure is made of minority interests.

1.3

Property, plant and equipment

Property, plant and equipment are shown at cost less accumulated depreciation. Property, plant and equipment are depreciated on the straight-line basis at rates which are estimated to amortise the assets to their anticipated residual values over their useful lives. Within the following asset classifications, the expected economic lives are approximately:

	Computer equipment	3 years
	Office equipment	3 years
	Vehicles	4 to 5 years
	Furniture and fittings	5 to 10 years

The gain or loss arising on the disposal or retirement of an asset is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognised in income.

1.4

Leasehold improvement costs

Costs incurred in the adaptation of leased properties to serve the requirements of the Company are capitalised and amortised over the shorter of the term of the lease and the contract for which the lease has been entered into. Where the Company is required to restore a property to its original condition upon termination of a lease, the related costs are expensed as incurred.

1.5	Intangible assets Intangible assets are shown at cost less accumulated amortisation and are amortised over their useful lives, which is estimated at five years.

1.6

Deferred tax

Deferred tax is provided at current rates on the comprehensive allocation basis, using the liability method. Deferred tax assets are raised to the extent that it is probable that taxable income will be available against which deductible temporary differences and accumulated tax losses can be utilised.

1.7	Inventory Inventory is valued at the lower of cost and net realisable value. Cost is determined on a first-in, first-out basis and includes transport and handling costs.

1.8

Financial instruments

Initial recognition and measurement

Financial instruments are recognised when the Group becomes a party to the transaction. Initial measurements are at cost, which includes transaction costs subsequent to initial recognition. These instruments are measured as set out below:

	1.8.1	Trade and other receivables: Trade and other receivables originated by the Group are stated at cost less provision for doubtful debts.

	1.8.2	Cash and cash equivalents: Cash and cash equivalents are stated at the bank statement balances.

	1.8.3	Trade and other payables: Trade and other payables are carried at their estimated fair value.

1.8.4
The company uses derivative financial instruments including currency forward contracts to hedge its exposure to foreign currency fluctuations. It is the policy of the group not to trade in derivative financial instruments. The company is also exposed to credit risk.

1.8.4.1

Foreign exchange risk
The company has used forward contracts in order to limit its exposure to the ZAR/USD and ZAR/EUR exchange rate fluctuations from foreign currency transactions. As of June 30, 2003 and 2002, the outstanding foreign exchange contracts are as follows:

			2003	2002	2001
Forward purchase contracts
		National amount	–	USD 1.150	–
		Strike price	–	ZAR 12.643	–
		Maturity	–	January 8, 2003	–

1.8.4.2
Interest rate risk
As a result of its normal borrowing activities, the Company’s operating results are exposed to fluctuations in interest rates, which the Company manages primarily through its regular financing activities. The Company generally maintains investment in cash equivalents.

1.8.4.3

Credit risk
Credit risk relates to the risk of loss that the Company would incur as a result of non-performance by counterparties. The Company maintains credit risk policies with regard to its counterparties to minimize overall credit risk. These policies include an evaluation of a potential counterparty’s financial condition, credit rating, and other credit criteria and risk mitigation tools as deemed appropriate.

In regards to credit risk on financial instrauments, the Comapny maintains the policy to enter into such transactions only with highly rated financial institutions.

1.9

Foreign exchange transactions

Foreign exchange transactions are translated at the spot rate ruling at the date of the transaction. Monetary items are translated at the closing spot rate at the balance sheet date. Exchange differences occurring on the settlement of monetary items or on the reporting of outstanding monetary items, are brought into account as income for the period. Non-monetary items are translated at the spot rate at the date of the transaction or the spot rate on the valuation date if carried at fair value.

1.10

Revenue recognition

Fees and commissions

The Company provides a State pension and welfare benefit distribution service to provincial governments in South Africa. Fees are computed based on the number of beneficiaries included in the Government payfile. Fee income received for these services is recognised in the income statement when distributions have been made.

The Company provides an automated payment collection service to third parties, for which it charges monthly fees. These fees are recognised in the income statement as the collections are made.

Interest income

Interest income earned from micro-lending activities is recognised in the income statement as it falls due, using the effective interest rate method by reference to the constant interest rate stated in each loan agreement. Interest receivable over the term of a loan is recognised as a receivable on inception of the loan and a corresponding amount recorded as deferred income.

For loans in arrears where recovery is determined to be doubtful, an expense is recorded for amounts of interest previously recognised in the income statement that have not been collected. An expense is also charged for future interest recorded as a receivable on the balance sheet. Subsequently, interest income is recorded in the income statement as it falls due under the original terms of the loan agreement.

Systems implementation projects

The Company undertakes smart card system implementation projects. The hardware and software installed in these projects are in the form of customised systems, which ordinarily involve modification to meet the customer’s specifications. Software delivered under such arrangements is available to the customer permanently, subject to the payment of annual license fees. Revenue for such arrangements is recognised under the completed contract method, no income and profit being recognised until the contract is completed, save for annual license fees, which are recognised in the period to which they relate. Up-front and interim payments received are recorded as client deposits until customer acceptance.

Other income Revenue from service and maintenance activities is charged to customers on a time-and-materials basis and is recognised in the income statement as services are delivered to customers.

1.11

Research and development expenditure

Research expenditure is written-off in the period in which it is incurred. Development expenditure is capitalised until the operation to which it relates commences trading. The expenditure is then written-off on the straight-line basis over the life of the product, which is estimated at no longer than four years. Where the project is terminated, the related development expenditure is written-off immediately.

1.12

Provisions

Provisions are recognised when the Group has a present obligation as a result of a part event and it is probable that this will result in an outflow of economic benefits that can be reliably estimated.

1.13

Cost deferrals

The cost of purchasing and initialising smart cards is capitalised and amortised over the term of the benefits distribution contract, subject to a limit of there being probable future revenues to match the costs deferred.

1.14

Loan provisions

A specific provision is established for all loans where it is considered likely that some of the capital will not be repaid by the borrower. Where the loan capital is insured, the amount due to be recovered from the insurer is recorded as a receivable. Default is taken to be likely after a specified period of repayment default, which is generally taken to be not more than 150 days. This assessment is made based on previous experience and on management judgement of economic conditions.

			Group
		2003	2002	2001
		( In Thousands of Rands)
2.	PROPERTY, PLANT AND EQUIPMENT
	Cost
	Computer equipment	R85,482	R54,075	R49,436
	Furniture and office equipment	17,983	20,715	19,240
	Motor vehicles	59,606	35,236	71,524
		163,071	110,026	140,200
	Accumulated depreciation
	Computer equipment	59,535	38,095	29,746
	Furniture and office equipment	9,229	13,743	11,753
	Motor vehicles	29,232	24,996	58,950
		97,996	76,834	100,449
	Carrying amount
	Computer equipment	25,947	15,980	19,690
	Furniture and office equipment	8,754	6,972	7,487
	Motor vehicles	30,374	10,240	12,574
		65,075	33,192	39,751
	The carrying amount of property, plant
	and equipment can be reconciled as follows:
	Carrying amount at beginning of year	33,192	39,751	38,915
	Additions	60,791	19,472	22,412
	Disposals	(2,642)	(5,656)	(30)
	Depreciation	(26,266)	(20,375)	(21,546)
	Carrying amount at end of year	R65,075	R33,192	R39,751

3.	INTANGIBLE ASSETS
	Cost
	Capitalised development costs	R15,076	R15,076	R15,076
	Trademarks	–	2,718	2,718
	Goodwill	23,093	18,031	18,031
		38,169	35,825	35,825
	Accumulated amortisation
	Capitalised development costs	15,076	12,797	9,081
	Trademarks	–	1,088	544
	Goodwill	11,050	3,656	1,902
		26,126	17,541	11,527
	Carrying amount
	Capitalised development costs	–	2,279	5,995
	Trademarks	–	1,630	2,174
	Goodwill	12,043	14,375	16,129
		R12,043	R18,284	R24,298

			Group
		2003	2002	2001

The carrying amount of intangible assets
	can be reconciled as follows:
	Carrying amount at beginning of year	R18,284	R24,299	R12,020
	Acquisition of minority interests/subsidiaries	5,062	–	18,676
	Disposal of trademark	(1,630)	–	–
	Amortisation	(9,673)	(6,015)	(6,398)
	Carrying amount at end of year	R12,043	R18,284	R24,298

4.	DEFERRED TAX
	Balance at the beginning of year	R11,036	R10,240	R8,630
	Acquisition of subsidiaries	–	–	(193)
	Movement during year attributable
	to temporary differences	7,896	796	1,803
	Balance at the end of year	18,932	11,036	10,240
	Deferred tax on temporary differences
	arising from:
	Assessed losses	8,496	8,468	16,909
	Capitalised development costs	990	990	(125)
	Provisions and accruals	16,764	4,048	1,869
	Pre-paid expenses	(8,099)	(3,251)	(8,625)
	Property, plant and equipment	582	582	13
	Other	199	199	199
		R18,932	R11,036	R10,240

5.	INVENTORY
	Merchandise	R6,437	R15,521	R16,611
		R6,437	R15,521	R16,611

6.	TRADE AND OTHER RECEIVABLES
	Trade and other receivables are stated net
	of provision for non-recoverable loans.
		R50,770	R42,442	R25,174
	Balance at beginning of year	42,442	25,174	10,616
	Additional provisions charged to
	the income statement.	8,383	19,275	15,142
	Amounts utilised	(55)	(2,007)	(584)

			Group
		2003	2002	2001

7.	SHARE CAPITAL
	Authorised:
	500,000,000 ordinary shares of 0.1 cent each	R500	R500	R500
	500,000,000 “N” ordinary shares of 0,001
	cent each	5	5	5
	Issued:
	236,977,187 (2002: 233,463,846)
	ordinary shares of 0,1 cent each	R237	R233	R230
	Share options
			Options
		2003	2002	2001
	Unexercised at beginning of year	3,550	7,250	11,025
	Cancelled during year	(37)	(50)	(150)
	Exercised during year	(3,513)	(3,650)	(3,625)
	Unexercised at end of year	–	3,550	7,250

			Group
		2003	2002	2001

8.	TRADE AND OTHER PAYABLES
	Trade payables	R47,233	R23,403	R27,305
	Accruals	32,897	18,657	5,189
	Value-added tax payable	4,938	3,632	5,579
	Other payables	3,160	2,444	153
	Provisions	19,246	10,455	14,579
	Balance at beginning of year	10,455	14,579	17,803
	Additional provisions charged to the
	income statement	12,040	6,171	12,868
	Unused amounts credited to the
	income statement	(882)	(2,338)	(7,694)
	Utilised in year	(2,367)	(7,957)	(8,398)
		R107,474	R58,591	R52,805
	Provisions consist of the following:

Group	Bonus	Leave pay	Other	Total
Balance at beginning of year	R564	R6,514	R3,377	R10,455
Additional provisions charged to the
income statement	6,926	3,738	1,376	12,040
Unused amounts credited to the
income statement	(32)	(850)	–	(882)
Utilised in year	(988)	(1,379)	–	(2,367)
	R6,470	R8,023	R4,753	R19,246

			Group
		2003	2002	2001
9.	REVENUE
	Sale of goods	R72,259	R63,082	R98,993
	Services rendered	619,225	462,503	458,452
		R691,484	R525,585	R557,445

10.	PROFIT/(LOSS) FROM OPERATIONS
	Profit/(Loss) from operations is stated after:
	Auditor’s remuneration	R991	R930	R632
	Audit fees	603	615	600
	Other services	388	315	32
	Depreciation and amortisation	35,939	26,390	27,944
	Amortisation – capitalised development
	costs	2,279	3,716	3,953
	Amortisation – trademarks	–	545	543
	Amortisation – goodwill	7,394	1,754	1,902
	Depreciation – computer equipment	15,569	10,487	7,908
	Depreciation – furniture and office
	equipment	2,833	3,298	2,056
	Depreciation – motor vehicles	7,864	6,590	11,582
	Directors’ emoluments	2,949	2,023	1,855
	For services as directors	75	100	25
	For managerial and other services	2,874	1,923	1,830
	Employee costs	138,287	129,315	134,002
	Operating lease rentals – leased premises	20,315	19,627	19,555
	Profit on disposal of property,
	plant and equipment	200	679	252
	Profit on disposal of business	1,086	2,713	–
	Loss on disposal of joint venture	–	–	188
	Other costs	10,224	–	–
	Settlement of share options	5,349	–	–
	Provision for loss on loan	4,875	–	–

11.	DIRECTORS’ EMOLUMENTS
	Fees and salaries
			2003			2002			2001
		Basic			Basic			Basic
		salaries	Bonus	Total	salaries	Bonus	Total	salaries	Bonus	Total
	Paid to executive
	directors	R2,294	R580	R2,874	R1,873	R50	R1,923	R1,830	–	R1,830
	S C P Belamant	1,431	400	1,831	1,200	–	1,200	1,200	–	1,200
	H G Kotzé	863	180	1,043	673	50	723	630	–	630
	Fees paid to
	non-executive directors:
	J C Livingstone			75			75			–
	D A J Donald			–			25			25
	B J S Hore			–			–			–
	D G S Muller			–			–			–

Share options
	’000 shares
		Exercised	Sold		Exercise	Average
	Opening	during	during	Closing	price per	sale price
	balance	year	year	balance	share	per share
Executive directors
– S C P Belamant	600	600	1,200	–	R1.475	R3.51
– H G Kotzé	600	600	1,200	–	R1.475	R3.51
Non-executive directors
– J C Livingstone	600	600	600	600	R1.475	R2.98
– D A J Donald	–	–	–	–	–	–
– D G S Muller	–	–	–	–	–	–
– B J S Hore	–	–	–	–	–	–

			Group
		2003	2002	2001
12.	INCOME TAX EXPENSE

	South African normal tax
	Current year	R73,818	R44,082	R44,014
	Deferred tax	(7,896)	(796)	(1,803)
	Secondary Tax on Companies	3,210	–	260
		R69,132	R43,286	R42,471
		%	%	%
	Reconciliation of rate of tax:
	South African normal tax rate	30.0	30.0	30.0
	Permanent differences	3.1	(1.1)	0.7
	Secondary Tax on Companies	1.6	–	0.2
	Deferred tax not provided on tax losses	–	0.1	0.2
	Effective rate of tax	34.7	29.0	31.1
	Gross estimated tax losses of certain
	subsidiaries available for utilisation against
	future taxable income	R46,040	R32,337	R18,211
	Applied to increase deferred tax asset	(28,320)	(28,227)	(18,211)
		R17,720	R4,110	R–

				Group
			2003	2002	2001
13.	EARNINGS PER SHARE

	13.1	Number of shares in issue at end of year (’000)	236,977	233,464	229,814

	13.2	Earnings per share (Rands)	0.53	0.45	0.41
		The calculation of earnings per share is based on consolidated
		net profit attributable to ordinary shareholders of R126,187
		(2002: R104,033 / 2001: R83,187) and the weighted
		average number of shares.
		Weighted average number of issued shares (’000)	236,977	230,001	225,004
		Aplitec has no other equity instruments outstanding at the balance sheet date.

14.	OPERATING LEASE COMMITMENTS The Group leases certain premises under operating leases. The minimum future commitments of the Group for leased premises are:

	Within	Within	After
Due:	1 year	2 – 5 years	5 years	Total
2003	R7,967	R5,586	R81	R13,634
2002	8,062	3,551	–	11,613
2001	15,964	9,411	–	25,375

			Group
		2003	2002	2001

15.	CAPITAL COMMITMENTS

	The Group’s outstanding capital commitments
	at the year-end, which have been approved
	by the directors and contracted for amounted to:	R–	R12,643	R3,200
	These commitments will be funded from cash generated from operations.

16.

RETIREMENT BENEFITS

The Group Provident Fund was a defined contribution fund, registered in terms of the Pension Funds Act (1965), of which membership was optional. The fund was discontinued and currently the Group provides no retirement benefits.

17.	RELATED PARTY TRANSACTIONS Light & Livingstone Financial Services CC, in which Mr J C Livingstone (a non-executive director) is a member, performs the Company Secretarial function for the Group.

			Group
		2003	2002	2001

18.	CASH GENERATED FROM/(UTILISED BY)
	OPERATIONS

	Profit/(Loss) before interest and tax	R175,868	R135,000	R125,756
	Depreciation and amortisation	35,939	26,390	27,944
	Unpaid on disposal of joint venture	–	–	–
	Income from subsidiaries	–	–	–
	Profit on disposal of property, plant
	and equipment	(200)	(679)	(252)
	Profit on disposal of business	(1,086)	(2,713)	188
	Profit/(Loss) from operations before
	working capital changes	210,521	157,998	153,636
	Working capital changes	20,063	(5,019)	10,589
	Inventory	9,084	1,078	(98)
	Trade and other receivables	(42,906)	(12,019)	34,331
	Trade and other payables	53,885	5,922	(23,644)

		R230,584	R152,979	R164,225

19.	TAX PAID
	Unpaid at beginning of year	R(30,396)	R(28,795)	R(23,101)
	Unpaid on acquisition of subsidiary	–	–	(246)
	Unpaid on disposal of joint venture	–	–	83
	Current tax and secondary tax charged
	to the income statement	(77,029)	(44,082)	(44,274)
	Unpaid at end of year	50,934	30,396	28,795
		R(56,491)	R(42,481)	R(38,743)

20.	DISPOSAL OF BUSINESS
	Goodwill	R1,630	R–	R–
	Inventory	–	11	–
	Trade and other receivables	2,284	1,623	–
	Cash and cash equivalents	–	702	–
	Trade and other payables	(5,000)	(136)	–
	Profit on disposal of business	1,086	2,713	–
	Cash and cash equivalents received	–	4,913	–
	Cash and cash equivalents paid	–	(702)	–
	Net cash inflow	R–	R4,211	R–

			Group
		2003	2002	2001
21.	PURCHASE OF MINORITY
	INTERESTS/SUBSIDIARIES
	Cash and cash equvalents	R–	R–	R–
	Property, plant and equipment	–	–	1,101
	Inventory	–	–	29
	Trade and other receivables	–	–	715
	Trade and other payables	–	–	(293)
	Tax	–	–	(246)
	Deferred tax	–	–	(193)
	Goodwill	12,432	–	17,886
	Minority interests	–	–	6,317
	Acquisition costs incurred	–	–	146
	Cost price	12,432	–	25,462
	Shares issued at a premium	–	–	(19,500)
	Net cash outflow	R12,432	R–	R5,962

22.	CASH AND CASH EQUIVALENTS
	Bank balances and cash	R428,549	R321,814	R200,881

23.

US GAAP INFORMATION

RECONCILIATION OF NET INCOME, SHAREHOLDERS' EQUITY AND CASH FLOWS FROM SA GAAP TO US GAAP

The financial statements have been prepared in accordance with South African Generally Accepted Accounting Principles (SA GAAP), which differs in certain respects from Generally Accepted Accounting Principles in the United States (US GAAP). The effect of applying US GAAP principles to net profit and shareholders' equity is set out below along with an explanation of applicable differences between SA GAAP and US GAAP:

	Notes	2001	2002	2003
Net profit as reported in accordance with SA GAAP		R93,187	R104,033	R126,187

Items increasing / (decreasing) net profit:
Goodwill - capitalization	(a)	(11,909)	(11,909)	-
Goodwill - non-amortization	(b)	-	-	5,660
Goodwill - purchase price adjustment	(c)	1,510	1,510	-
Intangible assets - purchase price adjustment	(c)	(630)	(630)	(630)
Goodwill - purchase price adjustment - compensation	(d)	1,089	1,089	-
Goodwill - treatment of negative goodwill	(e)	93	371	-
Goodwill - date of acquisition	(f)	(5,883)	-	(11,204)
Goodwill - self insurance	(i)	1,400	1,400	-
Goodwill - acquisition of Net 1 Investment Holdings intangible asset	(g)	(1,448)	(1,448)	(1,448)
Deferred taxes - acquisition of Net 1 Investment Holdings intangible asset	(g)	1,448	1,448	1,448
Development expenditure	(h)	3,307	3,716	2,279
Self-insurance	(i)	2,832	4,751	7,901
Stock compensation - employees	(j)	(11,233)	(3,904)	(5,553)
Derivatives	(k)	116	-	-
Internally developed intangible asset	(l)	543	543	1,630
Income tax - rate differences	(m)	(10,687)	(11,361)	(13,886)
Income tax - effect of US GAAP adjustments	(n)	(2,330)	(3,166)	(4,224)

Net profit in accordance with US GAAP before extraordinary item and
cumulative effect of change in accounting principle		61,405	86,443	108,160
Extraordinary item - SFAS 142	(e)	-	-	7,764
Change in accounting policy upon adoption of SFAS 142	(e)	-	-	2,879

Net profit in accordance with US GAAP after extraordinary item and
cumulative effect of change in accounting principle		R61,405	R86,443	R118,803

Earnings per share before extraordinary item and cumulative effect of a change in accounting principle computed in accordance with US GAAP
Basic (ZAR)		0.27	0.38	0.46
Diluted (ZAR)		0.27	0.37	0.46
Earnings per share after extraordinary item and cumulative effect of a change in accounting principle computed in accordance with US GAAP
Basic (ZAR)		0.27	0.38	0.50
Diluted (ZAR)		0.27	0.37	0.50

	Notes	2001	2002	2003
Shareholders' equity as reported in accordance with
SA GAAP		R309,075	R418,455	R524,120

Items increasing / (decreasing) shareholders' equity:
Goodwill - capitalization	(a)	93,973	82,064	82,064
Goodwill - non-amortization	(b)	-	-	5,660
Goodwill - purchase price adjustment	(c)	(11,299)	(9,789)	(9,789)
Intangible asset - purchase price adjustment	(c)	5,669	5,039	4,409
Goodwill - purchase price adjustment - compensation	(d)	(8,440)	(7,351)	(7,351)
Goodwill - treatment of negative goodwill	(e)	93	464	464
Goodwill - date of acquisition	(f)	(5,883)	(5,883)	(17,087)
Goodwill - self insurance	(i)	3,150	4,550	4,550
Goodwill - acquisition of Net 1 Investment Holdings
intangible asset	(g)	13,028	11,581	10,133
Deferred taxes - impact of acquisition of Net 1 Investment Holdings
intangible asset	(g)	(13,028)	(11,581)	(10,133)
Development expenditure	(h)	(5,995)	(2,279)	-
Self-insurance	(i)	2,832	7,583	15,484
Derivatives	(k)	(125)	(125)	(125)
Internally developed intangible asset	(l)	(2,173)	(1,630)	-
Income tax - rate differences	(m)	(20,261)	(31,622)	(45,508)
Income tax - effect of US GAAP adjustments	(n)	2,063	(1,103)	(5,327)
Change in accounting policy on adoption of SFAS 142	(e)	-	-	2,879
Dividends declared but not paid		-	(25,681)	(9,866)
Extraordinary item		-	-	7,764
Shareholders' equity in accordance with US GAAP		R362,679	R432,692	R552,341

Movements in shareholders' equity in accordance with US GAAP

Balance at beginning of period		R229,696	R362,679	R432,692
Issue of share capital		60,526	5,383	5,183
Share issue costs		(181)	(36)	(24)
Net profit for the year		61,405	86,443	118,803
Stock-based compensation		11,233	3,904	5,553
Dividends declared		-	(25,681)	(35,547)
Dividends paid		-	-	25,681
Balance at end of period		R362,679	R432,692	R552,341

The cash flow statement is presented in accordance with SA GAAP, which in this respect is the same as IAS No 7, Cash flow statements and consequently the SEC does not require a reconciliation to US GAAP to be presented.

A summary of the principal differences between SA GAAP and US GAAP applicable to the Company is set forth below:

(a) Goodwill - capitalization

Under SA GAAP up to and including the financial year ended June 30, 2000, goodwill arising in a business combination was written off immediately against shareholders' equity. With effect from July 1, 2000, SA GAAP changed and entities were required to capitalize goodwill arising on business combinations and to amortize the goodwill over its useful life. The Company wrote off the following amounts of goodwill directly to reserves:

1998	17,110
1999	71,154
2000	32,778
Total	R121,042

Under US GAAP until July 1, 2002 goodwill should have been capitalized and amortized over its useful life not to exceed 40 years.

The adjustment therefore gives effect to the amount of goodwill that would have been required to be recognized in a US GAAP balance sheet and the amount of amortization that would have arisen thereon, which has been calculated on the basis of a useful life of 10 years.

(b) Goodwill - non-amortization

Under current SA GAAP since July 1, 2000 (see a above), positive purchased goodwill should be capitalized as an asset. If it is regarded as having a limited useful life it should then be amortized over that useful live which is generally presumed not to exceed 20 years. If it is regarded as having a useful life in excess of 20 years the goodwill is amortized over the best estimate of its useful life and the recoverable amount of the goodwill is assessed at least annually in order to identify any impairment loss. If goodwill is regarded as having an indefinite useful live it should not be amortized. Goodwill that is not amortized should be tested for impairment at the end of each reporting period and, if necessary, written down.

Under US GAAP, accounting for goodwill and intangible assets was substantially the same as current SA GAAP until the adoption of SFAS No. 141, Business Combinations (SFAS 141) and SFAS No. 142, Goodwill and Other Intangible Assets (SFAS 142). SFAS 141 requires all business combinations consummated after June 30, 2001 to be accounted for under the purchase method. SFAS 141 also sets forth guidelines for applying the purchase method of accounting in the determination of intangible assets, including goodwill, acquired in a business combination.

SFAS 142 addresses the initial and ongoing financial accounting and reporting for acquired goodwill and other intangible assets. SFAS 142 requires that goodwill be separately disclosed from other intangible assets in the balance sheet, and no longer be amortized but tested for impairment at least annually (or more frequently if impairment indicators arise). SFAS 142 is effective for financial statements for periods beginning on or after December 15, 2001. Additionally, the amortization provisions of SFAS 142 are applicable to goodwill arising in all business acquisitions consummated after June 30, 2001 regardless of the adoption date of SFAS 142.

The Company adopted SFAS 142 generally with effect from July 1, 2002. From that date all goodwill is no longer amortized.

This adjustment therefore reverses the amount of goodwill amortization charged after July 1, 2002 in the SA GAAP financial statements. This adjustment excludes R1,754 of expense recorded as goodwill amortization for SA GAAP purposes that would be considered to be intangible asset amortization expense under US GAAP in accordance with adjustment (g) below.

The Company has carried out the initial impairment testing of goodwill required by SFAS 142 as at July 1, 2002. Fair value was determined based on discounted cash flows using reasonable and appropriate assumptions that are consistent with internal forecasts. As a result, the Company determined that goodwill was not impaired and no adjustsments were recorded.

(c) Goodwill and intangible assets - purchase price adjustment

During the three year period ended June 30, 2000, the Company acquired controlling interests in Cash Paymaster Services (Proprietary) Limited, Country on a Card, Moneyline Financial Services (Proprietary) Limited, and Net 1 Southern Africa (Proprietary) Limited (Creative Logica). Purchase consideration was satisfied in each instance by the Company through the issuance of a fixed number of shares. The number of shares issued was determined based on a fixed share price and the value ascribed to the business being acquired. For the Company's purpose, the purchase price was determined using that fixed share price.

US GAAP requires that shares issued in a purchase business combination should be accounted for at their fair value, which in the case of quoted shares should be determined using the market value at the date the terms of the acquisition are announced , and in the case of the acquisition of an intangible asset, at the date of acquisition.

This adjustment reduces the total amount of purchased goodwill for US GAAP purposes. Because the goodwill arising under SA GAAP was written off directly to reserves, the adjustment consequently reduces the amount of amortization expense arising as a consequence of adjustment (a) above until 2003 when goodwill ceased to be amortized for US GAAP purposes, and increases the amount of amortization expense recorded in respect of the Company's intangible asset in accordance with adjustment (g) below.

(d) Goodwill - purchase price adjustment and compensation effect

In March 1999, the Company acquired 100% of Cash Paymaster Services (Proprietary) Limited. The consideration was payable in two tranches, and included the issuance of 5 million shares to employees of the acquired company to induce them to enter into new employment contracts. There were no provisions requiring the employees to return the shares if they left employment.

For US GAAP purposes, these shares represented compensation to employees which, absent any service period, should have been immediately expensed.

This adjustment therefore adjusts for US GAAP purposes the amount of goodwill that arose on the acquisition by reducing it and instead charging an amount of compensation expense to income in 1999 and thus reducing the amount of goodwill amortization arising from adjustment (a).

The Company also paid R4 million for consulting services to be provided by the selling shareholder. Under SA GAAP, the amount is being amortized over the period over which the services are to be rendered. For US GAAP, such payments are not additional purchase price consideration, and should be expensed in a manner consistent with SA GAAP.

(e) Treatment of negative goodwill

Under SA GAAP, negative goodwill is determined as the excess of the fair value of identifiable assets and liabilities acquired over the purchase price in a business combination. It is then amortized by crediting the income statement over an appropriate period.

Under SA GAAP, negative goodwill is included in the balance sheet and is credited to goodwill in two different methods. For negative goodwill that is related to anticipated future losses or expenditures, it is recognized as income when the losses or expenditure are incurred. For negative goodwill that relates to identifiable non-monetary assets, it is recognized in income on a straight-line basis over the useful economic life of the non-monetary assets.

Under US GAAP, until July 1, 2002, the excess of the fair value of identifiable assets and liabilities over purchase price was first applied to reduce pro-rata the fair value of long-lived intangible and tangible assets (with certain exceptions) and once the carrying value of such assets had been reduced to zero the remaining amount ("negative goodwill") was then amortized by crediting the income statement over an appropriate period.

Under US GAAP for business combinations initiated after June 30, 2001, where the sum of the amounts assigned to assets acquired and liabilities assumed exceeds the cost of the acquired entity, that excess is allocated as a pro-rata reduction of the amounts that otherwise would have been assigned to all of the acquired assets except (a) financial assets other than investments accounted for by the equity method, (b) assets to be disposed of by sale, (c) deferred tax assets, (d) prepaid assets related to pension or other post retirement benefit plans, and (e) any other current assets. If any excess remains after reducing to zero the amounts that otherwise would have been assigned to those assets, that remaining excess is recognized as an extraordinary gain. Any unamortized negative goodwill relating to a business combination which occurred prior to July 1, 2001 was required to be written off and recognized as a change in accounting principle upon adoption of SFAS 142.

Prior to July 1, 2002 no negative goodwill arose for SA GAAP purposes but because of adjustment (f) described below and the effect of reducing the purchase price for US GAAP purposes, negative goodwill arose for US GAAP purposes. This adjustment recognizes that amount of negative goodwill, amortizes it for US GAAP purposes up to July 1, 2002 and then recognizes the remaining amount as a cumulative adjustment .

Subsequent to June 30, 2002 negative goodwill arose for SA GAAP and US GAAP purposes. This adjustment also credits the amount of negative goodwill recognized under US GAAP to income as an extraordinary item and reverses the amortization credit recorded for SA GAAP purposes.

(f) Goodwill - date of acquisition adjustment

For the Company's purposes, the date of acquisition of a minority interest in the year ended June 30, 2003 has been treated as being the beginning of the financial year and the results of the acquired business have been included in consolidated income statement from that date. Likewise, goodwill has been computed as the difference between the purchase price and the fair value of the identifiable assets and liabilities as of the same date.

For US GAAP purposes, the results of acquired businesses should be reflected in the income statement only as from the date of acquisition and the fair value of acquired assets and liabilities determined as of that date.

This adjustment therefore deducts from the income for the period the results of the acquired business from the beginning of the year until the date of acquisition and treats that amount as goodwill to be accounted for in accordance with SFAS 142. the relevant provisions of US GAAP at the time.

(g) Goodwill - Acquisition of Net 1 Investment Holdings

The Company obtained the patent for the Funds Transfer System (FTS) on its acquisition of Net 1 Investment Holdings (Proprietary) Limited (Net 1) on July 12, 2000. 100% of Net 1's issued share capital was acquired for R3 million, which was satisfied through the issuance of 9,750,000 of Aplitec common shares. Net 1 was a holding company that did not generate significant revenues or expenses and did not have significant assets or liabilities other than the FTS patent rights for South Africa and surrounding territories, on which the Company's smart card applications are now based.

For SA GAAP purposes, this was treated as the acquisition of a business as it was a corporate entity and the excess of the purchase price over the identifiable assets acquired was treated as goodwill and amortized over 10 years.

For US GAAP purposes, EITF 98-3, Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business, defines a business and the acquisition of Net 1 Investment Holdings was in substance the acquisition of an asset. As such, the treatment of the premium on acquisition over the net asset value is regarded as being attributable to the patent rights acquired and not treated as goodwill. The patent rights carrying value should be amortized over 10 years, which is the same period that would be used to amortize goodwill. Accordingly there would be no income statement effect if the patent were amortized as opposed to goodwill of the same amount.

However, while under SA GAAP, no deferred tax liability is recognized in respect of intangible assets acquired other than in a business combination where there is a difference at the date of acquisition between the assigned values and the tax bases of the assets, under US GAAP, a deferred tax liability (and corresponding increase in assets acquired) is recognized for all temporary differences between the assigned values and the tax bases of intangible assets acquired. The recording of such deferred tax liability has no net impact on net income or shareholders' equity as determined under US GAAP as the decrease in income tax expense is offset by a corresponding increase in amortization.

(h) Development expenditure

The Company capitalised R15 million in development costs in 1998 and 1999 and has then amortised these over the four years ended June 30, 2003. Subsequent to 1999, development costs have been expensed as incurred.

Under SA GAAP, expenditure on development is charged to income in the year in which it is incurred except where a clearly defined project is undertaken and it is reasonably anticipated that development costs will be recovered through future commercial activity. Such development costs are capitalized as an intangible asset and amortized on a straight-line basis over the life of the project from the date when the developed asset is put into use. Research costs are generally expensed as incurred.

Under US GAAP, costs incurred to develop computer software to be used externally are expensed as incurred until the developed software has been proven to be technologically feasible, in accordance with SFAS 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed (SFAS 86). Under SFAS 86, technological feasibility of a computer software produce is established when all planning, designing, coding, and testing activities that are necessary to establish that the produce can be produced to meet its design specifications including functions, features, and technical performance requirements. Costs to develop software for internal use by the Company are generally expensed as incurred, except in certain situations, as outlined in Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (SOP 98-1), issued by the AICPA. Under SOP 98-1, only certain costs to develop internal-use computer software during the application development stage or costs to develop or obtain software that allows for access or conversion of old data by new systems are eligible for capitalization. All other costs, including those incurred in the project development and post-implementation stages are expensed as incurred.

The Company did not meet the relevant criteria for capitalization of software development costs under US GAAP and consequently the amounts capitalized under SA GAAP would not have been capitalized under US GAAP.

(i) Self-insurance provision and captive insurance company

The Company has established a provision in respect of self-insured losses (mainly attributable to cash in transit theft) based on an actuarially determined amount of such losses expected to arise in the next 12 months. The amount provided is R10 million in the year ended June 30, 2002 and a further R10 million in the year ended June 30, 2003. These provisions have not been claimed for tax purposes and accordingly a debit to deferred tax has been raised to account for the tax effect of such amounts.

In addition, the Company has an insurance captive with a current balance of around R10 million. This was acquired as part of the acquisition of Cash Paymaster Services in 1999. This asset was not recognised on acquisition and the amount at acquisition was R14 million.

For the purpose of US GAAP, self-insurance does not represent the transfer of risk and as such it is not possible to recognize a liability for future losses that will arise from events subsequent to the balance sheet date. In addition the captive insurance company should be consolidated for US GAAP purposes.

This adjustment therefore reverses that part of the charge in the income statement in respect of such losses that does not represent the losses of the period, consolidates the assets of the captive insurance company and decreases, for US GAAP purposes, the amount of goodwill amortization that is recorded under SA GAAP.

(j) Stock compensation - employees

Under SA GAAP there is currently no literature that regulates the accounting treatment of employee stock compensation. Accordingly, for SA GAAP purposes, the Company does not account for the stock options at the time of grant. Upon exercise, the issuance of the shares is accounted for at the exercise price of the stock option, with no effect on earnings. Options granted to directors are disclosed in the Company's financial statements.

Under US GAAP, companies may elect to follow the accounting prescribed by either Accounting Principles Board Opinion 25, Accounting for Stock Issued to Employees (APB 25), or SFAS No 123, Accounting for Stock-Based Compensation (SFAS 123). Under US GAAP, compensation is recorded for the cost of providing warrants and options to the employee over the relevant service period. The costs can be determined based on either the intrinsic value method (APB 25) or the fair value method (SFAS 123).

Under the intrinsic value method, the compensation cost is the difference between the market price of the stock at the measurement date and the price to be contributed by the employee (exercise price). Under the intrinsic method, the measurement date is the first date on which the employee knows the number of shares that such employee is entitled to receive and the exercise price. The measurement date is often the grant date; however, it may be later than the grant date in plans with variable terms that depend on events that occur after the grant date. These terms may be variable by design, may become variable due to their modification after the date of grant, or may be considered variable due to their relationship to other stock option features. In such cases, compensation is measured at the end of each reporting period until the measurement date or, in some cases, until exercise, forfeiture, or expiry of the stock option.

The Company has elected to apply the intrinsic value method in respect of grants to employees made in May 2000. While these grants of options were made at an exercise price that was equivalent to market value at date of grant the employees were permitted to exercise using a loan provided by the Company. These loans are non-recourse and bear interest at a variable rate. Consequently, under EITF 95-16, Accounting for Stock Compensation Arrangements with Employer Loan Features under APB Opinion No. 25 and FIN 44, Accounting for Certain Transactions involving Stock Compensation , these awards are accounted for as variable awards under US GAAP with the final measurement of the compensation expense only being determined when the loans are repaid or when the options are exercised without a loan.

(k) Derivative financial instruments

The Company has historically entered into foreign exchange forward contracts to hedge its exposure to fluctuations in foreign currency exchange rates on specific transactions. Under SA GAAP, prior to the adoption of AC133, Financial Instruments: Recognition and Measurement (AC 133) on July 1, 2002, gains and losses on forward contracts designated as hedges of identifiable foreign currency firm commitments were recognized in the measurement of the related foreign currency transactions.

Under SA GAAP, upon adoption of AC133, the difference between previous carrying amounts and the fair value of derivatives, which prior to the adoption of AC133 had been designated as either fair value or cash flow hedges but do not qualify as hedges under AC133, is recognized as an adjustment of the opening balance of retained earnings at the beginning of the financial year AC133 is initially applied. Changes in the fair value of derivatives not designated as hedges after July 1, 2002 are recorded in the income statement.

Under US GAAP, upon adoption of SFAS 133, the difference between previous carrying amounts and the fair values of derivatives, which prior to the adoption of SFAS 133 had been designated as cash flow type hedges but do not qualify as hedges under SFAS 133 is recognized as a cumulative effect adjustment of other comprehensive income in the year SFAS 133 is initially applied.

(l) Internally developed intangible asset

In 2000, the Company incurred costs of approximately R3 million to develop and promote a trademark. Under SA GAAP, these costs were capitalized as an intangible asset. Under US GAAP, only the costs of intangible assets acquired from other enterprises or individuals that provide a future discernible benefit are capitalized, whilst other costs of developing, maintaining, or restoring intangible assets which are not specifically identifiable, have indeterminate lives, or are inherent in a continuing business and related to an enterprise as a whole are deducted from income when incurred. The trademark developed by the Company would not be considered to have a determinate life under US GAAP, and would consequently be expensed as incurred.

This adjustment therefore treats the costs of developing the trademark as an expense in 2000 for US GAAP purposes and reverses the intangible asset amortization under SA GAAP from 2000.

(m) Income tax - rate differences and effect on tax charge

The tax rate in South Africa varies depending on whether income is distributed. The income tax rate is 30% but upon distribution an additional tax (Secondary Tax on Companies or "STC") of 12.5% is due based on the amount of the dividends net of dividends received during a dividend cycle.

In conformity with SA GAAP, the Company reflects the STC as a component of the income tax charge for the period in which dividends are declared. SA GAAP also requires that deferred tax be provided for at the undistributed rate of 30%.

For the purpose of US GAAP, under SFAS No. 109, Accounting for Income Taxes (SFAS 109), temporary differences have been tax effected using the tax rate that will apply when income is distributed, i.e. an effective rate of 37.78% including STC.

The Company has therefore computed the estimated STC that would become payable upon distribution of relevant undistributed earnings and accrued that amount as an additional liability for US GAAP purposes.

(n) Deferred taxation

The tax effects of the US GAAP adjustments have been calculated based on the enacted tax rate of 37.78% (2002: 37.78%; 2001: 37.78%).

A reconciliation of the deferred tax balances under SA GAAP to the amounts determined under US GAAP is as follows:

	2001	2002	2003
Net deferred tax assets (liabilities):

As reported under SA GAAP	R10,240	R11,036	R18,932
Additional temporary difference	(13,028)	(11,580)	(10,132)
Income tax - rate difference	2,706	2,913	4,960
Tax effect of US GAAP adjustments	2,063	(1,103)	(5,327)
As adjusted under US GAAP	R1,981	R1,266	R8,433

Under US GAAP, long-term tax liabilities would be recognized as of June 30, 2001, 2002, and 2003 of $ 20,261, $31,622 and $ 45,508, respectively, in respect of the tax rate adjustment described in adjustment (m) above.

Other differences between SA GAAP and US GAAP not affecting the determination of shareholders' equity or net income for the periods presented

Capitalized interest

Under SA GAAP, borrowing costs that are directly attributable to the acquisition, construction, or production of a qualifying asset are capitalized as part of the cost of that asset.

Under US GAAP, interest cost incurred during the construction period is capitalized. The capitalized interest is recorded as part of the asset to which it relates and is amortized over the estimated useful life of the asset. Capitalized interest was nil for the years ended June 30, 2003, 2002 and 2001.

The Company has no material GAAP difference in this respect.

Revenue recognition

The Company recognizes revenue when all significant risks and rewards of ownership of the asset sold are transferred. Under SA GAAP, turnover represents the net invoice value of goods and services provided to third parties, deducting sales taxes and duties.

US GAAP has a number of specific pronouncements relating to aspects of revenue recognition in general and in particular industries. The SEC Staff has issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements (SAB 101). Under SAB 101 revenue is recognized when the following four criteria are all met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the sales price to the buyer is fixed or determinable, and (iv) collectibility is reasonably assured.

The Company has no material GAAP difference in this respect.

Inventory

Under SA GAAP, inventory is valued at the lower of cost and net realisable value. Under US GAAP inventory is valued at the lower of cost and market value. No material difference results

Impairment of assets

Under SA GAAP, the Company is required to annually assess at the balance sheet date or earlier should a triggering event occur, whether there are any indications that an asset may be impaired. Should there be such an indicator, the asset must be tested for impairment. An impairment loss must be recognized in the income statement, should the carrying amount of an asset exceed its recoverable amount. The impairment loss is the difference between the carrying amount of the asset and its recoverable amount. The recoverable amount is the higher of the net selling price of the asset and its value in use. Value in use is the future cash flows to be derived from the particular asset, discounted to present value using a pre-tax market-determined rate that reflects the current assessment of the time value of money and the risks specific to the asset. The reversal of an impairment loss in subsequent periods is permitted when there has been a change in economic conditions or the expected use of the asset.

Under US GAAP, the Company is required to test for impairment whenever there is an indication of impairment. For assets to be held and used, impairment is first measured by reference to undiscounted cash flows. If there is no impairment by reference to undiscounted cash flows, no further action is required but the useful life of the asset must be reconsidered. If impairment exists the Company must measure impairment by comparing the fair value of the asset to its carrying value. Fair value is either market value (if an active market for the asset exists) or the sum of discounted future cash flows. The discount rate reflects the risk that is specific to that asset. For assets to be disposed of, the loss recognized is the excess of the carrying amount of the asset over its fair value less costs to sell. The reversal of previously recognized impairment losses is prohibited.

The Company currently has no material GAAP difference for impairment of assets.

Business combinations - contingent purchase price

SA GAAP requires that when an acquisition agreement provides for an adjustment to the purchase consideration contingent on one or more future events, the amount of the adjustment should be included in the cost of the acquisition as at the date of acquisition if the adjustment is probable and the amount can be measured reliably. The cost of the acquisition should be adjusted when a contingency affecting the amount of the purchase consideration is resolved subsequent to the date of the acquisition, such that payment of the amount is probable and a reliable estimate of the amount can be made.

Under US GAAP contingent purchase consideration is usually only included in the measurement of purchase price, and hence goodwill, when the contingency is resolved and consideration becomes payable.

The Company currently has no material GAAP difference in this respect.

Business combinations - determination of fair value

Under SA GAAP, where it is not possible to complete the determination of fair values by the date on which the first post-acquisition financial statements are approved, a provisional assessment of fair values is made and any adjustments required to those provisional fair values, and the corresponding adjustments to purchased goodwill, are incorporated in the financial statements for the first full annual accounting period following the acquisition.

Under US GAAP, adjustments are likewise permitted subsequent to consummation of the acquisition, but the "allocation period" should usually not exceed one year from the consummation of a business combination.

The Company currently has no material GAAP difference in this respect.

Accounting for minority interest in a business combination

Under SA GAAP, minority interest in a business combination is either stated at the minority's proportion of the fair values of the net identifiable assets of the acquired entity or at historical values.

Under US GAAP, minority interest is determined at historical values.

For SA GAAP purposes, the Company states minority interest at historical values. Accordingly, the Company has no GAAP difference in this respect.

Accounting for leases

Under SA GAAP, a lease is classified as a finance lease if the risks and rewards of ownership lie with the lessee.

Examples of situations that would normally lead to a lease being classified as a finance lease are:

(1)	The lease transfers ownership of the asset to the lessee by the end of the lease term.

(2)
The lessee has the option to purchase the asset at a price which is expected to be sufficiently lower than the fair value at the date the option becomes exercisable such that, at the inception of the lease, it is reasonably certain that the option will be exercised.

(3)	The lease term is for the major part of the economic life of the asset even if title is not transferred.

(4)	At the inception of the lease the present value of the minimum lease payments amounts to at least substantially all of the fair value of the leased asset.

(5)	The leased assets are of a specialized nature such that only the lessee can use them without major modifications being made.

(6)	If the lessee can cancel the lease, the lessor's losses associated with the cancellation are borne by the lessee.

(7)	Gains or losses from the fluctuation in the fair value of the residual fall to the lessee (for example in the form of a rent rebate equaling most of the sales proceeds at the end of the lease).

(8)	The lessee has the ability to continue the lease for a secondary period at a rent that is substantially lower than market rent.

Under US GAAP, if any one of the following four criteria applies to a lease agreement, then the lease must be classified as a finance lease by the lessee:

(1)	The lease transfers ownership of the leased assets to the lessee at the end of the lease term.

(2)	The lease contains a bargain purchase option.

(3)	The lease term is greater than or equal to 75% of the economic useful life of the leased asset.

(4)	The present value of the minimum lease payments is greater than or equal to 90% of the fair value of the leased asset.

The Company currently has no material GAAP difference in this respect.

Restructuring costs

Under SA GAAP, a provision is required to be recognized when an entity has a present obligation as a result of a past event, it is probable that a transfer of economic benefits will be required to settle the obligationand a reliable estimate can be made of the amount of the obligation.

Under US GAAP, restructuring costs are accounted for under SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities (SFAS 146). SFAS 146 is effective for exit or disposal activities initiated after December 31, 2002. SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. It also concludes that an entity's commitment to a plan, by itself, does not create a present obligation to others that meets the definition of a liability. Under SFAS 146, fair value is the objective for initial measurement of the liability. In respect to other exit costs, liabilities are simply recognized when they are incurred, which is normally when the goods or services associated with the activity are received.

The Company currently has no material GAAP difference in this respect.

Investments in securities

Under SA GAAP, accounting for investments in equity securities that have readily determinable fair values and for all debt securities is based on the particular security classification.

Debt securities that the entity has the positive intention and ability to hold to maturity are classified as "held to maturity" and reported at amortized cost.

Debt and equity securities that are held for current resale are classified as "held for trading securities" and reported at fair value, with unrealized gains and losses included in earnings.

All other debt and equity securities are classified as "available for sale" and should be reported at fair value, with unrealized gains and losses either included in earnings or recognized in equity until the debt or equity security is sold, collected, or otherwise disposed of, or until the financial asset is determined to be impaired.

A financial asset is impaired if its carrying amount is greater than its estimated recoverable amount. An enterprise should assess at each balance sheet date whether there is any objective evidence that a financial asset or group of assets may be impaired. If any such evidence exists, the enterprise should estimate the recoverable amount of that asset or group of assets and recognize any impairment lossin earnings. If a loss on a financial asset carried at fair value has been recognized directly in equity and there is objective evidence that the asset is impaired, the cumulative net loss that had been recognized directly in equity should be removed from equity and recognized in net profit or loss for the period even though the financial asset has not been derecognized.

Under US GAAP, investments in equity securities with no readily determinable fair values are recorded at historical cost. The accounting for investments in equity securities that have readily determinable fair values and for all debt securities is based on the particular security classification.

Debt securities that the entity has the positive intention and ability to hold to maturity are classified as "held to maturity" and reported at amortized cost. The requirements for use of this category are very restrictive.

Debt and equity securities that are held for current resale are classified as "trading securities" and reported at fair value, with unrealized gains and losses included in earnings. All other debt and equity securities are classified as "available for sale" and reported at fair value, with unrealized gains and losses reported as other comprehensive income.

For securities classified as either "held to maturity" or "available for sale", other than temporary declines in fair value require that the cost of the security be written down to the fair value and the adjustment be recorded through earnings.

The Company currently has no material GAAP difference in this respect.

Stock compensation - non-employees

In 1997 the Company granted certain stock options (the "call options") to three black empowerment agencies whereby the agency had the rightto acquire shares at a pre-determined price provided that they introduced certain levels of additional business to the Company.

These call options were not exercised because the Company believed that the required levels of additional business were not attained. However, in respect of one agency the Company decided to make cash settlement and that amount was recognized as an expense in 2002.

Under US GAAP, warrants and options grantedto non-employeesfor services performed are accounted for at fair value. The fairvalue ismeasured at the earlier of the completion of the services or the date when the Company receives a commitment of performance with estimates of final compensation expense made in the intervening periods until final cost can be measured.

Because of the nature of the performance conditions, the Company does not believe it would have been required to recognize any compensation cost under these arrangements and as such a measurement date was never reached. Consequently, for the purpose of US GAAP the cash settlement appropriately measures the cost.

In addition to granting the call options to the black empowerment agencies, the Company also had the option to require the agencies to purchase shares at the same pre-determined price (the "put options"). Although the put options in respect of two of the agencies expired unexercised, the Company exercised its put option in respect of one agency in 1999 and issued 4 million shares. At the time of issuance, the market price of the Company's share exceeded the option's exercise price and the agency had no further obligation to provide any additional service.

Under SA GAAP, the issuance of the put option was recognized as the issuance of share capital at the option exercise price.

Under US GAAP, the option would be accounted for at fair value, with the excess between the option exercise price and the fair value of the shares recognized as a period expense. In 1999, therefore, an additional expense would have been recorded for US GAAP purposes, with an offsetting increase to additional-paid-in-capital. There is no impact of this entry on total shareholders' equity, however, in any of the periods presented.

Derecognition of assets

Under SA GAAP, financial assets are derecognizedwhen the Company realizes the rights to the benefits specified in the contract, the rights expire or the Company surrenders or otherwise loses control of the contractual rights that comprise the financial asset.

Under SA GAAP, financial liabilities are derecognized when the obligation specified in the contract is discharged, cancelled or expires.

Under US GAAP, a transfer of all or a portion of a financial asset in which the transferor surrenders control over such financial asset shall be accounted for as a sale to the extent that consideration other than beneficial interests in the transferred asset is received in exchange. The transferor has surrendered control over transferred assets if and only if all of the following conditions are met:

a.	The transferred assets have been isolated from the transferor - put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership.

b.
transferee (or, if the transferee is a qualifying SPE, each holder of its beneficial interests) has the right to pledge or exchange the assets (or beneficial interests) it received, and no condition both constrains the transferee (or holder) from taking advantage of its right to pledge or exchange and provides more than a trivial benefit to the transferor.

c.

The transferor does not maintain effective control over the transferred assets through either (1) an agreement that both entitles and obligates the transferor to repurchase or redeem them before their maturity or (2) the ability to unilaterally cause the holder to return specific assets, other than through a cleanup call

The Company currently has no material GAAP difference in this respect.

ADDITIONAL DISCLOSURES REQUIRED BY US GAAP

(a) Stock-based compensation

The Company accounts for stock-based compensation under the expense recognition provisions of APB 25 and provides disclosures of pro-forma stock compensation expense in accordance with SFAS 123. Included in net income for the Company's share option plan under APB 25 was a charge of R11 million (2002: R4 million; 2001: R5 million). Had compensation expense for share options granted under the stock option plan been determined based on fair value at the grant dates consistent with the method required in accordance with SFAS 123, the Company's net income and earnings per share in accordance with US GAAP for 2001, 2002 and 2003 would have been as presented in the pro-forma disclosures below:

	2001	2002	2003
Net income, as reported under US GAAP	R61,405	R86,443	R118,803
Add back: stock-based compensation expense included in
reported net income, net of related tax effects	11,233	3,904	5,553
Deduct: total stock-based compensation expense determined
under fair value based method for all awards, net of related
tax effects	(3,934)	(2,122)	(902)
Pro-forma net income	R68,704	R88,225	R123,454
Earnings per share, basic and diluted (R):
Basic, as reported	0.27	0.38	0.50
Basic, pro forma	0.31	0.39	0.52
Diluted, as reported	0.27	0.37	0.50
Diluted, pro forma	0.30	0.38	0.52

The fair value for these options at the date of grant was estimated using a Black-Scholes model. The assumptions used in this valuation were as follows:

	2001	2002	2003
Risk-free interest rate	12.00%	13.00%	14.00%
Dividend yield	0.00%	0.00%	0.00%
Stock volatility	67.82%	67.82%	67.82%
Average expected life (years)	2.15	2.15	2.15

The movement in stock-based awards outstanding during the three years ended June 30, 2003 is summarized in the following

	2001		2002		2003
	No. of	Weighted	No. of	Weighted	No. of	Weighted
	shares	average	shares	average	shares	average
	under	exercise	under	exercise	under	exercise
	option	price	option	price	option	price

Outstanding at beginning of year	11,025,000	1.475	7,250,000	1.475	3,550,008	1.475
Granted	-	-	-	-	-	-
Exercised	3,625,000	1.475	3,649,992	1.475	3,513,341	1.475
Lapsed or otherwise forfeited	150,000	1.475	50,000	-	36,667	-
Outstanding at end of year	7,250,000	1.475	3,550,008	1.475	-	-
Exercisable at end of year	-		-		-

(b) Goodwill and intangible assets

On July 1, 2002 the Company adopted SFAS 142 for US GAAP purposes, which requires that goodwill and certain intangible assets with indefinite useful lives, including those recorded in past business combinations, no longer be amortized, but instead be tested for impairment at least annually. The standard also requires the completion of a transitional impairment test with any resulting impairment identified treated as a cumulative effect of a change in accounting principle.

Prior to SFAS 142, the Company assessed goodwill for impairment based on the guidance in Accounting Principles Board Opinion No. 17, Intangible Assets and SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of and had to evaluate the periods of amortization continually to determine whether later events and circumstances warranted revised estimates of useful lives; impairment had to be recognized when the carrying amount exceeded the fair market value of the asset.

In connection with the adoption of SFAS 142, the Company completed a transitional impairment test of its goodwill. Fair value was determined based on discounted cash flows using reasonable and appropriate assumptions that are consistent with internal forecasts. As a result, the Company determined that goodwill was not impaired and that no adjustment was required.

Summarized below is the carrying value and accumulated amortization of the intangible asset that will continue to be amortized under SFAS 142, as well as the carrying amount of goodwill, which will no longer be amortized.

		2002			2003
	Gross		Net	Gross		Net
	carrying	Accumulated	carrying	carrying	Accumulated	carrying
	value	amortization	value	value	amortization	value
Goodwill	85,816	(30,172)	55,644	90,276	(30,172)	60,104
Finite-lived intangible assets:
FTS patent[1]	38,316	(7,663)	30,653	38,316	(11,494)	26,822

1 See note (g) to the description of quantified differences between US GAAP and SA GAAP for a discussion of the FTS patent.

Aggregate amortization expense for the year ended June 30, 2003 was R3.8 million. The Company estimates amortization expense to be R3.8 million each year for the next five years. Actual amortization expense to be reported in future periods could differ from these estimates as a result of new intangible asset acquisitions, changes in useful lives and other relevant factors.

As required by SFAS 142, the standard has not been retroactively applied to the results for the period prior to adoption. Net profit on a pro-forma basis, as if SFAS 142 had been adopted as of July 1, 2000, is presented below:

	2001	2002	2003
Reported net profit	R61,405	R86,443	R118,803
Add back: goodwill amortization	9,118	8,970	-
Recognition of negative goodwill	(5,688)	-	-
Adjusted net profit	R64,835	R95,413	R118,803

(c) Comprehensive income

For each of the three years ended June 30, 2003, the Company's total comprehensive income was equal to net income as reported under US GAAP.

(d)   Summarized income statements and balance sheets (Under US GAAP) (In thousands of Rands)

Balance sheets	2001	2002	2003
Current assets	R334,673	R459,663	R596,768
Goodwill	63,535	55,644	60,104
Intangible assets	34,487	30,653	26,822
Other long-term assets	47,095	41,892	85,519
Total assets	479,790	587,853	767,473

Current liabilities	79,962	105,544	153,435
Long-term liabilities	35,570	46,342	61,697
Shareholders' equity	R362,679	R432,692	R552,341

Income statements	2001	2002	2003
Revenue	R557,445	R525,585	R691,484
Cost of sales	(167,312)	(143,795)	(234,885)
Operating expenses	(279,922)	(253,172)	(274,552)
Profit before taxation	122,412	144,504	198,049
Taxation	(54,040)	(56,365)	(85,794)
Net profit for the year	R61,404	R86,444	R118,803

(e) Operating segments

The Company discloses segment information in accordance with SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information (SFAS 131), which requires companies to report selected segment information on a quarterly basis and to report certain entity-wide disclosures about products and services, major customers, and the material countries in which the entity holds assets and reports revenues.

The Company has three reportable segments which each operate exclusively within South Africa: Transaction-based activities, Financial services and Technology sales and outsourcing. The Company's reportable segments are strategic divisions that offer different products and services and are managed separately as each division requires different resources and marketing strategies.

The Transaction-based activities segment provides a state pension and welfare benefit distribution service to provincial governments in South Africa. Fee income is earned based on the number of beneficiaries included in the government payfile. This segment has individually significant customers that each provide more than 10 per cent of the total revenue of the Company. For the year ended June 30, 2003, there were two such customers, providing 35 per cent and 20 per cent of total revenue (2002: three customers providing 30, 18 and 13 per cent of total revenue; 2001: three customers providing 16, 14 and 12 per cent of total revenue).

The Financial services segment derives revenue from short-term personal lending activities. Interest income is recognized in the income statement as it falls due, using the interest method by reference to the constant interest rate stated in each loan agreement.

The Technology sales and outsourcing segment markets, sells and implements the Universal Electronic Payment System. The segment undertakes smart card system implementation projects, delivering hardware and software in the form of customized systems. Revenue for such arrangements is recognized under the completed contract method, no income and profit being recognized until the contract is completed.

Corporate / eliminations include the Company's head office cost centres in addition to the elimination of inter-segment transactions.

The accounting policies of the segments are consistent with those described in the summary of significant accounting policies in Note 1 and any intersegment sales or transfers are eliminated.

The Company evaluates segment performance based on net income after tax. The following tables summarize segment information:

			2003
	Transaction-		Technology
	based	Financial	sales and	Corporate /
	activities	services	outsourcing	Eliminations	Total
Revenues from external customers	R523,550	R121,426	R57,767	R(11,259)	R691,484
Interest revenue	52,928	4,994	11,138	4,026	73,086
Interest expense	44,260	3,886	2	1,392	49,540
Depreciation and amortization	25,507	2,997	127	7,308	35,939
Income tax expense	46,005	14,170	5,868	3,089	69,132
Net profit after tax	101,580	32,824	13,612	(17,734)	130,282
Segment assets	448,986	116,760	95,161	21,621	682,528
Expenditures for long-lived assets	54,729	960	135	4,967	60,791

			2002
	Transaction-		Technology
	based	Financial	sales and	Corporate /
	activities	services	outsourcing	Eliminations	Total
Revenues from external customers	R371,498	R106,196	R56,224	R(8,333)	R525,585
Interest revenue	25,582	2,807	4,976	(279)	33,086
Interest expense	16,406	4,093	-	(1,427)	19,072
Depreciation and amortization	14,653	2,547	502	8,688	26,390
Income tax expense	30,780	3,297	8,949	260	43,286
Net profit after tax	79,035	7,572	20,929	(1,808)	105,728
Segment assets	310,271	90,297	107,643	2,506	510,717
Expenditures for long-lived assets	9,574	8,295	54	1,549	19,472

			2001
	Transaction-		Technology
	based	Financial	sales and	Corporate /
	activities	services	outsourcing	Eliminations	Total
Revenues from external customers	R366,447	R94,914	R98,281	R(2,197)	R557,445
Interest revenue	7,151	1,953	2,133	703	11,940
Interest expense	311	2,633	10	(2,000)	954
Depreciation and amortization	17,169	1,138	653	8,985	27,945
Income tax expense	25,900	7,541	8,581	449	42,471
Net profit after tax	57,863	17,660	20,008	(1,260)	94,271
Segment assets	221,936	72,388	75,998	21,933	392,255
Expenditures for long-lived assets	16,238	1,412	155	4,151	21,956

(f) Recent accounting pronouncements

New accounting pronouncements adopted at June 30, 2003 for US GAAP purposes.

In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144). SFAS 144 addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of. This Statement supersedes SFAS 121. However, this Statement retains the fundamental provisions of SFAS 121 for recognition and measurement of the (a) impairment of long-lived assets to be held and used and (b) long-lived assets to be disposed of by sale. The Company adopted SFAS 144 effective July 1, 2002 , and it had no material impact on the Company's results of operations and financial position.

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities (SFAS 146). This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring) (EITF 94-3). SFAS 146 eliminates the definition and requirements for recognition of exit costs in EITF 94-3. SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF 94-3, a liability for an exit cost as defined in EITF 94-3 was recognized at the date of an entity's commitment to an exit plan. SFAS 146 also concluded that an entity's commitment to a plan, by itself, does not create a present obligation to others that meets the definition of a liability. SFAS 146 also establishes that fair value is the objective for initial measurement of the liability. SFAS 146 is effective for all exit or disposal activities initiated after December 31, 2002. The Company adopted SFAS 146 on January 1, 2003. The adoption of SFAS 146 had no impact on the Company's results of operations and financial position.

In November 2002, the FASB issued FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees and Indebtedness of Others (an interpretation of FASB Statements No. 5, 57 and 107 and Rescission of Interpretation No. 34) (FIN 45). This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. This interpretation does not prescribe a specific approach for subsequently measuring the guarantor's recognized liability over the term of the related guarantee. This interpretation also incorporates, without change, the guidance in FASB Interpretation No. 34, Disclosure of Indirect Guarantees of Indebtedness to Others , (FIN 34), which is being superseded. The initial recognition and initial measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year-end. The disclosure requirements in this Interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The Company adopted the disclosure requirements in the year ended June 30, 2003.

The interpretive guidance incorporated without change from FIN 34 continues to be required for financial statements for fiscal years ending after June 15, 1981 - the effective date of FIN 34. The Company adopted the initial recognition and initial measurement provisions of FIN 45 and it had no material impact on the Company's results of operations and financial positions.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation, Transition and Disclosure (SFAS 148). SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS 148 also requires that disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation be displayed more prominently and in a tabular format. Additionally, SFAS 148 requires disclosure of the pro forma effect in interim financial statements. The transition and annual disclosure requirements of SFAS 148 are effective for fiscal years ended after December 15, 2002. The interim disclosure requirements of SFAS 148 are effective for interim periods beginning after December 15, 2002. As the Company has no stock-based compensation plans accounted for under SFAS 123, SFAS 148 is not applicable to the Company’s stock option plan accounting in the year ended June 30, 2003. The Company continues to apply the provisions in APB 25, as interpreted by FIN 28.

In April 2002, the FASB issued SFAS No. 145, Rescission of SFAS Nos. 4, 44 and 64, Amendment of SFAS 13, and Technical Corrections S ( FAS 145). SFAS 145 rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt (SFAS 4), SFAS No. 44, Accounting for Intangible Assets of Motor Carriers and SFAS No. 64,, Extinguishments of Debt made to satisfy Sinking-Fund requirements. As a result, gains and losses from extinguishment of debt will no longer be classified as extraordinary items unless they meet the criteria of unusual or infrequent as described in Accounting Principles Boards Opinion 30, Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. In addition, SFAS 145 amends SFAS No. 13, Accounting for Leases, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions.

SFAS 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The Company adopted all provisions of SFAS 145 in the year ended June 30, 2002. The adoption of SFAS 145 had no material impact on the Company’s results of operations or financial position.

New accounting pronouncements not adopted at June 30, 2003

In August 2001, the FASB issued SFAS No.143, Accounting for Obligations, Associated with the Retirement of Long-Lived Assets (SFAS 143). SFAS 143 establishes accounting standards for recognition and measurement of a liability at fair value for an asset retirement obligation and an addition to the associated asset retirement cost. The accretion of interest expense each period is subsequently recorded as an expense and added to the liability. SFAS 143 is effective for fiscal years beginning after June 15, 2002. The Company adopted SFAS 143 on July 1, 2003 and is currently evaluating the impact it will have on its results of operations and financial position. However, the Company does not believe that the adoption of SFAS 143 will have a material impact on its results of operations and financial position.

In November 2002, the EITF reached a final consensus related to Revenue Arrangement with Multiple Deliverables (EITF 00-21). The consensus requires that revenue arrangements with multiple deliverables should be divided into separate units of accounting if (a) a delivered item has value to the customer on stand alone basis, (b) there is objective and reliable evidence of the fair value of the undelivered item and (c) if the arrangement includes a general right of return, delivery or performance of the undelivered items is considered probable and substantially inthe control of the vendor. Arrangement consideration should be allocated among the separate units of accounting based on their relative fair value and appropriate revenue recognition criteria would be applied to each separate unit of accounting. The Company has not yet determined what effect, if any, EITF 00-21 would have on revenue and net income determined in accordance with US GAAP. The EITF agreed the effective date for the consensus will be for all revenue arrangements enteredinto infiscal periods beginning after June 15, 2003, with early adoptionpermitted. The Company is still evaluatingthe impact of this EITF on its financial statements. This EITF will be effective for the Company for revenue arrangements entered into after July 1, 2004.

In January 2003, the FASB issued FASB Interpretation No. 46, Consolidationof Variable Interest Entities - and Interpretation of ARB No. 51 (FIN 46). This interpretation of Accounting Research Bulletin No.51, Consolidated Financial Statements, addresses consolidation by business enterprises of variable interest entities, which have one or both of the following characteristics:

1.
The equity investment at risk is notsufficient to permit the entityto finance its activities without additional subordinated financial support from other parties, which is provided through other interest that will absorb some or all of the expected losses of the entity.

2.	The equity investors lack one or more of the following essential characteristics of a controlling financial interest:

	(a)	The direct or indirect ability to make decisions about the entity's activities through voting rights or similar rights.

	(b)	The obligation to absorb the expected losses of the entity if they occur, which makes it possible for the entity to finance its activities.

	(c)	The right to receive the expected residual returns of the entity if they occur, which is the compensation for the risk of absorbing the expected losses.

FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The Interpretation applies to public enterprises as of the beginning of the applicable interim or annual period.

FIN 46 may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated. The Company is still evaluating the impact of this interpretation on its financial statements. However, the Company does not believe that the adoption of FIN 46 will have a material impact on its results of operations and financial position.

In April 2003 the FASB issued SFAS No. 149, Amendment of SFAS No. 133 on Derivative Instruments and Hedging Activities (SFAS 149). SFAS 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS 133. In particular, it (1) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in SFAS 133, (2) clarifies when a derivative contains a financing component, (3) amends the definition of an underlying toconform it to the language used in FIN 45 and (4) amends certain other existing pronouncements.

SFAS 149 is effective for contracts entered into or modified after June 30, 2003, except as stated below and for hedging relationships designated after June 30, 2003.

The provisions of SFAS 149 that relate to SFAS 133 Implementation Issues that havebeen effective for fiscalquarters that began prior to June 15, 2003, should continue to be applied in accordance with their respective effective dates. In addition, certain provisions relating to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to existing contracts as well as new contracts entered into after June 30, 2003. SFAS 149 should be applied prospectively.

The Company does not expect that the adoptionof this Statement will have a material impact on its results of operations and financial position.

In May 2003 the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (SFAS 150). SFAS 150 modifies the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. SFAS 150 requires that those instruments be classified as liabilities in statements of financial position.

SFAS 150 affects an issuer's accounting for three types of freestanding financial instruments, namely:

-	Mandatorily redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets.

-	Financial instruments, other than outstanding shares, that do or may require the issuer to buy back some of its equity shares in exchange for cash or other assets.

-
Unconditional obligations that can be settled with equity shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuer's equity shares.

SFAS 150 does not apply to features embedded in financial instruments that are not derivatives in their entirety.

In addition to its requirements for the classification and measurement of financial instruments within its scope, SFAS 150 also requires disclosures about alternative ways of settling such instruments and the capital structure of entities, all of whose shares are mandatorily redeemable.

SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company is currently evaluating the impact of SFAS 150 on its results of operations and financial position.

ANNEXURE A:

Details of subsidiaries at June 30, 2003

	Issued	Percentage
Name and nature of business	capital	held

Directly owned subsidiaries
Net1 Support Services (Proprietary) Limited
Support service, software development and maintenance
and deployment of smart card technology	1	100
Net 1 Southern Africa (Proprietary) Limited	200	100
Dormant
Net1 Finance Holdings (Proprietary) Limited	100	100
Holding company of micro-finance interests
Net1 Investment Holdings (Proprietary) Limited	200	100
Patent holder and African operations, distribution of
smart cards, electronic credit card and smart card
recognition devices
Cash Paymaster Services (Proprietary) Limited	4,000	100
Distribution of social welfare grants

Indirectly owned subsidiaries
Commutercard (Proprietary) Limited	100	100
Dormant
Net1 Loyalty (Proprietary) Limited	100	100
Dormant
Net1 Payroll (Proprietary) Limited	1	100
Dormant
Moneyline Financial Services (Proprietary) Limited	1,000	100
Micro-finance: short term
New World Finance (Proprietary) Limited	1,000	100
Micro-finance: short and medium term
Milpay Pay System (Proprietary) Limited	400	100
Development and implementation of micro-finance
technological solutions
Friedland 020 Investments (Proprietary) Limited	100	100
Franchising of micro-finance solutions

Net1 Solutions (Proprietary) Limited	100	100
Dormant

Country on a Card (Proprietary) Limited	100	100
Development of loyalty programmes

Cash Paymaster Services Namibia (Proprietary) Limited	1	100
Dormant

Cash Paymaster Services Gauteng (Proprietary) Limited	100	100
Dormant

	Issued	Percentage
Name and nature of business	capital	held
Cash Paymaster Services Northern (Proprietary) Limited	100	100
Distribution of social welfare grants in Northern Province
Cash Paymaster Services Northwest (Proprietary) Limited	100	70
Distribution of social welfare grants in Northwest Province
Cash Paymaster Services Mpumalanga (Proprietary) Limited Dormant	100	100
Cash Paymaster Services Northern Cape (Proprietary) Limited	100	100
Distribution of social welfare grants in Northern Cape
Cash Paymaster Services KwaZulu-Natal (Proprietary) Limited	100	100
Distribution of social welfare grants in KwaZulu-Natal
Cash Paymaster Services Western Cape (Proprietary) Limited Dormant	100	100
Cash Paymaster Services Eastern Cape (Proprietary) Limited	100	100
Distribution of social welfare grants in Eastern Cape
Siyeza Security Services (Proprietary) Limited	100	100
Holding company of security interests
Friedland 033 Investments (Proprietary) Limited	333	100
Provision of security services in Gauteng
Sinqobile Security Services Northwest (Proprietary) Limited	100	100
Provision of pension and other security services in Northwest Province
Siyeza Security Services Northern Cape (Proprietary) Limited	100	100
Provision of pension and other security services in Northern Cape
Friedland 035 Investments (Proprietary) Limited, trading as Age Secure	100	100
Provision of financial services to pensioners

Analysis of shareholders at June 30, 2003
	Number of	Percentage	Number of	Percentage
	shareholders	of total	shares	of total

Size of holding
1 – 10 000	230	84.6	638,424	0.3
10 001 – 50 000	29	10.7	587,164	0.3
50 001 – 100 000	4	1.5	323,554	0.1
100 001 – 1 000 000	8	2.9	1,758,587	0.7
Over 1 000 000 shares	1	0.3	233,669,458	98.6
	272	100.0	236,977,187	100.0

Classification of holdings
Insurance companies, corporate bodies and deceased estates	24	8.8	852,352	0.4
Nominee companies	15	5.5	234,007,569	98.7
Individuals	233	85.7	2,117,266	0.9
	272	100.0	236,977,187	100.0

Major shareholders
Nedcor Bank			60,073,402	25.7
Belamant Serge Christiaan Pierre			14,237,841	6.1
RMB Asset Management: Momentum Life			9,642,888	4.1
African Harvest Equity Fund			7,930,000	3.4
Franklin Templeton Select Fund			6,273,100	2.7
Allan Gray Balanced Fund			4,594,538	2.0
Investec Unit Trusts			4,542,900	1.9
Allan Gray Investment Solutions			4,445,470	1.9
UT – Allan Gray			3,825,800	1.6
FirstRand Bank Limited			3,758,160	1.6